EXECUTION VERSION

Exhibit 2.1

______________________________________________________
PURCHASE AGREEMENT

by and between

TDY INDUSTRIES, LLC

and

KENNAMETAL INC.,
and solely for the limited purpose identified herein,
CUTTECH LIMITED
and
ATI HOLDINGS SAS

Dated as of September 13, 2013
______________________________________________________

PI-3545204 v7

i

EXHIBITS
Exhibit A    -    Form of Instrument of Assignment and Assumption
Exhibit B    -    Net Working Capital Statement
Exhibit C    -    Form of IP Assignment Agreement
Exhibit D    -    [Intentionally Omitted]
Exhibit E    -    Form of Transition Services Agreement
Exhibit F    -    Form of Director Resignation
Exhibit G    -    Form of Power of Attorney
Exhibit H    -    Form of Share Transfer Form regarding Stellram France Shares
Exhibit I    -    Form of cerfa Form in respect of Stellram France Shares
Exhibit J    -    Form of Auditor Resignation
Exhibit K    -    Form of Assignment and Assumption of Leased Real Property

ANNEXES
Annex A    -    Definitions
Annex B    -    List of Transferred Subsidiaries
Annex C    -    Illustration of Preliminary Purchase Price Determination

PURCHASE AGREEMENT
PURCHASE AGREEMENT (this "Agreement"), dated as of September 13, 2013, by and between TDY Industries, LLC, a California limited liability company ("TDY") and a Wholly Owned Subsidiary of Allegheny Technologies Incorporated, a Delaware corporation ("ATI"), and Kennametal Inc., a Pennsylvania corporation ("Buyer"), and solely for the purposes of Sections 1.2 and 2.2(b), Cuttech Limited, a company incorporated in England and Wales under number 1520878 and a Wholly Owned Subsidiary of ATI ("Cuttech") and ATI Holdings SAS, a French société par actions simplifiée and a Wholly Owned Subsidiary of ATI ("ATI Holdings SAS" and together with Cuttech, the "Share Sellers"). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Annex A of this Agreement.
WHEREAS, TDY and certain other Subsidiaries of ATI are engaged in the Tungsten Materials Business and conduct the Tungsten Materials Business using the Tungsten Materials Assets;
WHEREAS, the parties hereto desire that TDY sell, convey, assign, transfer and deliver to Buyer, and that Buyer purchase, acquire and accept from TDY, all right, title and interest of TDY and its Affiliates in and to the Tungsten Materials Assets used or held for use by TDY in connection with the Tungsten Materials Business (the "Transferred Assets"), in the manner and subject to the terms and conditions set forth herein;
WHEREAS, the parties hereto desire that Cuttech sell and that Buyer purchase the Stellram UK Shares, in the manner and subject to the terms and conditions set forth herein;
WHEREAS, the parties hereto desire that ATI Holdings SAS sell and that Buyer purchase the Stellram France Shares, in the manner and subject to the terms and conditions set forth herein;
WHEREAS, TDY will derive a substantial benefit from the sale of the Shares by the Share Sellers;
WHEREAS, the parties hereto desire that Buyer assume the Assumed Liabilities in the manner and subject to the terms and conditions set forth herein;
WHEREAS, at or prior to the Closing, TDY (or one of its Subsidiaries or Affiliates) and Buyer will enter into the Related Agreements; and
WHEREAS, the respective Boards of Directors of TDY and Buyer have approved this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF TUNGSTEN MATERIALS ASSETS; PURCHASE AND SALE OF SHARES; ASSUMPTION OF LIABILITIES
Section 1.1    Purchase and Sale of the Transferred Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, subject to Section 5.18, TDY shall sell, convey, assign, transfer and deliver to Buyer (or one or more Affiliates of Buyer designated by Buyer to purchase any of the Transferred Assets or any of the Shares (a "Buyer Designee")), and Buyer (or such Buyer Designee) shall purchase, acquire and accept from TDY, all right, title and interest of TDY in and to the Transferred Assets, free and clear of all Encumbrances other than Permitted Encumbrances.
Section 1.2    Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date:
(a)    Cuttech shall sell with full title guarantee free from all Encumbrances the Stellram UK Shares to Buyer (or a Buyer Designee) together with all rights attaching thereto at Closing; and
(b)    ATI Holdings SAS shall sell free from all Encumbrances the Stellram France Shares to Buyer (or an Affiliate of Buyer designated by Buyer).
Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer (or a Buyer Designee) shall purchase the Shares. The parties shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.
Section 1.3    Assumption of Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer (or a Buyer Designee) shall assume the Assumed Liabilities.
ARTICLE II
PURCHASE PRICE; CLOSING
Section 2.1    Purchase Price. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, in consideration for the sale of the Transferred Assets and the Shares (collectively, the "Sale"), Buyer shall pay, or cause to be paid, to TDY (and/or one or more Affiliates of TDY as designated by TDY) the Preliminary Purchase Price, subject to adjustment pursuant to Section 2.3 (as so adjusted pursuant to Section 2.3, the "Final Purchase Price") and shall assume the Assumed Liabilities.
Section 2.2    The Closing.
(a)    The closing of the Sale (the "Closing") shall, subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, be held at the offices of K&L Gates LLP at K&L Gates Center, 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222 (or such other place or places as the parties may mutually agree), (A) on the third Business Day after all the conditions set forth in ARTICLE VII are satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be so satisfied)); provided, however, that if such date is on or after the fifteenth (15th) day of the month, either party shall be entitled to extend the Closing Date, upon two (2) days advanced written notice to the other party, to the first Business Day (the "Accounting Period Start Date") following the last day of the calendar month in which the Closing would otherwise occur; provided that the Closing Date shall not be so extended beyond the Outside Date, or (B) on such other date as the parties may mutually agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." Except to the extent expressly set forth in this Agreement to the contrary, and notwithstanding the actual occurrence of the Closing at any particular time, the Closing shall be deemed to occur and be effective, in the United States, as of 11:59 p.m. (Eastern time) and, in any jurisdiction outside of the United States, as of the time at which the books of the Tungsten Materials Business are normally closed in such jurisdiction, in each case, on the calendar day immediately preceding the Closing Date (the "Effective Time"); provided, however, that in the event the Closing Date shall be extended to the Accounting Period Start Date, for purposes of this Agreement, the "Closing" shall be deemed to occur and be effective, in the United States, as of 11:59 p.m. (Eastern time), and, in any jurisdiction outside the United States, as of the time at which the books of the Tungsten Materials Business are normally closed in such jurisdiction, in each case, on the last day of the calendar month immediately preceding the Accounting Period Start Date. All transactions taking place at the Closing shall be deemed to occur simultaneously.
(b)    On the Closing Date, TDY (and as related to the Shares, the Share Sellers) shall deliver or cause to be delivered to Buyer the following (except as otherwise provided in Section 5.18):
(i)    the Related Agreements, duly executed by TDY or its Affiliates (to the extent each is a party thereto), to the extent not executed and delivered by such parties prior to the Closing;
(ii)    such duly executed special warranty deeds and other good and sufficient instruments of conveyance and transfer in recordable form as shall be effective to vest title in Buyer (or a Buyer Designee) to the Owned Real Property included in the Transferred Assets free and clear of Encumbrances except Permitted Encumbrances as provided in this Agreement; provided, however, that TDY and the Transferred Subsidiaries, as applicable, shall quitclaim their respective interests, if any, in and to any oil, gas and mineral rights and profits, rights and appurtenances pertaining thereto;
(iii)    the duly executed lease assignment and assumption agreements, in substantially the form attached hereto as Exhibit K, and such other instruments of conveyance and transfer as shall be effective to transfer to Buyer (or a Buyer

Designee), (A) TDY or its Affiliates' leasehold interest in the Leased Real Properties included in the Transferred Assets free and clear of Encumbrances except Permitted Encumbrances as provided in this Agreement and (B) TDY or its Affiliates’ rights under the purchase option exercised with respect to the Real Property located at Gurley, Alabama and TDY or its Affiliates’ rights of occupancy thereto;
(iv)    duly executed bills of sale and such other instruments or documents as shall be effective to vest title in Buyer (or a Buyer Designee) to the Transferred Assets hereunder;
(v)    duly executed assignment and assumption agreements and such other instruments of conveyance and transfer as shall be effective to transfer to Buyer (or a Buyer Designee) any other Contracts constituting Transferred Assets;
(vi)    duly executed transfers in respect of the Shares in favor of Buyer (or its nominee), including (A) a share transfer form (ordre de mouvement) duly executed by ATI Holdings SAS with respect to the Stellram France Shares, substantially in the form attached hereto as Exhibit H, (B) a copy of the updated share transfer register which takes into account the ownership of the Stellram France Shares and (C) a stock transfer form duly executed by Cuttech with respect to the Stellram UK Shares;
(vii)    individual shareholder accounts (comptes individuels d’actionnaires) and/or share certificates, as applicable, for the shares of each Transferred Subsidiary (or indemnities in respect of any missing certificates), to the extent applicable under the Law governing such Transferred Subsidiary;
(viii)    the statutory registers and minute books, the certificate of incorporation and any certificates of incorporation on change of name or equivalent documentation in the relevant jurisdiction of each Transferred Subsidiary, to the extent applicable under the Law governing such Transferred Subsidiary;
(ix)    a letter of resignation substantially in the form attached hereto as Exhibit F from each present director and secretary and any other officer of each Transferred Subsidiary;
(x)    keys and combinations, as appropriate, to all locks used in or at the Real Property (except to the extent such keys and combinations are in the possession of any Transferred Employee);
(xi)    a certificate of title or origin (or like documents) with respect to all vehicles that are Tungsten Materials Assets for which a certificate or title of origin is required in order for title thereto to be transferred to Buyer (or a Buyer Designee); provided, that delivery of any such certificates shall not be a condition to Closing and TDY shall use its commercially reasonable efforts to deliver such certificates on, or as promptly as practicable after, the Closing Date;
(xii)    new bank mandate forms changing signatures of accounts held in the name of each Transferred Subsidiary;
(xiii)    a duly executed power of attorney granted in favor of Buyer (or a Buyer Designee) from Cuttech granting the attorney power to vote the Stellram UK Shares until such time as the transfer of the Stellram UK Shares is registered in the name of Buyer (or a Buyer Designee), in substantially the form attached hereto as Exhibit G;
(xiv)    a cerfa form duly executed by ATI Holdings SAS, which will be registered with the French tax authorities, substantially in the form attached hereto as Exhibit I;
(xv)    a copy of a letter to each Transferred Subsidiary from its auditors resigning their office with effect from Closing, in substantially the form attached hereto as Exhibit J;
(xvi)    a certificate of an officer of TDY certifying, pursuant to Treasury Regulations Section 1.1445-2(b)(2), that TDY is not a foreign person within the meaning of Sections 1445 and 897 of the Code;
(xvii)    a certificate of good standing of TDY from the California Secretary of State, dated as of a recent date prior to Closing;
(xviii)    certificates of a duly authorized officer of (A) TDY and each of the Share Sellers, dated as of the Closing Date, certifying that attached thereto is (1) a true, correct and complete copy of the resolutions duly adopted by the board of directors (or similar governing body) of such party evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby to which it is a party, and that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date, and (2) the signatures of the officers of such party authorized to execute this Agreement and the Related Agreements to which it is a party and the other agreements and instruments contemplated hereby and thereby to which it is a party and (B) each Transferred Subsidiary, dated as of the Closing Date, certifying that attached thereto is a true, correct and complete copy of the Organizational Documents of such Transferred Subsidiary, in effect as of the Closing Date and that such Organizational Documents have not been amended or modified;
(xix)    such other instruments or documents or affidavits reasonably required by Buyer or the title company in order to insure the title of Buyer (or a

Buyer Designee) to the Real Property in accordance with the terms hereof subject only to the Permitted Encumbrances;
(xx)    a permanently memorialized copy (on a compact disc or similar electronic format) of the Data Room as of 5pm (Eastern time) on September 12, 2013, and if changed or supplemented thereafter, as of the Closing Date;
(xxi)    all other documents expressly required to be delivered by TDY or its Affiliates on or prior to the Closing Date pursuant to this Agreement;
(xxii)    a duly executed easement agreement with respect to the Real Property located in Huntsville, Alabama, in form and substance reasonably acceptable to the parties;
(xxiii)    a Tax Group exit agreement, in a form reasonably acceptable to TDY and Buyer, whereby each Transferred Subsidiary’s obligations, under that certain tax-consolidated group set up by ATI Holding SAS, terminate; and
(xxiv)    such other instruments or documents as may be reasonably requested by Buyer, in a form reasonably agreed upon by the parties, to reflect the assumption of the Assumed Liabilities or the transfer of the Transferred Assets pursuant to the terms and conditions of this Agreement.
(c)    On the Closing Date, Buyer shall deliver or cause to be delivered to TDY or its designee the following:
(i)    the Preliminary Purchase Price in immediately available funds by wire transfer to an account or accounts at such bank or banks specified by TDY at least two (2) Business Days prior to the Closing Date;
(ii)    a duly executed instrument of assumption of the Assumed Liabilities being assumed by Buyer (or a Buyer Designee), substantially in the form attached hereto as Exhibit A;
(iii)    the Related Agreements, duly executed by Buyer (or a Buyer Designee), to the extent not executed and delivered by such parties prior to the Closing;
(iv)    the duly executed lease assignment and assumption agreements for the Leased Real Properties, substantially in the form attached hereto as Exhibit K;
(v)    such other instruments or documents as may be reasonably requested by TDY, in a form reasonably agreed upon by the parties, to reflect the assumption of the Assumed Liabilities or the transfer of the Transferred Assets hereunder;

(vi)    duly executed assignment and assumption agreements and such other instruments of conveyance and transfer as shall be effective to transfer to Buyer (or a Buyer Designee) any other Contracts constituting Transferred Assets;
(vii)    certificates of a duly authorized officer of Buyer and any Buyer Designee, dated as of the Closing Date, certifying that attached thereto is (A) a true, correct and complete copy of the resolutions duly adopted by the board of directors (or similar governing body) of such Person evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements to which such Person is a party and the consummation of the transactions contemplated hereby and thereby to which it is a party, and that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date, and (B) the signatures of the officers of such Person authorized to execute this Agreement and the Related Agreements to which it is a party and the other agreements and instruments contemplated hereby and thereby to which it is a party;
(viii)    a certificate of good standing of Buyer and any Buyer Designee, dated as of the most recent date practicable, but in any event no more than ten (10) days prior to the Closing;
(ix)    a duly executed easement agreement with respect to the Real Property located in Huntsville, Alabama, in in form and substance reasonably acceptable to the parties;
(x)    all other documents expressly required to be delivered by Buyer or its Affiliates on or prior to the Closing Date pursuant to this Agreement; and
(xi)    such other instruments or documents as may be reasonably requested by TDY, in a form reasonably agreed upon by the parties, to reflect the assumption of the Assumed Liabilities or the transfer of the Transferred Assets pursuant to the terms and conditions of this Agreement.
Section 2.3    Purchase Price Adjustment.
(a)    Preliminary Purchase Price Adjustment. No later than three (3) Business Days prior to the Closing Date, TDY shall prepare and deliver to Buyer a statement setting forth its good faith estimate of (i) the Net Working Capital of the Tungsten Materials Business (the "Estimated Net Working Capital"), as of the Effective Time and as estimated in accordance with the Closing Net Working Capital Principles, and (ii) subject to Section 5.8(n), the amount of any Cash Equivalents to be held by any of the Transferred Subsidiaries as of the Effective Time (the "Estimated Closing Cash Amount"). For purposes of the calculation of Net Working Capital of the Tungsten Materials Business, all of the Transferred Assets and the Shares shall be deemed to have been conveyed as of the Effective Time (regardless of any delayed transfer pursuant to Section 5.17) and shall be included, to the extent applicable, in the calculation of the

Final Net Working Capital. For illustrative purposes only, Annex C sets forth an example of the methodology by which the Preliminary Purchase Price is to be determined.
(b)    Post-Closing Purchase Price Determination.
(i)    As soon as practicable, but in no event later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to TDY the following (collectively, the "Preliminary Adjustment Statement"):
(A)    a statement setting forth (x) a reasonably detailed calculation by Buyer of the Net Working Capital of the Tungsten Materials Business, prepared by Buyer in accordance with the Closing Net Working Capital Principles and on a basis consistent with the Preliminary Closing Net Working Capital Statement, and (y) the amount of any Cash Equivalents held by any of the Transferred Subsidiaries as of the Effective Time (together, the "Closing Adjustment Amounts"); and
(B)    a certificate of an executive officer of Buyer certifying that the Preliminary Closing Net Working Capital Statement has been prepared in accordance with the Closing Net Working Capital Principles.
(ii)    If TDY disagrees with Buyer's calculation of the Closing Adjustment Amounts, TDY shall promptly, but in no event later than forty-five (45) days after receiving the Preliminary Adjustment Statement (the "Review Period"), deliver to Buyer written notice describing its dispute by specifying those items or amounts as to which TDY disagrees, together with TDY's determination of such disputed items and amounts (a "Dispute Notice"). If TDY either gives notice that it agrees with Buyer's calculation of the Closing Adjustment Amounts or fails to deliver a Dispute Notice within the Review Period, Buyer and TDY agree that the Preliminary Adjustment Statement shall be deemed to set forth the Closing Adjustment Amounts with respect to those items that have been agreed upon or for which TDY shall have failed to deliver a Dispute Notice (and shall constitute the Final Net Working Capital and Final Closing Cash Amount). If TDY delivers a Dispute Notice to Buyer within the Review Period, TDY and Buyer will use good faith efforts to resolve the dispute during the 30-day period commencing on the date TDY delivers the Dispute Notice to Buyer (and all such discussions related thereto shall be governed by Rule 408 of the United States Federal Rules of Evidence, and any applicable similar state rule and evidence of such discussions shall not be admissible in any future proceedings between the parties). If Buyer and TDY are not able to resolve all disputed items within such 30-day period, then either party shall have the right to submit the items in dispute following the expiration of such 30-day period to KPMG LLP, or if KPMG LLP is unwilling to serve, to another mutually acceptable internationally recognized independent accounting firm (the "Accounting Firm"). The Accounting Firm shall be given reasonable access to all relevant records of the Tungsten Materials Business to calculate the Closing Adjustment Amounts. If any remaining issues in dispute are submitted to the Accounting Firm for resolution, each of Buyer and TDY will be afforded an opportunity to present to the Accounting Firm any material relating to the determination of the matters in dispute and to discuss such matters with the Accounting Firm (with any such materials to be submitted to the Accounting Firm within ten days following the expiration of the 30-day period referenced above). The Accounting Firm shall calculate, based solely on the written submissions of Buyer, on the one hand, and TDY, on the other hand, and not by independent investigation, the Closing Adjustment Amounts and shall be instructed that its calculation (A) must be made in accordance with the standards and definitions in this Agreement (including the Closing Net Working Capital Principles) and Exhibit B, and (B) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by TDY in the Dispute Notice and by Buyer in the Preliminary Adjustment Statement. The Accounting Firm shall submit such calculation to TDY and Buyer as soon as practicable, but in any event within thirty (30) days after the remaining issues in dispute are submitted to the Accounting Firm. The determination by the Accounting Firm of the Closing Adjustment Amounts, as set forth in a written notice delivered to Buyer and TDY by the Accounting Firm in accordance with this Agreement, will, in the absence of fraud or manifest error, be binding and conclusive on Buyer and TDY. In making its determination, the Accounting Firm shall act as an expert and not as an arbitrator. The scope of the disputes to be resolved by the Accounting Firm shall be limited to the determination of whether the Closing Adjustment Amounts were properly calculated in accordance with the Closing Net Working Capital Principles, and the Accounting Firm is not to make any other determination or interpretations with respect to the Agreement. The Closing Adjustment Amounts as determined after all disputes have been resolved in accordance with this Section 2.3(b)(ii) are referred to herein as the "Final Net Working Capital" with respect to the final determination of the Net Working Capital and as the "Final Closing Cash Amount" with respect to the final determination of the amount of any Cash Equivalents held by the Transferred Subsidiaries as of the Effective Time.
(iii)    Buyer and TDY shall each pay one-half of the fees and expenses of the Accounting Firm.
(iv)    In connection with TDY's review of the Preliminary Adjustment Statement, Buyer shall (i) provide reasonable access, during normal business hours and upon reasonable notice, to its employees and all work papers, schedules, memoranda and other documents prepared or reviewed by Buyer or any of its employees and accountants or other representatives during the course of its review which are relevant to the Preliminary Adjustment Statement (which access shall be provided promptly after request by TDY and/or its representatives) and (ii) use its reasonable best efforts to cause Buyer's independent accountant to communicate and cooperate with TDY and its representatives with respect to such review.
(v)    The process set forth in this Section 2.3(b) shall be the exclusive remedy of TDY and Buyer for any disputes related to the Closing Adjustment Amount, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties contained in this Agreement; provided, however, that this provision shall not prevent either party from seeking indemnification in accordance with Section 8.4 of this Agreement for Losses arising from or in connection with a breach of any representation or warranty not related to the subject matter of this Section 2.3 and the calculations made pursuant hereto.
(c)    Final Purchase Price Determination.
(i)    The Final Purchase Price shall be equal to the Preliminary Purchase Price, (w) plus, if the Final Net Working Capital as determined pursuant to Section 2.3(b)(ii) exceeds the Estimated Net Working Capital, the amount of such excess, (x) minus, if the Estimated Net Working Capital exceeds the Final Net Working Capital as determined pursuant to Section 2.3(b)(ii), the amount of such excess, (y) plus, if the Final Closing Cash Amount as determined pursuant to Section 2.3(b)(ii) exceeds the Estimated Closing Cash Amount, the amount of such excess, (z) minus, if the Estimated Closing Cash Amount exceeds the Final Closing Cash Amount as determined pursuant to Section 2.3(b)(ii), the amount of such excess (the difference between the Preliminary Purchase Price and the Final Purchase Price, the "Final Closing Adjustment").
(ii)    Buyer or TDY, as the case may be, shall, within five (5) Business Days after the determination of the Final Net Working Capital and Final Closing Cash Amount pursuant to Section 2.3(b)(ii), make payment to the other by wire transfer of immediately available funds to one or more accounts designated by the other of the amount of the Final Closing Adjustment as determined pursuant to Section 2.3(c)(i), together with interest thereon at a rate equal to the prime rate as published in The Wall Street Journal in effect on the Closing Date, for the period from the Closing Date through and including the date of payment.
Section 2.4    Allocation of Purchase Price. Within sixty (60) calendar days of the Closing, Buyer shall provide to TDY a schedule which will provide for the allocation of the Preliminary Purchase Price and the Assumed Liabilities among the Shares, the Transferred Assets and the Tungsten Materials IP assigned pursuant to the IP Assignment Agreements, in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the "Purchase Price Allocation"). The Purchase Price Allocation shall attribute such allocated amounts to TDY and the Share Sellers based on their ownership of the Shares, the Transferred Assets and the Tungsten Materials IP assigned pursuant to the IP Assignment Agreement on the date of this Agreement, which ownership allocation is set forth on Section 2.4 of the Seller’s Disclosure Schedule. The Purchase Price Allocation shall be subject to the review and consent of TDY. If TDY does not object to the Purchase Price Allocation by written notice to Buyer within thirty (30) Business Days after receipt, then the Purchase Price Allocation shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement. If TDY objects to the Purchase Price Allocation, it shall notify Buyer in writing of its objection within thirty (30) Business Days after receipt by Buyer of the Purchase Price Allocation and shall set forth in such written notice the disputed item or items and the basis for its objection, and TDY and Buyer shall act in good faith to resolve any such dispute for a period of fifteen (15) Business Days thereafter. If, within fifteen (15) Business Days of TDY’s delivery of a valid written notice of objection to the Purchase Price Allocation, Buyer and TDY have not reached an agreement regarding the disputed item or items specified in such written notice, the dispute shall be presented to the Accounting Firm, whose determination shall be binding upon the parties. The fees and expenses of the Accounting Firm in connection with the resolution of any dispute under this Section 2.4 shall be paid fifty percent (50%) by TDY and fifty percent (50%) by Buyer. If necessary, Buyer shall make appropriate adjustments to the Purchase Price Allocation to reflect the difference, if any, between the Preliminary Purchase Price and the Final Purchase Price as determined pursuant to Section 2.3. The parties shall (i) timely file all Tax Returns (including United States Internal Revenue Service Form 8594 and any supplemental filings to reflect any revisions to the Purchase Price Allocation) required to be filed in connection with the Purchase Price Allocation, and (ii) prepare and file all Tax Returns and determine all Taxes in a manner consistent with the Purchase Price Allocation. Each of the parties shall notify the other if it receives notice that any Tax Authority proposes any allocation different from that set forth on the Purchase Price Allocation. No party shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with the Purchase Price Allocation (as adjusted as a consequence of any adjustments to the Purchase Price pursuant to Section 2.3) unless required to do so under GAAP or applicable Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TDY
TDY hereby represents and warrants to Buyer that, except as set forth in the Seller's Disclosure Schedule:
Section 3.1    Organization; Capitalization.

(a)    TDY and each of the Transferred Subsidiaries is a corporation, partnership or other legal entity duly organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of the jurisdiction of its incorporation or organization. TDY and each of the Transferred Subsidiaries has all requisite corporate power and authority to own, lease and operate its assets and to carry on the Tungsten Materials Business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of the Tungsten Materials Business requires such qualification or license, except where the failure to be so qualified, licensed or in good standing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Section 3.1 of the Seller’s Disclosure Schedule sets forth for each of the Transferred Subsidiaries (i) its jurisdiction of incorporation, (ii) the number of authorized, issued and outstanding shares of each class of its share capital or other authorized, issued and outstanding equity interests, as applicable, the names of the record owner thereof, and the number of shares or percentage interests, as applicable, held by each such record owner of such share capital and (iii) the directors, secretary and accounting reference date and registered Encumbrances related thereto, as of the date hereof. All of the issued share capital of the each of the Transferred Subsidiaries has been validly issued in accordance with applicable Law and is, or as of immediately prior to Closing will be, fully paid, nonassessable (to the extent such term is applicable to the share capital of a Transferred Subsidiary) and free and clear of any Encumbrances. All of the issued and outstanding share capital or other equity interests of each Transferred Subsidiary is legally and beneficially owned by the holders set forth in Section 3.1 of the Seller’s Disclosure Schedule free and clear of any Encumbrances. Except as set forth in Section 3.1 of the Seller’s Disclosure Schedule, there are no shares of common stock, preferred stock or other equity interests of any Transferred Subsidiary authorized, reserved, issued or outstanding, and there are no preemptive rights or other options, warrants, puts, calls or other similar agreements with respect thereto (a) convertible or exchangeable into or exercisable for any securities of any Transferred Subsidiary or (b) requiring or giving any Person rights with respect to the issuance, transfer, redemption, or acquisition of any shares of capital stock (or other equity securities) of any of the Transferred Subsidiaries. The Transferred Subsidiaries are set forth on Section 3.1(b) of the Seller’s Disclosure Schedule. As of the Closing Date, there will not be any Subsidiaries of Stellram UK or Stellram France that are not Transferred Subsidiaries.
(c)    During the applicable period during which each of Stellram UK and Stellram France has been a Subsidiary of TDY and its Affiliates, all prior transfers of the Shares were made in accordance with all applicable Laws. Delivery of the Shares as contemplated in this Agreement and the Related Agreements shall convey Buyer legal and beneficial title to the Shares free and clear of all Encumbrances and any claim of the Share Sellers or any other Person.
Section 3.2    Authority Relative to this Agreement, Etc. Each of TDY and the Share Sellers has all requisite corporate or other power and authority to execute and deliver this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by each of TDY and the Share Sellers, in each case, to the extent party thereto. No other corporate proceedings on the part of ATI (and no action on the part of its stockholders), TDY, the Share Sellers or the Transferred Subsidiaries are necessary to authorize the execution, delivery and performance in accordance with the respective terms of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been (or in the case of the Related Agreements will be) duly and validly executed and delivered by each of TDY and the Share Sellers to the extent party thereto and, assuming this Agreement and such other agreements have been duly authorized, executed and delivered by Buyer (or a Buyer Designee, as applicable), each of this Agreement and such other agreements constitutes (or in the case of the Related Agreements will constitute) a legal, valid and binding agreement of TDY and the Share Sellers to the extent party thereto, enforceable against each of TDY and the Share Sellers, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.
Section 3.3    Consents and Approvals; No Violations. Neither the execution, delivery and performance of this Agreement by TDY or the Share Sellers nor the execution, delivery and performance of the Related Agreements by TDY or the Share Sellers party thereto, nor the consummation of the transactions contemplated hereby and thereby by TDY or the Share Sellers, will (a) violate any provision of the Organizational Documents of TDY, ATI, the Share Sellers or the Transferred Subsidiaries, (b) require any consent, waiver, approval, license, authorization or permit of, or filing with or notification to (collectively, the "Governmental Filings"), any Governmental Authority except for (i) filings with the United States Federal Trade Commission (the "FTC") and with the Antitrust Division of the United States Department of Justice (the "DOJ") pursuant to the HSR Act, and the rules and regulations promulgated thereunder, (ii) requirements of any foreign Regulatory Laws and Laws regulating trade or exchange or currency controls; and (iii) such other material consents, waivers, approvals, licenses, authorizations, permits, filings or notifications set forth in Section 3.3(b)(iii) of the Seller’s Disclosure Schedule, (c) conflict with, or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any obligation of TDY (in respect of the Tungsten Materials Business) or any Transferred Subsidiary under or a loss of any material benefit to which TDY (in respect of the Tungsten Materials Business) or any Transferred Subsidiary is entitled under, any of the terms, conditions or provisions of any Lease or any Material Contract, except such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations which (i) would not reasonably be expected to result in the termination, cancellation or acceleration of any material obligation of TDY (in respect of the Tungsten Materials Business) or any Transferred Subsidiary of or under any Lease or Material Contract or the creation of any Encumbrance (except for Permitted Encumbrances) upon any of the Transferred Assets or the Shares, or (ii) are set forth in Section 3.3(c)(ii) of the Seller’s Disclosure Schedule, or (d) assuming the making of the Governmental Filings and obtaining of the related approvals referred to in clause (b)(i) or (b)(ii) above, violate in any material respect any Law applicable to TDY (in respect of the Tungsten Materials Business) or any Transferred Subsidiary or by which any of its respective properties or Assets may be bound.
Section 3.4    Financial Matters. Section 3.4 of the Seller's Disclosure Schedule contains copies of the unaudited balance sheets of the Tungsten Materials Business as of December 31, 2011 and December 31, 2012 and the related unaudited statements of income for the fiscal years ended December 31, 2011 and December 31, 2012 and an unaudited interim balance sheet of the Tungsten Materials Business as of June 30, 2013 and the unaudited statement of income for the six month period ended June 30, 2013 (collectively, the "Scheduled Financial Matters"). Except as set forth in Section 3.4 of the Seller's Disclosure Schedule, the

Scheduled Financial Matters have been prepared from the books and records of TDY and the Transferred Subsidiaries and present fairly in all material respects the financial condition and the results of operations of the Tungsten Materials Business as of the dates and for the periods specified therein in accordance with GAAP (except as set forth in such Scheduled Financial Matters), subject, with respect to the interim financial statements included in the Scheduled Financial Matters, to normal and recurring year-end adjustments and the absence of disclosures normally made in footnotes to audited financial statements. All of the Scheduled Financial Matters are qualified by the fact that the Tungsten Materials Business has not operated as a separate "stand alone" entity within ATI. As a result, the Tungsten Materials Business received certain allocated charges and credits as discussed more fully in the notes accompanying the Scheduled Financial Matters. Such charges and credits do not necessarily reflect the amounts which would have resulted from arms-length transactions or which the Tungsten Materials Business would incur on a stand-alone basis.
Section 3.5    Absence of Certain Changes. Except as expressly contemplated by this Agreement and except for actions taken in connection with the separation of the Tungsten Materials Business from ATI and its Subsidiaries’ other assets and businesses, between December 31, 2012 and the date of this Agreement, (i) there has not been any change, event or development that has had or would reasonably be expected to have a Material Adverse Effect, (ii) TDY and the Transferred Subsidiaries have operated the Tungsten Materials Business in the ordinary course of business consistent with past practice in all material respects and (iii) except as set forth in Section 3.5 of the Seller’s Disclosure Schedule, none of the events described in Sections 5.1(a) through 5.1(l) have occurred (with respect to the Tungsten Materials Business).
Section 3.6    Compliance with Law, Permits. Other than with respect to any Excluded Assets or Retained Liabilities, the Tungsten Materials Business is in material compliance with applicable Law. Other than with respect to any Excluded Assets or Retained Liabilities, each of TDY and the Transferred Subsidiaries has all governmental permits, licenses, certificates, qualifications, registrations, approvals for its products, other approvals and other similar authorizations necessary for the conduct of the Tungsten Materials Business as presently conducted (the "Permits") and, except as set forth in Section 3.6 of the Seller’s Disclosure Schedule, is in material compliance with the terms of the Permits. No Transferred Subsidiary is bound by any material undertaking or commitment given by it to, or any order, judgment or direction made by, any Governmental Authority in connection with any anti-trust related matter. Notwithstanding anything contained in this Section 3.6, no representation or warranty shall be deemed to be made in this Section 3.6 in respect of any matter the subject matter of which is specifically covered by Section 3.9, Section 3.10, Section 3.12 or Section 3.13.
Section 3.7    Undisclosed Liabilities. Except (a) as disclosed, set forth or reflected or reserved against on the Scheduled Financial Matters, (b) for Liabilities incurred or permitted to be incurred pursuant to this Agreement, (c) for Liabilities incurred after December 31, 2012 in the ordinary course of business consistent with past practice, (d) for Liabilities set forth on Section 3.7 of the Seller's Disclosure Schedule, or (e) for Retained Liabilities, the Tungsten Materials Business is not subject to any Liabilities that would be required to be set forth on a balance sheet prepared in accordance with GAAP or required to be set forth in the footnote disclosures thereto, other than Liabilities which are not, individually or in the aggregate, material in amount.
Section 3.8    Litigation. Except as set forth on Section 3.8 of the Seller's Disclosure Schedule and for Actions relating to the Excluded Assets or the Retained Liabilities, (a) as of the date of this Agreement, there is not any material Action pending, or, to the Knowledge of TDY, threatened against TDY (relating to or involving the Tungsten Materials Business) or any Transferred Subsidiary and (b) during the two (2) year period prior to the date of this Agreement, there has not been any material Action pending, or, to the Knowledge of TDY, threatened in writing against TDY (relating to or involving the Tungsten Materials Business) or any Transferred Subsidiary before any Governmental Authority or arbitration tribunal. Except as set forth in Section 3.8 of the Seller's Disclosure Schedule, as of the date of this Agreement, neither TDY (in respect of the Tungsten Materials Business) nor any Transferred Subsidiary is, or during the two (2) year period prior to the date of this Agreement has been, subject to any material outstanding injunction, writ, judgment, order or decree of any Governmental Authority or arbitration tribunal.
Section 3.9    Taxes.
(a)    There are no material liens for Taxes upon the Tungsten Materials Assets, except for Permitted Encumbrances.
(b)    There is no agreement or other document extending, or having the effect of extending, the period of assessment for or collection of any material Taxes relating to the Tungsten Materials Assets by or on behalf of TDY or any of the Transferred Subsidiaries.
(c)    Each of the Transferred Subsidiaries has (i) timely filed (or had timely filed on its behalf) with the appropriate Tax Authorities all material Tax Returns required to be filed by or on behalf of it, and each such Tax Return was complete and accurate in all material respects, and (ii) timely paid (or had paid on its behalf) all Taxes shown as due and owing on such Tax Returns.
(d)    Except as set forth on Section 3.9(d) of the Seller's Disclosure Schedule, (i) each of the Transferred Subsidiaries has timely filed an IRS Form 8832 electing to be treated as a disregarded entity for U.S. federal income tax purposes from formation; and (ii) no action has been taken by TDY, any of the Transferred Subsidiaries or any other Affiliate of any of them to cause any of the Transferred Subsidiaries to be treated other than as a disregarded entity for U.S. federal income tax purposes.
(e)    There are no Tax Audits pending against any of the Transferred Subsidiaries in respect of any material Tax.
(f)    No deficiency for a material Tax has been asserted in writing or otherwise, to the Knowledge of TDY, against any of the Transferred Subsidiaries, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith.
(g)    Each Transferred Subsidiary has maintained all material records in relation to Tax for such period that is required by Law and has sufficient records to determine the Tax consequences which would arise on any disposal or realization of any asset owned at the Closing.
(h)    No Transferred Subsidiary is bound by any Tax sharing, allocation, indemnification or similar agreements under which any Transferred Subsidiary or Buyer could be liable for any Tax or Tax-related claims of any other person (other than another Transferred Subsidiary) after the Closing.
(i)    Each Transferred Subsidiary has materially complied with all transfer pricing rules that may be applicable to it in each relevant jurisdiction, and adequate documentation is available to demonstrate the criteria taken into account in determining the arm’s length terms for all material transactions and arrangements entered into or made between the Transferred Subsidiaries or between any Transferred Subsidiaries and TDY or its Affiliates.
(j)    The reorganization of TDY Holdings Limited and its Subsidiaries for the purpose of consolidating ownership of the group entities into a single holding company structure in December of 2012 complied with, and was implemented in accordance with, all applicable Tax Laws.
Section 3.10    Employee Benefit Plans; ERISA.
(a)    For purposes of this Agreement, a "Benefit Plan" shall mean each material deferred compensation, incentive compensation, equity compensation, bonus or severance plan, fund or program; each material "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each material "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, change-in-control, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by TDY, any Transferred Subsidiary or ATI or by any trade or business, whether or not incorporated, that together with TDY or ATI would be deemed a "single employer" within the meaning of section 4001(b) of ERISA (an "ERISA Affiliate"), or to which any of TDY, any Transferred Subsidiary or ATI or their Subsidiaries or an ERISA Affiliate is party, whether written or oral, for the benefit of any person primarily employed (or, in the case of the Transferred Subsidiaries, previously primarily employed) in the Tungsten Materials Business as of the date hereof. "Controlled Group Plan" means any Benefit Plan, within the meaning of the preceding sentence but without regard to the last clause thereof, for the benefit of any person employed by TDY, ATI or any ERISA Affiliate.

(b)    With respect to each written Benefit Plan, TDY has made available to Buyer in the Data Room true and complete copies of the Benefit Plan or a summary thereof, any related trust or other funding vehicle, the most recent reports or summaries required under ERISA or the Code and the most recent determination letter received from the IRS with respect to each Benefit Plan intended to qualify under Section 401 of the Code; and, with respect to each unwritten Benefit Plan, TDY has made available to Buyer in the Data Room an accurate written description of its material terms.
(c)    No liability under Title IV or Section 302 of ERISA has been incurred by ATI or its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that could present a material risk to ATI or its Subsidiaries of incurring any such liability (other than for the payment of premiums to the Pension Benefit Guaranty Corporation, all of which have been timely paid).
(d)    Except as set forth in Section 3.10(d) of the Seller’s Disclosure Schedule, no Benefit Plan which is subject to Title IV of ERISA is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, nor is any such plan described in Section 4063(a) of ERISA.
(e)    Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code, and with respect to each Benefit Plan, all contributions required by Law or the terms of the Benefit Plan have been made or, if applicable, accrued in accordance with GAAP or other applicable accounting practices.
(f)    Each Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is the subject of a determination letter to such effect from the IRS and to the Knowledge of TDY no events have occurred that could reasonably be expected to result in the loss of such qualification.
(g)    No Benefit Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits (whether or not insured) for Business Employees for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law or benefits the full cost of which is borne by the participant.
(h)    Except to the extent required by applicable Law and as set forth in Section 3.10(h) of the Seller’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Business Employee to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any Business Employee.
(i)    As of the date of this Agreement there are (i) no pending or, to the Knowledge of TDY threatened, claims, or facts that could reasonably be expected to give rise to claims, by or on behalf of any Controlled Group Plan, by any employee or beneficiary covered under any such Controlled Group Plan in their capacity as such, or otherwise involving any Controlled Group Plan (other than routine claims for benefits) which would reasonably be expected to result in material Liability to Buyer or any Transferred Subsidiary if adversely determined and (ii) no matters pending (other than routine qualification determination filings) with respect to any of the any Controlled Group Plans before any Governmental Authority which would reasonably be expected to result in material Liability to Buyer or any Transferred Subsidiary if adversely determined.
(j)    Section 3.10(a) to Section 3.10(i) do not apply in relation to employees or pension arrangements of any Transferred Subsidiary outside of the United States. With respect to any Benefit Plan that is established or maintained primarily for the benefit of employees or participants outside of the United States (each, a “Foreign Benefit Plan”): (i) such Foreign Benefit Plan has been operated and administered in all material respects in accordance with applicable Law; and (ii) all Liabilities associated with any Foreign Benefit Plan have been properly accrued in accordance with applicable Laws, the terms of such Foreign Benefit Plan, and applicable accounting principles and, to the Knowledge of TDY, no event has occurred or, by virtue of the transactions contemplated by this Agreement, is reasonably likely to occur that will materially increase the Liabilities associated with such Foreign Benefit Plan. TDY has made all written Foreign Benefit Plans, or summaries thereof, available to Buyer in the Data Room; and, with respect to each unwritten Foreign Benefit Plan (other than any Foreign Benefit Plan existing by virtue of applicable Law), TDY has made available to Buyer in the Data Room an accurate written description of its material terms.
(k)    Except as set forth in Section 3.10(k) of the Seller's Disclosure Schedule, none of the Transferred Subsidiaries has an obligation to make any payment, on the redundancy of any employee, in excess of any payment required by any applicable Law. None of the Transferred Subsidiaries has an obligation to follow any contractual redundancy procedure.
Section 3.11    Labor.
(a)    Except as set forth in Section 3.11 of the Seller's Disclosure Schedules, as of the date of this Agreement, neither TDY (with respect to the Tungsten Materials Business) nor any Transferred Subsidiary is a party to any collective bargaining agreement and, to the Knowledge of TDY, no person primarily employed in the Tungsten Materials Business as of the date hereof is represented by any union in connection with their employment by TDY.
(b)    Except as set forth in Section 3.11 of the Seller’s Disclosure Schedules, there has not been since December 31, 2011, and there is not presently pending or existing, and to the Knowledge of TDY there is not threatened against TDY (in respect of the Tungsten Materials Business) or any Transferred Subsidiary (i) any strike, slowdown, picketing, or work stoppage, (ii) any material proceeding based on the actual or alleged violation of any Law pertaining to labor relations, occupational health and safety, workplace safety, employee benefits, or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board or other labor relations board, the Equal Employment Opportunity Commission, a human rights commission or its foreign equivalent, or any other Governmental Entity, organizational activity, or any other material labor and employment dispute arising with respect to the Tungsten Materials Business, other than as is not material to the Tungsten Materials Business, or (iii) any application for certification or certification drive of a collective bargaining agent.
(c)    Non-US Pension
(i)    Other than the defined contribution scheme(s) set forth in Section 3.11(c) of the Seller’s Disclosure Schedule, none of the Transferred Subsidiaries is a party to, participates in, contributes to or is associated with any scheme, agreement, or arrangement under which it has or may have any obligation (whether legally enforceable or not) to pay or make provision for payment of any pension, lump sum, gratuity or other benefit on retirement, death, incapacity, sickness, disability or other similar circumstances of any officer or employee or former officer or employee of any of the Transferred Subsidiaries and any person whose services are or have been provided for any of the Transferred Subsidiaries (a “Relevant Person”) or the relatives or dependants of any Relevant Person.
(ii)    None of the Transferred Subsidiaries that is an English company participates as an employer in an occupational pension scheme other than a money purchase scheme (as defined in section 181 of the Pensions Scheme Act 1993).
Section 3.12    Environmental Matters. Other than with respect to any Excluded Assets or Retained Liabilities and as set forth in Section 3.12 of the Seller’s Disclosure Schedule, (a) the Tungsten Materials Business is, and has been at all times during the past two (2) years, in material compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by such entities of all Environmental Permits, and material compliance with the terms and conditions thereof); (b) there is no material Environmental Claim pending or, to the Knowledge of TDY, threatened against TDY (in respect of the Tungsten Materials Business) or any Transferred Subsidiary; (c) there have been no material Releases of Hazardous Substances on, at, in or underneath any of the Real Property; (d) there is no material Cleanup presently being conducted by TDY (in respect of the Tungsten Materials Business) or any Transferred Subsidiary on, at, in or underneath any of the Real Property; (e) to the Knowledge of TDY, neither TDY nor any Transferred Subsidiary has been named or identified as a potentially responsible party (in respect of the Tungsten Materials Business) under CERCLA or any similar state law; and (f) each of TDY (in respect of the Tungsten Materials Business) and the Transferred Subsidiaries has made available to Buyer in the Data Room true, complete and correct copies of any current Environmental Permits and any material reports, studies, analyses, tests or monitoring reports prepared by third parties and possessed by TDY (in respect of the Tungsten Materials Business) or any such Transferred Subsidiary, as applicable, pertaining to Hazardous Substances in, on, beneath or adjacent to any of the Real Property, or regarding their compliance with applicable Environmental Laws, that have been prepared since January 1, 2008, except any such materials that relate to the real property owned by TDY or its Affiliates other than in respect of the Tungsten Materials Business. Notwithstanding anything to the contrary herein, the parties hereby agree that all matters with respect to compliance with, or Liabilities arising under, Environmental Laws shall be excluded from all other representations and warranties in this ARTICLE III. The representations and warranties contained in this Section 3.12 shall be the exclusive representations and warranties with respect to such matters.
Section 3.13    Real Property.
(a)    TDY and the Transferred Subsidiaries, as applicable, have (and upon the Closing will have) good and valid title in fee simple to the Owned Real Property (excepting the interests, if any, of TDY and the Transferred Subsidiaries in and to any oil, gas or mineral rights and profits, rights and appurtenances relating thereto) and good and valid leasehold title to the Leased Real Property, in each case free and clear of all Encumbrances other than Permitted Encumbrances.
(b)    True, correct and complete copies of all Leases in effect as of the date hereof relating to the Real Property have heretofore been made available to Buyer in the Data Room. All such Leases are valid and binding obligations of TDY or the Transferred Subsidiaries, as applicable, and, to the Knowledge of TDY, of the other parties thereto, and are enforceable thereunder in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles. To the Knowledge of TDY, no lessee or landlord under any material Lease relating to Leased Real Property is in material default under any such Lease. Other than as set forth on Section 3.13 of the Seller's Disclosure Schedule, no Leases include a right or option to purchase any real property or interest therein. There is no lease, sublease, license or other occupancy agreement with respect to the Real Property except for the Leases and as set forth on Section A(8) of the Seller’s Disclosure Schedule.
(c)    Neither TDY nor any Transferred Subsidiary has received any written notice from any Governmental Authority that the Real Property is in violation of any federal, state or municipal law, ordinance, order, regulation or requirement (other than any Environmental Laws) or Permitted Encumbrance encumbering such Real Property that is continuing and would reasonably be expected to be material to the Tungsten Materials Business, and to the Knowledge of TDY, no condition exists with respect to such Real Property that would reasonably be expected to result in such violation.
(d)    Neither TDY nor any Transferred Subsidiary has received any written notice that (i) any condemnation proceeding is pending or threatened with respect to any Real Property or (ii) any zoning or building code, ordinance, order or regulation is or will be violated (except for any such violation that would not reasonably be expected to be material to the continued use of such Real Property in the Tungsten Materials Business consistent with the current use of such Real Property) by the continued maintenance, operation or use of any buildings or other improvements on any Real Property. To the

Knowledge of TDY, there is not any material curtailment, restriction or allotment of supplied utilities necessary for the operation of the Tungsten Materials Business that has occurred in the prior 12 months.
Section 3.14    Intellectual Property.
(a)    Set forth in Section 3.14(a) of the Seller's Disclosure Schedule is a list, as of the date of this Agreement, of all United States and foreign: (i) issued Patents and Patent applications; (ii) Trademark registrations, Trademark applications and Internet domain name registrations; and (iii) Copyright registrations and Copyright applications, in each case, included in the Tungsten Materials Assets and owned by TDY (whether individually or jointly with others) or owned by a Transferred Subsidiary. All such Intellectual Property, to the extent material to the conduct of the Tungsten Materials Business, is in effect and subsisting. To the Knowledge of TDY, TDY owns or has the legal right to use, free and clear of all Encumbrances other than Permitted Encumbrances, all Know-How that is included in the Tungsten Materials Assets and that is material to the conduct of the Tungsten Materials Business.
(b)    To the Knowledge of TDY, except as set forth in Section 3.14(b) of the Seller’s Disclosure Schedule, as of the date hereof, (i) the conduct of the Tungsten Materials Business and the Transferred Subsidiaries does not directly or indirectly infringe or otherwise violate in any material respect any Person's Intellectual Property, and (ii) there is no material claim of infringement or other violation of any Person’s Intellectual Property by the Tungsten Materials Business or any Transferred Subsidiary pending or threatened in writing against ATI or its Subsidiaries.
(c)    To the Knowledge of TDY, except as set forth in Section 3.14(c) of the Seller’s Disclosure Schedule, as of the date hereof, (i) no Person is infringing or otherwise violating in any material respect any Intellectual Property included in the Tungsten Materials Assets and that is owned by TDY or any Intellectual Property owned by a Transferred Subsidiary, and (ii) no claims of infringement or other violation of any Intellectual Property included in the Tungsten Materials Assets or owned by a Transferred Subsidiary are pending or threatened in writing against any Person by TDY, or any Transferred Subsidiary or their respective Affiliates. Notwithstanding anything to the contrary herein, the provisions of this Section 3.14 constitute the only representations and warranties of TDY with respect to any actual or alleged infringement or other violation of any Intellectual Property of any Person.
Section 3.15    Assets.
(a)    TDY and the Transferred Subsidiaries, in the aggregate, own, lease, license or have the legal right to use, or will at or immediately prior to the Closing, own, lease, license or have the legal right to use all material Tungsten Materials Assets, free and clear of all Encumbrances, other than Permitted Encumbrances; provided, that the foregoing shall not apply to Real Property and Intellectual Property, which are covered in Section 3.13 and Section 3.14, respectively.

(b)    The Tungsten Materials Assets, together with other Assets, the benefit of which will be provided to Buyer or one of its Subsidiaries pursuant to and subject to this Agreement or the Related Agreements, will constitute, as of Closing, in all material respects all Assets (other than (i) Non-Transferable Permits, (ii) the services of Governmental Authorities or third party utility providers (and Assets of Governmental Authorities or third party utility providers related to the provision of such services) provided to the Tungsten Materials Business of a type generally provided by Governmental Authorities or third party utility providers to similarly situated Persons and (iii) Excluded Shared Contracts) which are required for Buyer and its Subsidiaries to operate the Tungsten Materials Business substantially in the manner in which it is conducted on the date hereof; provided, that the foregoing is subject to the limitation that certain transfers, assignments, licenses, sublicenses, leases and subleases (as the case may be) of Actions, Assets, Contracts, Permits, Environmental Permits and any claim or right or benefit arising thereunder or resulting therefrom, may require the consent to transfer, assign, license, sublicense, lease or sublease (as the case may be) of a third party which has not been obtained, and that such matters are addressed in the Related Agreements and Sections 5.17 and 5.18 of this Agreement.
(c)    None of the Transferred Subsidiaries is engaged in any business other than the Tungsten Materials Business.
Section 3.16    Brokers and Finders. Except for Goldman, Sachs & Co., the fees of which will be paid by TDY or its Affiliates, in connection with the transactions contemplated by this Agreement and the Related Agreements, neither TDY nor any of the Transferred Subsidiaries have incurred or will incur any brokerage, finders' or similar fee for which any person other than TDY or its Affiliates will be liable.
Section 3.17    Contracts. Section 3.17 of the Seller's Disclosure Schedule contains a complete list, as of the date hereof, of all Contracts (other than Benefit Plans, Leases and other than any Material Contracts that are Excluded Assets) to which TDY or any of the Transferred Subsidiaries is a party or by which TDY or any of the Transferred Subsidiaries is bound, that primarily (or, with respect to clause (d), exclusively) relate to the Tungsten Materials Business, and that fall within any of the following categories (the "Material Contracts"):
(a)    each Contract with a Key Customer (other than non-disclosure agreements, purchase orders, sales orders, rebate agreements or invoices entered into in the ordinary course of business) and with respect to any Key Customer which purchases goods from the Tungsten Materials Business on a purchase order or sales order basis only, each purchase order, sales order or similar instrument pursuant to which such Key Customer purchased goods in excess of $50,000 from the Tungsten Materials Business during the last year (such sales order acknowledgements, the “Key Customer Order Acknowledgements”);
(b)    each Contract with a Key Supplier (other than (i) any such contract which is terminable by TDY or a Transferred Subsidiary, without material liability, penalty or premium on 90 or fewer days' notice and (ii) non-disclosure agreements, purchase orders, sales orders, rebate agreements or invoices entered into in the ordinary course of business);
(c)    each Contract which (i) limits the ability of TDY or a Transferred Subsidiary to compete in any material respect with any Person generally or in any geographic area in which TDY or a Transferred Subsidiary conducts the Tungsten Materials Business or (ii) contains a “most favored nations” provision;
(d)    each material Tungsten Materials IP Contract other than non-disclosure agreements, employee invention assignments, customer agreements, and similar agreements entered into in the ordinary course of business;
(e)    each Contract between TDY (in respect of the Tungsten Materials Business) or any Transferred Subsidiary, on the one hand, and ATI, TDY (other than in respect of the Tungsten Materials Business) or any of ATI’s other Affiliates (other than the Transferred Subsidiaries) on the other hand;
(f)    each Contract entered into since January 1, 2009 that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise); and
(g)    each Contract that is a material Tungsten Materials IT Asset, other than Contracts concerning generally commercially available software or hardware.
Each such Material Contract is valid, binding and enforceable against TDY or Transferred Subsidiary party thereto and, to the Knowledge of TDY, the other parties thereto in accordance with its terms, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles, and is in full force and effect in all material respects. Neither TDY nor any Transferred Subsidiary nor, to the Knowledge of TDY, any other party thereto, is in material default under or in material breach of any such Material Contract (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a material default or material breach). To the Knowledge of TDY, there are not any Contracts primarily related to the Tungsten Materials Business that are material to the operation of the Tungsten Materials Business as a whole, other than the Material Contracts, all of which are set forth in Section 3.17 of the Seller's Disclosure Schedule and have been made available to Buyer in the Data Room; provided that TDY shall provide to Buyer, no later than 15 Business Days prior to the Closing Date, a listing of the Key Customer Order Acknowledgements in lieu of putting the Key Customer Order Acknowledgements in the Data Room.
Section 3.18    Records. The accounting records and all registers, books and other records of each Transferred Subsidiary (a) are properly maintained by it or under its direct control and no notice or allegation that any of them is incorrect or should be rectified has been received and no application for the rectification of any of the statutory books and registers, including the register of members, of a Transferred Subsidiary is outstanding or threatened; (b)

except as set forth in Section 3.18 of the Seller's Disclosure Schedule, are in its possession or under its exclusive control; and (c) contain an accurate record in all material respects of the matters which they ought to record.
Section 3.19    Conflict Minerals. The Tungsten Materials Business, as currently conducted, does not and would not require TDY or its Affiliates to submit a Conflict Minerals Report pursuant to Section 13(p)(1)(A) of the Exchange Act, or make any disclosure, filing or report to the SEC pursuant to Section 13(p) of the Exchange Act or any of the rules or regulations promulgated under or pursuant to Section 13(p) of the Exchange Act, other than a Form SD disclosing that, based on a reasonable country of origin inquiry, TDY or any of its Affiliates, as the case may be, has determined that any conflict minerals necessary to the functionality or the production of products manufactured by the Tungsten Materials Business did not originate in the Democratic Republic of the Congo or an adjoining country, or such conflict minerals originated from recycled or scrap materials, and describing such reasonable country of origin inquiry.
Section 3.20    Suppliers; Customers.
(a)    Section 3.20(a) of the Seller's Disclosure Schedule lists the Key Customers. Except as set forth on Section 3.20(a) of the Seller's Disclosure Schedule, no Key Customer has terminated its business relationship with the Tungsten Materials Business, or has indicated in writing its intention to terminate its business relationship with the Tungsten Materials Business, or, to the Knowledge of TDY, otherwise indicated its intention to materially reduce the dollar sales volume it is purchasing from the Tungsten Materials Business from the level purchased by such Key Customer since January 1, 2012.
(b)    Section 3.20(b) of the Seller's Disclosure Schedule lists the Key Suppliers. Except as would not be material to the Tungsten Materials Business, no Key Supplier has indicated in writing its intention to terminate its business relationship with the Tungsten Materials Business, or, to the Knowledge of TDY, otherwise indicated its intention to terminate its business relationship with the Tungsten Materials Business or materially reduce the level of products or services supplied to the Tungsten Materials Business since January 1, 2012.
Section 3.21    Inventories. All of the Tungsten Materials Inventory is in usable and saleable condition, and is carried on the books and records of TDY and the Transferred Subsidiaries, as applicable, at actual cost, less any reserves for obsolete, damaged, defective, slow-moving or excess inventory that are necessary and adequate to reduce the net recorded amount for such items to net realizable value and as set forth on the Scheduled Financial Matters but excluding any reserves recorded under the LIFO inventory accounting method. For purposes of this Agreement, “net realizable value” is defined as the lower of cost or market, where market represents the historical range of selling prices for Tungsten Materials Inventory. Since December 31, 2012, there has not been a material change in the method of valuing the Tungsten Materials Inventory. Section 3.21 of the Seller’s Disclosure Schedule sets forth all Contracts pursuant to which material amounts of Tungsten Materials Inventory has been consigned to others.
Section 3.22    Accounts Receivable. All notes and accounts receivable of TDY (with respect to the Tungsten Materials Business) and the Transferred Subsidiaries reflected on the Scheduled Financial Matters represent valid obligations of the Tungsten Materials Business arising solely out of bona fide sales, performance of services and other business transactions in the ordinary course of business, and to the Knowledge of TDY, are not subject to any pending set-offs, counterclaims or valid defenses, other than normal cash discounts accrued in the ordinary course of business consistent with past practice and subject to allowances for bad debt recorded on the Scheduled Financial Matters.
Section 3.23    No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE III, none of TDY, ATI, the Share Sellers or any of their respective Affiliates makes any express or implied representation or warranty with respect to TDY, ATI, the Tungsten Materials Assets, the Tungsten Materials Business, the Transferred Subsidiaries, the Shares or with respect to any other information provided, or made available, to Buyer or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Except in the case of claims for fraud or intentional misrepresentation, none of TDY, ATI, the Transferred Subsidiaries, the Share Sellers, or any other Person will have or be subject to any liability or other obligation to Buyer, its Affiliates, agents or representatives or any Person resulting from the sale of the Tungsten Materials Assets and the Shares to Buyer or Buyer's use of, or the use by any of its Affiliates or Representatives of any such information, including information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or Representatives in the Data Room or any teaser, the confidential information memorandum or management presentations in connection with the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in ARTICLE III. Each of TDY, ATI, the Share Sellers and their Affiliates disclaims any and all other representations and warranties, whether express or implied. Notwithstanding anything to the contrary contained in this Agreement, none of TDY, ATI, the Share Sellers, or any of their respective Affiliates makes any express or implied representation or warranty with respect to Excluded Assets, Excluded Businesses or Retained Liabilities.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to TDY that, except as set forth in the Buyer's Disclosure Schedule:
Section 4.1    Corporate Organization and Standing. Buyer is, and at Closing any Buyer Designee will be, (a) a corporation (or in the case of any Buyer Designee, a corporation or similar entity) duly organized, validly existing and duly qualified or licensed and in good standing (in the case of any Buyer Designee, to the extent such concept is recognized under the laws of its jurisdiction of organization) under the Laws of the state or jurisdiction of its organization with full corporate or other power and authority to own, lease, use and operate its properties and to conduct its business, and (b) duly qualified or licensed to do business and is in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, be licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Buyer Material Adverse Effect (in the case of any Buyer Designee, to the extent such concept is applicable under the law such Buyer Designee’s organization).
Section 4.2    Authority Relative to this Agreement, Etc. Buyer has, and at Closing any Buyer Designee will have, all requisite authority and power to execute and deliver this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which Buyer and any Buyer Designee is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or in the case of any Buyer Designee, will be at Closing) duly and validly authorized by Buyer and any such Buyer Designee. No other corporate (or similar) proceedings on the part of Buyer (and no action on part of any stockholders of Buyer), any Buyer Designee or any Subsidiary thereof are necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements to which it is or will be a party or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Related Agreements to which Buyer or any Buyer Designee is a party have been (or in the case of the Related Agreements, will be) duly and validly executed and delivered by Buyer and/or any such Buyer Designee and, assuming this Agreement and such other agreements have been duly authorized, executed and delivered by all of the other parties hereto, each of this Agreement and such other agreements constitutes (or in the case of the Related Agreements will constitute) a legal, valid and binding agreement of Buyer and any Buyer Designee party thereto, enforceable against Buyer and any such Buyer Designee party thereto in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.
Section 4.3    Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement or the Related Agreements to which Buyer is (or any Buyer Designee, will be) a party or the consummation of the transactions contemplated hereby and thereby by Buyer or any Buyer Designee will (a) violate any provision of the Organizational Documents of Buyer or any Buyer Designee, (b) require any Governmental Filings with any Governmental Authority, except for (i) filings with the FTC and the DOJ pursuant to the HSR Act, and the rules and regulations promulgated thereunder, (ii) requirements of any foreign Regulatory Laws and Laws regulating trade or exchange or currency controls and (iii) such consents, waivers, approvals, authorizations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have a Buyer Material Adverse Effect, (c) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration or any obligation to repay or a loss of any benefit to which Buyer or any Buyer Designee is entitled under, any of the terms, conditions or provisions of any material Contract to which Buyer or any Buyer Designee is a party or by which Buyer, any Buyer Designee or any of their respective properties or Assets may be bound, except such violations, breaches, defaults, terminations, cancellations and accelerations which would not reasonably be expected to have a Buyer Material Adverse Effect or (d) assuming the making of the Governmental Filings and obtaining of the related approvals referred to in clause (b)(i) or (b)(ii) above, violate any Law applicable to Buyer or any Buyer Designee or by which any of their respective properties or Assets may be bound, except such violations which would not reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.4    Brokers and Finders. None of Buyer, any Buyer Designee or any of their respective officers, directors or employees has employed any investment banker, broker or finder or incurred or will incur any Liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement for which TDY or any Retained Subsidiary or, in the event the Closing does not occur, TDY or ATI or any of their Affiliates has or could have any Liability.
Section 4.5    Financing. As of the Closing, Buyer will have sufficient funds necessary to (a) pay the Preliminary Purchase Price (as well as the Final Purchase Price) and (b) pay all of the fees, costs and expenses incurred by Buyer or its Affiliates in connection with the transactions contemplated by this Agreement. Buyer's obligations under this Agreement are not subject to any conditions regarding Buyer's, its Affiliates', or any other Person's ability to obtain financing for the consummation of the transactions contemplated hereby.
Section 4.6    Investigations; Litigation. There is no investigation or review pending (or, to the knowledge of Buyer, threatened) by any Governmental Authority with respect to Buyer or any of its Subsidiaries which would reasonably be expected to have a Buyer Material Adverse Effect, and there are no Actions pending (or, to Buyer's knowledge, threatened) against or affecting Buyer or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Authority, in each case, which would reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.7    Solvency. Assuming satisfaction of the condition set forth in Section 7.3(a), immediately after giving effect to the transactions contemplated by this Agreement, Buyer and its Subsidiaries will be Solvent. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or TDY.
Section 4.8    Investigation by Buyer. Buyer has conducted its own evaluation of the Tungsten Materials Assets and the Tungsten Materials Business and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Tungsten Materials Assets and of its assumption of the Assumed Liabilities. Buyer confirms that TDY has made available to Buyer the opportunity to ask questions of the officers and management employees of TDY and its Affiliates and to acquire additional information about the business and financial condition of the Tungsten Materials Business.

Section 4.9    Interest in Competitors. Buyer does not own any interest(s), nor does any of its respective Affiliates insofar as such Affiliate-owned interests would be attributed to Buyer under the Regulatory Laws, in any entity or person the ownership or control of which would reasonably be expected to result in any prohibition of, or delay in, the consummation of any transaction contemplated by this Agreement.
Section 4.10    No Additional Representations; No Reliance.
(a)    Buyer acknowledges and agrees that neither TDY nor ATI nor their respective Affiliates (including the Transferred Subsidiaries), nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Tungsten Materials Assets, the Tungsten Materials Business, the Transferred Subsidiaries, the Shares or other matters that are not specifically included in this Agreement or the Seller's Disclosure Schedule. Without limiting the generality of the foregoing, neither TDY nor ATI nor their respective Affiliates (including the Transferred Subsidiaries) nor any other Person has made a representation or warranty to Buyer with respect to, and neither TDY nor ATI nor their respective Affiliates nor any other Person, shall be subject to any liability (except with respect to claims based on fraud or intentional misrepresentation) to Buyer or any other Person resulting from, TDY, ATI or their respective Representatives making available to Buyer, (i) any projections, estimates or budgets for the Tungsten Materials Business or the Transferred Subsidiaries, or (ii) any materials, documents or information relating to TDY, the Tungsten Materials Assets, the Tungsten Materials Business, the Shares or the Transferred Subsidiaries made available to Buyer or its counsel, accountants or advisors in the Data Room or any offering memorandum, confidential information memorandum, management presentation or otherwise, in each case, except as expressly covered by a representation or warranty set forth in ARTICLE III of this Agreement. In connection with Buyer's investigation of the Tungsten Materials Assets, the Tungsten Materials Business and the Transferred Subsidiaries, TDY has delivered, or made available to Buyer and its respective Affiliates and Representatives, certain projections and other forecasts including but not limited to, projected financial statements, cash flow items and other data of ATI and its Subsidiaries relating to the Tungsten Materials Business and the Transferred Subsidiaries and certain business plan information of the Tungsten Materials Business. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer and its Affiliates and Representatives shall have no claim (except with respect to claims based on fraud or intentional misrepresentation) against any Person with respect thereto. Accordingly, Buyer acknowledges that, without limiting the generality of Section 3.23, neither TDY nor ATI, nor any of their respective Representatives or Affiliates, have made any representation or warranty with respect to such projections and other forecasts and plans.
(b)    Notwithstanding anything contained in this Agreement, it is the explicit intent of the parties hereto that neither TDY nor any of its Affiliates (including ATI) are making any representation or warranty whatsoever, express or implied, beyond those expressly provided by TDY in ARTICLE III of this Agreement, including any implied warranty or representation as to suitability or fitness for a particular purpose.
ARTICLE V
COVENANTS
Section 5.1    Conduct of Business. During the period from the date of this Agreement to the Closing Date, except (i) as set forth in Section 5.1 of the Seller's Disclosure Schedule, (ii) as contemplated by this Agreement or (iii) as Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), TDY shall, and shall cause the Transferred Subsidiaries to (x) conduct the Tungsten Materials Business in all material respects in the ordinary course consistent with past practice, and (y) preserve intact the Tungsten Materials Business in all material respects, including taking reasonable steps to preserve relationships with the Key Customers and Key Suppliers. During the period from the date of this Agreement to the Closing Date, except (i) as set forth in Section 5.1 of the Seller's Disclosure Schedule, (ii) as Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as contemplated by this Agreement, and (iv) as required by Law or the terms of any existing Contract, TDY covenants and agrees that it shall not, in each case solely with respect to the Tungsten Materials Business, and shall cause the Transferred Subsidiaries not to, take any of the following actions:
(a)    permit TDY or any Transferred Subsidiary to issue any note, bond, or other debt security, or create, incur, assume or guarantee any material Indebtedness, in each case, other than (i) current liabilities, (ii) Indebtedness that will not be an Assumed Liability and (iii) intercompany loans or advances;
(b)    except in the ordinary course of the business consistent with past practice, sell or otherwise dispose of, or incur, create or assume any Encumbrance (other than Permitted Encumbrances) with respect to, any Tungsten Materials Assets, other than pursuant to transactions where the amount of consideration paid or transferred in connection with such transactions would not exceed $250,000 individually or $2,500,000 in the aggregate; provided, that TDY and the Transferred Subsidiaries shall not transfer, assign or encumber any interest in any Real Property (other than Permitted Encumbrances) other than in favor of TDY or any Transferred Subsidiary as described in Section 5.1 of the Seller's Disclosure Schedule and other than in connection with the Subdivision;
(c)    change any financial accounting method used by it relating to the Tungsten Materials Business, unless required by GAAP or applicable Law or consistent with changes made by TDY or ATI in respect of its Excluded Businesses;
(d)    amend or modify (other than by automatic extension or renewal if deemed an amendment or modification of any such Material Contract) in any material respect or consent to the termination (other than by expiration) of, or waive any material rights under, any Material Contract, other than in each case in the ordinary course of business consistent with past practice, or enter into any Contract relating primarily to the Tungsten

Materials Business (other than in each case in the ordinary course of business consistent with past practice) that (i) involves a future or potential liability or receivable, as the case may be, in excess of $250,000 or (ii) has a term greater than one year and cannot be cancelled by TDY or a Transferred Subsidiary without penalty or further payment and without more than 90 days' notice; provided, however, that this Section 5.1(d) shall not apply to the renewal of TDY’s, ATI's or any Transferred Subsidiary's director and officer liability insurance policy or employment practices liability insurance policy (in each case, as relates to the Tungsten Materials Business), in each case in the ordinary course of business;
(e)    acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets that would constitute Tungsten Materials Assets, or enter into any joint venture, strategic alliance, exclusive dealing (except in the ordinary course of business), noncompetition (except in the ordinary course of business) or similar contract or arrangement that would relate primarily to the Tungsten Materials Business;
(f)    enter into or modify any material employment, Benefit Plan, severance, change in control, termination or similar agreements or arrangements with, or grant any material bonuses, salary increases, severance or termination pay to, or otherwise materially increase the compensation or benefits of, any Business Employee, other than, in each case, in the ordinary course of business, as may be required by a binding Contract, a Benefit Plan or applicable Laws, or as applies on a substantially comparable basis to all similarly situated employees of TDY and its Affiliates;
(g)    purchase or sell any of the capital stock or other equity interests of any Transferred Subsidiary or grant or make any option, subscription, warrant, call, commitment or agreement of any character in respect of any Transferred Subsidiary’s capital stock or other equity interests;
(h)    enter into any Contract that (i) restricts or will restrict the Tungsten Materials Business after the date of this Agreement from engaging in any line of business in any geographic area or competing with any Person or (ii) contains a “most favored nation” provision (excluding, for this purpose, any conflicting terms and conditions that may contain such a provision and that TDY has not expressly agreed to accept);
(i)    enter into any collective bargaining agreement;
(j)    make any material election with respect to any of the Transferred Subsidiaries or with respect to the Tungsten Materials Business for Tax purposes to the extent any such election would have the effect of materially increasing the present or future Tax liability or decreasing any Tax asset (other than any net operating loss carryforward generated prior to the Closing) of Buyer or any Transferred Subsidiary after the Closing;

(k)    amend the Organizational Documents of any of the Transferred Subsidiaries; or
(l)    agree to take any of the foregoing actions.
Notwithstanding any provision herein to the contrary, prior to the Closing, without the consent of Buyer, TDY and each Transferred Subsidiary will be permitted to (i) declare and pay dividends and distributions of, or otherwise transfer or advance, to ATI or any Subsidiary thereof, (x) any Excluded Assets (including in connection with any "cash sweep" or cash management practices), (y) any other Assets which are not contemplated to be owned or held by Buyer pursuant to this Agreement or the Related Agreements and (z) any ATI Books and Records and (ii) make any payments under, or repay (in part or in full), any Indebtedness.
Section 5.2    Access to Information. From the date of this Agreement until the Closing, TDY will, and will cause the Transferred Subsidiaries to, give Buyer and its Representatives reasonable access to the Transferred Tungsten Materials Books and Records and to such personnel, offices and other facilities and properties of TDY (in respect of the Tungsten Materials Business) and the Transferred Subsidiaries and to furnish such other information in respect of the operation of the Tungsten Materials Business as Buyer may reasonably request; provided, that all requests for access pursuant to this Section 5.2 shall be made in writing and shall be directed to and coordinated with the Matt Engott, Commercial and General Business Counsel, or such person or persons as he/she shall designate; provided, further, that any such access shall be conducted at a reasonable time, upon reasonable advance notice to TDY, and in such a manner as not to interfere unreasonably with the operation of any business conducted by TDY or any Transferred Subsidiary; provided, further, that any such access or information request shall not involve any Phase 2 environmental assessment or other invasive sampling, investigation or work of any kind without TDY’s written approval, determined in TDY’s sole discretion. All such information and access shall be subject to the terms and conditions of the confidentiality agreement dated July 3, 2013, between Buyer and Goldman, Sachs & Co. on behalf of ATI (the "Confidentiality Agreement"). Notwithstanding anything to the contrary in this Agreement, neither TDY nor its Affiliates shall be required to disclose to Buyer or its Representatives any information (i) related to the Sale Process or TDY’s, ATI's or its Representatives' evaluation thereof including projections, financial or other information related thereto other than projections, financial or other information prepared in the ordinary course of the Tungsten Materials Business without being primarily prepared for the Sale Process, (ii) if doing so presents a reasonable risk of violating any Contract or Law to which TDY, ATI or any of their Subsidiaries is a party or to which it is subject or which it believes in good faith could result in a loss of the ability to successfully assert a claim of Privilege, (iii) if TDY, ATI or any of their Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto or (iv) if TDY, ATI or any of their Subsidiaries reasonably determines in good faith that such information is competitively sensitive. Notwithstanding the foregoing, TDY and its Affiliates shall not be required to provide any such information as and to the extent it relates to the Excluded Businesses, the Excluded Assets or the Retained Liabilities.
Section 5.3    Certain Governmental Approvals.

(a)    Subject to the terms and conditions set forth in this Agreement and without limiting Section 5.3(b)(iv) below, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, Regulatory Law) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Regulatory Laws to consummate and make effective the transactions contemplated by this Agreement, as promptly as practicable, including (a) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Authorities, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Authority in connection with any Regulatory Law, (b) the defending of any Actions, whether judicial or administrative, brought under, pursuant to or relating to any Regulatory Law challenging this Agreement or the consummation of the transactions contemplated by this Agreement, (c) the compliance with all legal requirements that may be imposed on it with respect to this Agreement or the transactions contemplated hereby and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.
(b)    Without limiting the generality of the undertakings pursuant to Section 5.3(a):
(i)    TDY and Buyer shall, as promptly as practicable, but in no event later than (x) fifteen (15) Business Days after the date hereof, file the notification and report form pursuant to the HSR Act and (y) twenty (20) Business Days after the date hereof, effect all other necessary notifications, or registrations pursuant to any applicable Regulatory Law, including to obtain the Required Antitrust Approvals, in each case as required for the transactions contemplated hereby;
(ii)    TDY and Buyer shall use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Authorities under any other applicable Regulatory Law (other than the HSR Act, which is the subject of Section 5.3(b)(i)) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals;
(iii)    TDY and Buyer shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permitted by Law, promptly furnish the other with copies of notices or other communications (or, in the case of material oral communications, advise the other of such communications (orally or otherwise)) between TDY or Buyer and their Representatives, as the case may be, or any of their respective Subsidiaries, and any Governmental Authority with respect to such transactions. TDY and Buyer shall keep each other timely apprised of any inquiries or requests for additional information from any Governmental Authority pursuant to any Regulatory Law, and shall comply promptly with any such reasonable inquiry or request. TDY and Buyer shall, to the extent permitted by Law, permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority relating to the completion of the transactions contemplated by this Agreement. TDY and Buyer each agree, to the extent possible, to consult with the other party in advance of, and, to the extent not prohibited by such Governmental Authority, to give the other party the opportunity to attend and to participate in any meeting, telephone conference or other oral communication with any Governmental Authority relating to the transactions contemplated by this Agreement. Neither party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement or withdraw its notification and report form pursuant to the HSR Act or any other filing made pursuant to any Regulatory Law unless the other party has given its prior written consent to such extension or delay;
(iv)    Buyer shall, at Buyer's sole cost, take, or cause to be taken, any and all actions and do, or cause to be done, any and all things necessary, proper or advisable to avoid, eliminate and resolve each and every impediment and obtain all Required Antitrust Approvals in connection with the consummation of the transactions contemplated by this Agreement, as promptly as practicable (but in any event at least five (5) Business Days prior to the Outside Date). The actions required by the preceding sentence will be limited as follows: Buyer shall not be required to, and shall not be required to cause its Affiliates to, (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of any assets or businesses now owned or presently sought to be acquired pursuant to the transaction contemplated hereby by Buyer or its Affiliates consisting of assets valued in excess of $60,000,000, individually or in the aggregate; (B) terminate any existing relationship, contractual right or obligation related to any assets or businesses now owned or presently sought to be acquired pursuant to the transaction contemplated hereby by Buyer or its Affiliates with a value in excess of $60,000,000 over the life of such relationship, contractual right or obligation, individually or in the aggregate; or (C) enter into agreements, including with the relevant Governmental Authority, giving effect to the foregoing clauses (A) or (B). Buyer shall, and shall cause its Affiliates to, keep TDY fully informed of all matters, discussions and activities relating to any of the matters described in or contemplated by clauses (A) through (C) of this Section 5.3(b)(iv); and
(v)    without limiting Section 5.3(b)(iv), each of TDY and Buyer (and each shall cause its Affiliates to), in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the acquisition of the Tungsten Materials Assets or the other transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the acquisition of the Tungsten Materials Assets or the other transactions contemplated by this Agreement, shall use its reasonable best efforts necessary to avoid, vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement unless, by mutual agreement, TDY and Buyer decide that action is not in their respective best interests.
(c)    In the event that (i) any Non-Material Antitrust Approval of any Governmental Authority is not obtained on or prior to the Closing Date or (ii) there exists, at such time as the conditions to the Closing shall have been satisfied or waived (other than those conditions that are satisfied by action taken at the Closing, provided that such conditions would be so satisfied), any Regulatory Law (except with respect to the Required Antitrust Approvals) that makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement (each of clauses (i) and (ii), a "Delayed Antitrust Approval"), then TDY and Buyer shall effect the Closing (including payment of the entire Preliminary Purchase Price), subject to the terms of this Agreement (including, but not limited to, Section 7.1(b)), with respect to the Tungsten Materials Assets and Assumed Liabilities outside of the jurisdiction of any such Governmental Authority or such Regulatory Law; provided, however, that the obligations of the parties hereto set forth in this Section 5.3(c) shall continue with respect to each such Delayed Antitrust Approval until such Delayed Antitrust Approval is obtained, and upon receipt of such Delayed Antitrust Approval, the parties hereto shall effect the transfer of the affected Tungsten Materials Assets and Assumed Liabilities in accordance with this Agreement. Each such transfer, upon occurrence, shall be retroactive to and be deemed to have occurred on the Closing Date. Furthermore, as of the Closing Date, TDY and Buyer shall, subject to applicable Law, enter into mutually agreeable alternative business arrangements consistent with the terms of this Agreement or other arrangements which provide Buyer with the net economic benefit or loss (after taking into account any adverse Tax consequences to TDY or ATI) of, and liability for, the affected Tungsten Materials Assets and Assumed Liabilities from and after the Closing Date and continuing until each Delayed Antitrust Approval is obtained. Notwithstanding the foregoing, in the event that any Delayed Antitrust Approval has not been obtained within twenty-four (24) months of the Closing Date, TDY shall have the right at any time thereafter, in its sole discretion, to sell any of the affected Tungsten Materials Assets, the Shares or Assumed Liabilities to a third party at a price determined in good faith by TDY to be a commercially reasonable price, and upon consummation of any such sale, (x) TDY shall pay the proceeds of such sale to Buyer (provided that TDY may reduce such payment by an amount equal to its fees and expenses (or an estimate thereof) and any incremental Taxes payable as a result of such sale) and (y) the obligations of the parties pursuant to this Section 5.3(c) (other than pursuant to the preceding clause (x)) with respect to such Tungsten Materials Assets or Assumed Liabilities shall cease.

(d)    During the period from the date of this Agreement until the Closing Date (or such later date on which all transfers of the Tungsten Materials Business and Tungsten Materials Assets contemplated by Section 5.18 have been completed), except as required by this Agreement, Buyer and its Affiliates shall not, without the prior written consent of TDY, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would reasonably be expected to have a Buyer Material Adverse Effect. Without limiting the generality of the foregoing, none of Buyer or its Affiliates shall, and shall not cause any Person to, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to materially (x) increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under any Regulatory Law; (y) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or materially increase the risk of not being able to remove any such order on appeal or otherwise; or (z) delay or prevent the consummation of the transactions contemplated by this Agreement.
(e)    Subject to the terms and conditions set forth in this Agreement, Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to obtain all Permits, if any, relating to any Export Control and Import Laws necessary for Buyer and its Affiliates, as applicable, to operate the Tungsten Materials Business in their respective names, as the case may be, and TDY shall cooperate with Buyer and its Affiliates in their efforts to obtain such Permits.
Section 5.4    Further Assurances. Except as otherwise provided in this Agreement and subject to Section 5.3 and Section 5.18, each of the parties hereto agrees to use its reasonable best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the obtaining of all necessary consents, approvals or waivers from Governmental Authorities required to be obtained by TDY or Buyer, or their respective Affiliates, in connection with the transactions contemplated by this Agreement (other than with respect to Regulatory Laws which are the subject of Section 5.3); (iii) to the extent consistent with the obligations of the parties set forth in Section 5.3, the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) the execution and delivery of such instruments, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement. TDY shall use its commercially reasonable efforts, and Buyer shall reasonably cooperate with TDY, prior to the Closing Date, to obtain all consents and approvals from applicable third parties to all Contracts of the Tungsten Materials Business, including the Contracts set forth in Section 5.4 of the Seller's Disclosure Schedule; provided that neither party shall be required to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise) to any such third party in connection with obtaining any such consents and approvals; and provided, further, that TDY shall use its reasonable best efforts, and Buyer shall reasonably cooperate with TDY, prior to the Closing Date, to obtain the consent to the assignment to Buyer of the Contracts identified under the heading “Special Consent” as set forth in Section 5.4 of the Seller's Disclosure Schedule from the applicable third party to such Contracts.
Section 5.5    Intercompany Accounts and Arrangements.
(a)    All material intercompany arrangements and agreements, whether written or oral, providing for the leasing or licensing of goods, services, tangible or intangible properties or joint activities between ATI or any of the Retained Subsidiaries, on the one hand, and TDY (in respect of the Tungsten Materials Business) or a Transferred Subsidiary, on the other hand, are set forth in Section 5.5 of the Seller’s Disclosure Schedule (the “Intercompany Agreements”). Except for the Related Agreements, all intercompany arrangements and agreements, whether written or oral, providing for the leasing or licensing of goods, services, tangible or intangible properties or joint activities between ATI or any of the Retained Subsidiaries, on the one hand, and TDY (in respect of the Tungsten Materials Business) or a Transferred Subsidiary, on the other hand, including the Intercompany Agreements, shall be terminated at TDY’s expense by TDY (or TDY shall cause such agreements to be terminated) and such agreements shall be of no further force and effect after the Closing. Effective upon the Closing, all outstanding intercompany accounts, whether payables or receivables, between ATI or any of the Retained Subsidiaries, on the one hand, and TDY (in respect of the Tungsten Materials Business) or a Transferred Subsidiary, on the other hand, shall be settled and/or cancelled by TDY (or TDY shall cause such intercompany accounts to be settled or cancelled) and such intercompany accounts shall be and of no further force and effect (it being understood that such settlement or cancellation shall not in any way affect the Related Agreements or any amounts which may be payable pursuant to the Related Agreements).
(b)    Provided TDY has satisfied its obligations under Section 5.5(a), effective as of the Closing, Buyer, on behalf of itself and its Affiliates, hereby releases TDY and its Affiliates (and their respective officers, directors and employees, acting in their capacity as such) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing, including any actions which may be deemed to have been negligent or grossly negligent, relating to or arising out of Contracts with ATI or a Subsidiary thereof or the operation or conduct of any businesses, Assets (including activities performed thereat) or operations managed or operated by, or operationally related to, directly or indirectly, the Tungsten Materials Business or the Excluded Businesses, except for any obligation pursuant to the provisions of this Agreement or the Related Agreements.
Section 5.6    Provision of Corporate Records. As soon as practicable on or after the Closing Date, as permitted by Law, TDY shall use its commercially reasonable efforts to deliver or cause to be delivered to Buyer all Transferred Tungsten Materials Books and Records then in the possession of ATI or any Retained Subsidiary, and Buyer shall use its commercially reasonable efforts to deliver or cause to be delivered to TDY all ATI Books and Records, if any, then in the possession of Buyer or its Affiliates. The foregoing shall be limited by the following specific provisions:
(a)    To the extent any document (other than that stored on electronic media) can be subdivided without unreasonable effort into two portions, one of which constitutes a Transferred Tungsten Materials Book and Record and the other of which constitutes a ATI Book and Record, such document (other than that stored on electronic media) shall be so sub-divided, and the original of the portion such document (other than that stored on electronic media) which constitutes a Transferred Tungsten Materials Book and Record shall be provided to Buyer (with a copy thereof provided to TDY) and the original of the portion such document (other than that stored on electronic media) which constitutes an ATI Book and Record shall be provided to TDY (with a copy thereof provided to Buyer).
(b)    Neither party shall be required to conduct any company-wide search or investigation of files.
(c)    For purposes of this Section 5.6, "commercially reasonable efforts" shall require deliveries of books and records that on their face are Transferred Tungsten Materials Books and Records or ATI Books and Records, as applicable, and any such specific and discrete books and records related to the Tungsten Materials Business or the Excluded Businesses, as applicable, reasonably requested in writing by either party and then in the possession of the other party.
(d)    Each party may retain copies of the books and records of the other already in its possession, and may use such books and records as reasonably required for its normal business purposes, subject to this Agreement and the Related Agreements, and subject to holding in confidence information contained in such books and records in accordance with the requirements and limitations of this Agreement including Sections 5.13 and 5.14. If either party has a reasonable concern regarding the other party's use of such books and records, such party may, upon reasonable prior written notice and at such party's expense, audit the other party's use of such books and records at times and in a manner reasonably acceptable to all parties.
(e)    Each party may refuse to furnish any Information if it believes in good faith that doing so presents, based on an opinion of counsel (which can be inside counsel), a significant risk of loss of the ability to successfully assert a claim of Privilege; provided that the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information without resulting in a loss of the ability to successfully assert a claim of Privilege.
(f)    Neither party shall be required to deliver to the other books and records or portions thereof (i) if such delivery would violate any applicable Law or (ii) which are subject to confidentiality agreements which would by their terms prohibit such delivery; provided, however, if requested by the other party, such party shall use its commercially reasonable efforts to seek a waiver of such confidentiality restriction.
(g)    TDY may redact any Information covered by this Section 5.6 as and to the extent such Information relates to the Excluded Businesses, the Excluded Assets or the Retained Liabilities.
(h)    Buyer may redact any Information covered by this Section 5.6 as and to the extent such Information relates to Buyer's business, assets or liabilities other than the Tungsten Materials Assets, the Transferred Subsidiaries and the Assumed Liabilities.
Section 5.7    Retained Names.
(a)    Following the Closing, Buyer shall and shall cause its Subsidiaries to, as soon as practicable, but in no event later than (i) thirty (30) days following the Closing Date, change their names, including making any necessary legal filings with the appropriate Governmental Authority to effectuate such change, and cause their certificates of incorporation (or equivalent organizational documents), as applicable, to be amended, to remove any reference to "ATI", or any other Retained Name, (ii) 270 days following the Closing Date, cease to use or to permit any third party to use any Retained Names, and (iii) 270 days following the Closing Date remove, strike over, or otherwise obliterate all Retained Names from all assets and other materials owned or possessed by Buyer or its Affiliates, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems, other than materials owned or possessed by Buyer or its Affiliates that are part of such party’s internal records and are not available to non-Affiliates of Buyer. Notwithstanding the foregoing, Buyer shall not, and shall cause its Affiliates and employees not to, hold themselves out as carrying on the Tungsten Materials Business as TDY or ATI.
(b)    Any use of the Retained Names by Buyer and its Affiliates (in respect of the Tungsten Materials Business) permitted by this Section 5.7 shall be subject to the following conditions:
(i)    Use of the Retained Names shall be in the same form and manner, to no greater extent (without an increase in the extent or type of uses of the Retained Names), and subject to the same standards of quality, of that in effect for the Retained Names as of the Closing Date;
(ii)    The Retained Names shall not be used in a manner that would reasonably be expected to reflect negatively on such name and marks or on ATI, TDY or any of their respective Affiliates;
(iii)    Buyer and its Affiliates shall not apply to register or register any of the Trademarks forming a part of or associated with the Retained Names;

(iv)    Any press release or similar public announcement or communication that references any of the Retained Names shall include a statement that Buyer or its Affiliates, as applicable, and TDY or its Affiliates, as applicable, are not Affiliates or otherwise related to each other;
(v)    Buyer and its Affiliates shall, in connection with all written uses of the Retained Names in connection with the Tungsten Materials Business, including on any packaging materials, displays, signs, promotional materials, forms, and websites, include a clear statement that the associated products or services are manufactured by or otherwise emanate from Buyer and not from TDY, ATI or its Affiliates (provided that Buyer may not create any new packaging or other materials); and
(vi)    Upon the expiration or termination of their respective rights under this Section 5.7, Buyer and its Affiliates hereby assign to TDY their rights, if any, to any Trademarks forming a part of or associated with the Retained Names that they may retain.
(c)    At the request of TDY, Buyer shall and shall cause its Affiliates to provide to TDY reasonable and representative samples of products and materials used or created under or in connection with this Section 5.7, in their possession, custody, or under their control bearing any of the Retained Names and shall permit TDY to inspect their premises and shall otherwise cooperate with TDY to assist TDY in ensuring that the conditions of use of the Retained Names set forth under Section 5.7(b) are complied with.
(d)    Buyer and its Affiliates shall have no other right to use any of the Retained Names except as expressly set forth in this Section 5.7.
Without limitation to any other remedies, if Buyer and its Affiliates fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of TDY or any of its Affiliates in relation to the use of the Retained Names, TDY shall (i) be entitled to seek a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 9.7, and (ii) have the right to terminate the foregoing permitted use, effective immediately. Buyer and its Affiliates shall indemnify and hold harmless TDY and its Affiliates for any Losses arising from or relating to the use by Buyer or any of its Affiliates of the Retained Names pursuant to this Section 5.7.
Section 5.8    Employee Matters. Subject to the terms of the Transition Services Agreement, the parties agree as follows:
(a)    Except to the extent otherwise required by applicable Law and subject to Section 5.8(m), not later than three (3) weeks before the Closing Date, Buyer shall, or shall cause one of its Affiliates to, offer employment to each individual primarily employed in the Tungsten Materials Business by TDY or its Affiliates as of the date of such offer (which employees are set forth on Section 5.8(a) of the Seller’s Disclosure Schedule, which Disclosure Schedule shall be updated by TDY and provided to Buyer no later than two (2) weeks before the Closing Date), subject to each person’s completion and satisfaction of Buyer’s customary pre-employment conditions, effective as of the Closing Date on terms and conditions that are, at a minimum, substantially similar to those in effect with respect to such individual as in effect as of immediately before the Closing Date and providing, for one (1) year following the Closing Date, for cash compensation (e.g., base salary or wage rate, variable compensation and long-term compensation opportunity) not less favorable than that in effect with respect to such individual immediately before the Closing Date (or, for such individuals whose principal work location is outside the United States, as otherwise required by law or local custom) and benefits which are no less favorable than those benefits Buyer customarily provides to its similarly-situated employees (after taking into account Section 5.8(b)), as applicable; provided, however, that except as otherwise set forth in any agreement (other than this Agreement or the Related Agreements) with any such employee or as required by applicable Law, nothing herein shall preclude Buyer from terminating the employment of any such employee at any time on or after the Closing. TDY shall cause its Affiliates to cooperate with Buyer to encourage such individuals to accept such offer of employment and to effect any communications, access to populations, and such other actions as may be necessary or reasonable to facilitate such employment offer. Each Business Employee who accepts such offer of employment and commences employment with Buyer or its Affiliates on his or her first regularly scheduled working day on or following the Closing Date or, if later, upon return from an approved leave of absence, shall be referred to herein as a "Transferred Employee." For the avoidance of doubt, Buyer shall not be required to offer employment to any individual primarily employed in the Tungsten Materials Business who is on long term disability (and not on an approved leave of absence) as of the date hereof.
(b)    On and after the Closing Date, Buyer shall, and as applicable shall cause its Affiliates to, give Transferred Employees service credit for purposes of eligibility, vesting and determination of the level of future benefits under any employee benefit plan maintained by Buyer or its Affiliates for the benefit of similarly situated employees (after taking into account seniority or length of service with TDY and its Affiliates; provided, however that no Transferred Employee shall be entitled to participate in any benefit plan of Buyer or its Affiliate that is frozen or closed to new entrants), except to the extent that such recognition would result in a duplication of benefits for service with TDY or any of its Affiliates prior to the Closing Date, but in any event only to the extent such service was recognized under a Benefit Plan immediately prior to the Closing Date.
(c)    Except as otherwise specifically provided in this Section 5.8, as of the Closing Date, with respect to any Liability or obligation to, or in respect of, any Transferred Employee not otherwise provided for in this Agreement, whether arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) on or after the Closing Date, Buyer shall assume and be solely responsible for all such Liabilities and obligations whatsoever with respect to Transferred Employees to the extent such Liabilities and obligations (i) arise or arose in connection with the conduct or operation of the Tungsten Materials Business (exclusive of wages (including bonuses and commissions), incentive compensation, equity compensation, severance, and Benefit Plan contributions payable and/or accrued in respect of the period before the Closing Date, which shall be paid by TDY or its Affiliates (unless any such items are accrued as current liabilities or adjustments specified in the calculation of the Final Net Working Capital)) or (ii) arise or arose under Title VII of the United States Civil Rights Act of 1964, the United States Civil Rights Act of 1991, the United States Age Discrimination in Employment Act of 1967, the United States Equal Pay Act, the Americans with Disabilities Act of 1990, the United States Employee Retirement Income Security Act of 1974, the United States Health Insurance Portability and Accountability Act of 1996 and all other United States federal, state or local statutes regulating the terms and conditions of employment, or under the common law or in equity, including any claims for wrongful discharge or otherwise. Buyer agrees to reimburse TDY, as soon as practicable but in any event within thirty (30) days of receipt from TDY of appropriate verification, for all costs and expenses actually paid by TDY or its Affiliates after the Closing Date to the extent that the Liabilities related to such costs and expenses have been assumed by Buyer pursuant to the foregoing provisions of this subsection (c).
(d)    To the extent permitted by Law, Buyer shall, and as applicable shall cause its Affiliates to, (i) cause any preexisting condition restrictions, other restrictions or waiting periods under employee benefit plans of Buyer or its Affiliates to be waived to the extent necessary to provide immediate coverage to each Transferred Employee who was covered as of the Closing Date under Benefit Plans that provide medical or dental benefits and (ii) cause any employee benefit plan of Buyer or its Affiliates which is a welfare benefit plan to apply any amounts paid under a welfare benefit plan of TDY or any of its Affiliates by a Transferred Employee as deductibles and coinsurance during the plan year in which the Closing Date occurs toward deductible, coinsurance and out-of-pocket limits under such plan of Buyer or its Affiliates for the plan year in which the Closing Date occurs (with appropriate adjustments for differences in plan years).
(e)    Without limiting the provisions of subsection (a) above, for a period of one (1) year following the Closing Date, Buyer shall, or shall cause its Affiliates to, maintain a severance plan for the Transferred Employees which provides for cash severance in the amount and upon the terms and conditions (i.e., events of eligibility) substantially similar to the cash amounts and terms and conditions as in effect on the date hereof in respect of existing employees of Buyer on the date of this Agreement (exclusive of change in control, equity acceleration, tax gross up, welfare benefit and any similar provisions in any such severance program).
(f)    Buyer shall, and shall cause its Affiliates to, honor all accrued but untaken vacation credited to Transferred Employees under the paid time off plans of TDY and its Affiliates that has not been cashed out on or before the Closing Date and provide that, with respect to each Transferred Employee, for a period of not less than one (1) year following the Closing Date, the rate of accrual of hours of vacation or other paid-time-off for employment with Buyer or its Affiliates after the Closing shall not be less than such rate of accrual with TDY or its Affiliates immediately prior to the Closing.

(g)    TDY or its Affiliates shall be solely responsible for all Liabilities under the 401(k) Plan of ATI (the "ATI 401(k) Plan"). Buyer or an Affiliate of Buyer shall establish or maintain a defined contribution plan and trust intended to qualify under Section 401(a) and Section 501(a) of the Code that on or after the Closing Date shall accept a contribution, in cash or, to the extent of any notes associated with the outstanding balance of any loans to Transferred Employees, in kind, attributable to any eligible rollover distribution (within the meaning of Section 401(a)(31) of the Code) of the benefit of a Transferred Employee under the ATI 401(k) Plan; provided, that the obligation to accept such a rollover in kind shall expire twelve (12) months after the Closing Date (or at such other time as Buyer and TDY may mutually agree).
(h)    Effective as of the Closing Date, TDY (or its Affiliates) shall retain and be solely responsible for the Liabilities and obligations to or in respect of Transferred Employees under any Benefit Plan not sponsored by a Transferred Subsidiary, except as otherwise provided in Section 5.8(k).
(i)    TDY (or its Affiliates) shall retain and be solely responsible for all Liabilities and obligations with respect to Transferred Employees under all United States defined benefit pension plans that are maintained by TDY or any of its Affiliates and that are intended to be "qualified" within the meaning of Section 401(a) of the Code, including without limitation the Allegheny Technologies Incorporated Pension Plan, and accordingly there shall be no transfer of assets or liabilities among TDY, Buyer, any of their Affiliates or their respective plans in respect of such defined benefit pension plans.
(j)    TDY (or its Affiliates) shall retain and be solely responsible for all Liabilities to Transferred Employees under each post-retirement welfare benefit plan maintained by ATI or its Subsidiaries for Business Employees whose principal work location is in the United States as of the Closing Date. TDY (or its Affiliates) shall provide and be solely responsible for any continuation coverage required under Section 4980B of the Code, Part 6 of Title I of ERISA or applicable state law ("COBRA") in respect of each Business Employee whose "qualifying event" (as defined in COBRA) occurs on or prior to the Closing Date. TDY shall provide any certificates of creditable coverage under the Health Insurance Portability and Accountability Act of 1996 required by reason of transactions contemplated by this Agreement.
(k)    The Assumed Collective Bargaining Agreement and the Multiemployer Plan will be addressed as follows:
(i)    Buyer shall negotiate in good faith with the International Association of Machinists and Aerospace Workers, AFL-CIO, Local Lodge No. 2530 and use its reasonable best efforts to assume the Assumed Collective Bargaining Agreement, and effective upon the Closing, Buyer shall have the sole responsibility for all Liabilities under the Assumed Collective Bargaining Agreement (arising on or after the Closing Date), including, without limitation, the obligation to make contributions on behalf of the Transferred Employees to the multiemployer plan identified in Section 5.8(k) of the Seller’s Disclosure

Schedule(the "Multiemployer Plan"). Buyer shall be obligated to contribute to the Multiemployer Plan for substantially the same number of contribution base units for which TDY had an obligation to contribute for the Business Employees covered by the Assumed Collective Bargaining Agreement immediately prior to the Closing Date (which obligation shall be interpreted in a manner consistent with Section 4204(a)(1)(A) of ERISA).
(ii)    Buyer and TDY intend that the sale of assets under this Agreement shall constitute a sale of assets under Section 4204 of ERISA in order to avoid the immediate imposition of complete or partial withdrawal liability on TDY to the Multiemployer Plan with respect to the Tungsten Materials Business. Accordingly, Buyer and TDY agree to take all actions necessary to comply with Section 4204 of ERISA, including using reasonable good faith efforts to persuade the Multiemployer Plan that Section 4204 of ERISA applies, amending this Agreement if necessary to meet the specific requirements of the Multiemployer Plan to comply with Section 4204 of ERISA, and, subject to clause (iii) below, Buyer’s provision to the Multiemployer Plan for a period of five (5) plan years (defined by the Multiemployer Plan), commencing with the first plan year beginning after the Closing Date, of a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, or an amount held in escrow by a bank or similar financial institution, satisfactory to the Multiemployer Plan (such bond or escrow shall be in satisfaction of Section 4204(a)(1)(B) of ERISA), and which bond or escrow shall be paid to the Multiemployer Plan if Buyer withdraws from the Multiemployer Plan, or fails to make a contribution when due, at any time during the first five plan years beginning after the Closing Date, and such bond or escrow (unless waived by the Multiemployer Plan) shall be in an amount equal to the greater of:
(A)    the average annual contribution required to be made by TDY to the Multiemployer Plan with respect to the Tungsten Materials Business under the Assumed Collective Bargaining Agreement for the three plan years preceding the plan year in which the Closing Date occurs, and
(B)    the annual contribution that TDY was required to make to the Multiemployer Plan with respect to the Tungsten Materials Business under the Assumed Collective Bargaining Agreement for the last plan year prior to the plan year in which the Closing Date occurs.
If, despite the reasonable good faith efforts of the parties to have the sale of the Tungsten Materials Assets treated as a sale of assets under Section 4204 of ERISA, the Multiemployer Plan nevertheless determines that Section 4204 of ERISA has not been satisfied, TDY shall be solely liable for any withdrawal liability incurred as of the Closing Date due to the sale of the Tungsten Materials Assets hereunder and the following provisions of this Section 5.8(k) shall be inapplicable.
(iii)    The cost of each bond, escrow or other surety device, if not waived, shall be paid by Buyer, and Buyer shall be the sole obligor thereunder. At Buyer’s sole discretion, and in lieu of the bond or escrow described in clause (ii) Buyer may prepare and submit to the Multiemployer Plan or the Pension Benefit Guaranty Corporation a request for a waiver, variance or exemption from the bond or escrow requirement, and TDY shall cooperate with Buyer in connection with such filing. Buyer shall provide written evidence to TDY that Section 4204(a)(1)(B) of ERISA has been timely satisfied or a waiver, variance, or exemption has been approved, as applicable.
(iv)    In the event that any withdrawal liability is imposed on Buyer by the Multiemployer Plan during any period when TDY is primarily or secondarily liable for such liability pursuant to Section 5.8(k)(ii) or 5.8(k)(vi), Buyer shall use its reasonable good faith efforts to obtain and negotiate the lowest practicable amount thereof, subject to mutual agreement among Buyer and TDY (and in coming to an agreement, each of the parties agree to not unreasonably withhold or delay their consent).
(v)    If Buyer withdraws from a Multiemployer Plan in a complete or partial withdrawal with respect to the Tungsten Materials Business and withdrawal liability is imposed upon and paid by Buyer with respect to such complete or partial withdrawal, Buyer shall be responsible for all withdrawal liability applicable under Title IV of ERISA to such complete or partial withdrawal.
(vi)    To the extent required under Section 4204(a)(2) of ERISA, if Buyer withdraws from the Multiemployer Plan in a complete or partial withdrawal with respect to the Tungsten Materials Business during the first five (5) plan years beginning after the Closing Date, and Buyer fails to pay all or any portion of its withdrawal liability payments to such Multiemployer Plan, TDY shall be secondarily liable to such Multiemployer Plan for any withdrawal liability amount not paid by Buyer.
(l)    Nothing in this Section 5.8 shall (i) amend, or be deemed to amend, any Benefit Plan or restrict Buyer’s or its Affiliates’ right to amend or terminate any benefit plan of Buyer or an Affiliate, as applicable, (ii) provide any Person not a party to this Agreement with any right, benefit or remedy with regard to any Benefit Plan or a right to enforce any provision of this Agreement, or (iii) require Buyer or its Affiliates to continue the employment of any Person, or otherwise interfere with Buyer’s (or its Affiliate’s) right to discharge, demote, or reassign any individual at any time.
(m)    This Section 5.8 shall not apply to the employees of the Transferred Subsidiaries whose employment with the relevant Transferred Subsidiary shall continue after Closing and whose terms and conditions of employment will be governed by applicable Contracts and applicable Laws.
(n)    At the Closing the Transferred Subsidiaries shall have cash available in an amount equal to the accrued state pension obligations for employees in France, Germany and Italy (which as of June 30, 2013 was approximately $1,400,000) and such cash shall be deemed not to be a Cash Equivalent and such cash shall be transferred to Buyer at Closing.

Section 5.9    Real Property Matters. Prior to the Closing Date, TDY shall: (a) use commercially reasonable efforts to initiate, prosecute and complete in accordance with all governmental requirements, the Subdivision; provided, that if the Subdivision is not completed on or prior to the Closing Date, TDY shall enter into a short term lease and agreement of sale with Buyer at the Closing to effectuate the intent of the parties to transfer the parcel as soon as practicable following the completion of the Subdivision, in form and substance reasonably satisfactory to TDY and Buyer; (b) proceed diligently toward acquiring fee simple title to the real property located at 148 Little Cove Road, Gurley, Alabama currently leased by TDY and for which the option to purchase has been exercised by TDY; and (c) exercise the purchase option related to the Leased Real Property located in Grant, Alabama and if requested by Buyer enter into negotiations with the landlord to extend the Lease related to such Leased Real Property on terms presented by Buyer.
Section 5.10    Post-Closing Access to Information. For a period of five (5) years from the Closing Date, except as prohibited by applicable Law, TDY and Buyer shall, subject to compliance by the other with the provisions of Section 5.13 and any Related Agreements, afford to each other and to each other's Representatives reasonable access and duplicating rights (with copying costs to be borne by the requesting party) during normal business hours to all books and records, documents and other information (collectively, "Information") within the knowledge, possession or control of the other party or its Affiliates solely to the extent relating to (a) in the case of requests by Buyer, the Tungsten Materials Business, Tungsten Materials Assets, Assumed Liabilities or Transferred Employees and (b) in the case of requests by TDY, the Excluded Businesses, the Excluded Assets or the Retained Liabilities, insofar in each case as such access is reasonably required by TDY or Buyer or any of their Subsidiaries or Affiliates for legitimate business reasons and does not violate any applicable Law or any confidentiality obligations applicable to TDY or Buyer or any of their Subsidiaries or Affiliates, as the case may be (and shall use reasonable efforts to cause persons or firms possessing relevant Information to give similar access) and, to the extent practicable, such Information is identified by the requesting party with reasonable specificity; provided, however, that no party shall be required to disclose any Information if (i) it believes in good faith that doing so presents a significant risk, based on an opinion of counsel (which can be inside counsel) of resulting in a loss of the ability to successfully assert a claim of Privilege or (ii) TDY or any of its Affiliates, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a litigation (other than a litigation with respect to a claim for indemnification under this Agreement) and such information is reasonably pertinent thereto; provided, further, that, in the case of clause (i) above, the parties hereto shall reasonably cooperate in seeking to find a way to allow disclosure of such information without resulting in a loss of the ability to successfully assert a claim of Privilege; provided, further, that TDY and its Affiliates shall not be required to provide Buyer or its Representatives with any information related to the Sale Process or TDY's or its Representatives' evaluation thereof, including projections, financial or other information related thereto other than projections, financial or other information prepared in the ordinary course of the Tungsten Materials Business without being primarily prepared for the Sale Process. Without limiting the generality of the foregoing, Information may be requested under this Section 5.10 for audit and accounting purposes and in connection with Actions, as well as for purposes of fulfilling disclosure and reporting obligations. Notwithstanding anything herein to the contrary, following Closing and for as long as such retention is required in accordance with TDY (or ATI’s) corporate records and information policies, as in effect as of the date hereof, or applicable Law (with the longer durational requirement to govern), Buyer shall retain all medical and exposure records of Business Employees and afford TDY and its Affiliates and Representatives with reasonable access to such medical and exposure records.
Section 5.11    Production of Witnesses and Individuals. From and after the Closing Date, TDY and Buyer shall use and shall cause their respective Subsidiaries to use reasonable efforts to make available to each other, upon written request, their respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such person may reasonably be required in connection with any Actions in which the requesting party may from time to time be involved relating to the conduct of the Tungsten Materials Business or the Excluded Businesses. TDY and Buyer agree to reimburse each other for reasonable out-of-pocket expenses (other than officers' or employees' salaries) incurred by the other in connection with providing individuals and witnesses pursuant to this Section 5.11. Subject to the terms and conditions of Article VIII, in the event that TDY, Buyer or their respective Affiliates shall participate in any Action concerning the Tungsten Materials Business conducted prior to the Closing Date, including the Powders Litigation, the parties shall, upon the request of the party involved in such Action, cooperate fully with such party in connection therewith, subject to reimbursement by the requesting party for reasonable out-of-pocket expenses of the cooperating party. Notwithstanding the foregoing, the provisions of this Section 5.11 shall not apply to Actions brought between TDY and its Affiliates, on the one hand, and Buyer and its Affiliates on the other hand.
Section 5.12    Retention of Records. Except when a longer retention period is otherwise required by Law or agreed to in writing, including as set forth in Section 6.4, TDY (in respect of the Tungsten Materials Business) and its Affiliates shall retain, in accordance with their respective records control schedule policy existing from time to time, copies of all Information relating to the Tungsten Materials Business and the Excluded Businesses, respectively. The parties hereto agree that upon written request from the other that certain Information relating to the Tungsten Materials Business or the transactions contemplated hereby be retained in connection with an Action, the parties shall use reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting party.
Section 5.13    Confidentiality.

(a)    For a period of ten (10) years from the Closing Date, TDY and Buyer shall hold and shall cause their respective Affiliates to hold, and shall each use their reasonable best efforts to cause their respective Representatives to hold, in strict confidence and not to disclose or release without the prior written consent of the other party, any and all Confidential Information (as defined herein); provided, that the parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations, TDY or Buyer, as the case may be, will be responsible or (ii) if the parties hereto, their Affiliates or their Representatives are compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of independent legal counsel, by other requirements of Law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, TDY or Buyer, as the case may be, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both parties will reasonably cooperate in obtaining (each at their own expense). In the event that such appropriate protective order or other remedy is not obtained, the party who is required to disclose such Confidential Information shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed. As used in this Section 5.13, "Confidential Information" shall mean all proprietary technical, economic, environmental, operational, financial and/or other business Information or material of one party which, prior to or following the Closing Date, has been disclosed by TDY or its Affiliates, on the one hand, or Buyer or its Affiliates, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, in each case including pursuant to the access provisions of Section 5.10 hereof or any other provision of this Agreement or any Related Agreement, (A) in the case of TDY and its Affiliates and Representatives, to the extent relating to the Tungsten Materials Business or the Tungsten Materials Assets prior to the Closing or (B) in the case of Buyer and its Affiliates and Representatives, to the extent relating to the Excluded Assets, the Retained Liabilities or the Excluded Businesses, including (a) ideas and concepts for existing products, processes and services; (b) specifications for products, Equipment and processes; (c) manufacturing and performance specifications and procedures; (d) engineering drawings and graphs; (e) technical, research and engineering data; (f) formulations and material specifications; (g) laboratory studies and benchmark tests; (h) service and operation manuals; (i) quality assurance policies, procedures and specifications; (j) evaluation and/or validation studies; (k) pending patent applications; (l) all other know-how, methodology, procedures, techniques and trade secrets related to research, engineering, development and manufacturing; and (m) business information, including marketing and development plans, forecasts, research and development agreements, and customer and vendor information (except to the extent that such Information can be shown to have been (1) in the public domain through no fault of such party or its Affiliates (including, in the case of TDY, any of the Retained Subsidiaries or, in the case of Buyer, any of its Subsidiaries) or (2) lawfully acquired from other sources by the party (or its Affiliates) to which it was furnished including pursuant to this Agreement or the Related Agreements; provided, however, in the case of (2) that such sources did not provide such Information in breach of any confidentiality or other legal obligations). Notwithstanding the foregoing, nothing herein shall prevent (1) ATI or its Subsidiaries or Affiliates or their respective Representatives from disclosing or using any Confidential Information used or held for use in any Excluded Business or (2) Buyer or its Affiliates or their respective Representatives from disclosing or using any Confidential Information used or held for use in the Tungsten Materials Business from and after the Closing.
(c)    Notwithstanding anything to the contrary set forth herein, (i) TDY and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between TDY or any of its Affiliates (or Buyer or any of its Affiliates with respect to the Tungsten Materials Business), on the one hand and any employee of TDY or any of its Affiliates, or Buyer or any of its Affiliates, on the other hand shall remain in full force and effect. Confidential Information of TDY and its Affiliates, on the one hand, or the Tungsten Materials Business, on the other hand, in the possession of and used by the other as of the Closing Date may continue to be used by TDY or its Affiliates, or Buyer or its Affiliates, as the case may be, in the operation of their businesses, so long as the Confidential Information is maintained in confidence and not disclosed in violation of this Agreement. Such continued right to use may not be transferred to any third party (other than an Affiliate of a party hereto) unless the third party purchases all or substantially all of the business and Assets in one transaction or in a series of related transactions for which or in which the relevant Confidential Information is used or employed.
(f)    Notwithstanding the foregoing in this Section 5.13, to the extent that a Related Agreement or another Contract pursuant to which a party hereto is bound provides that certain Confidential Information shall be maintained confidential on a basis that is more protective of such Confidential Information or for a longer period of time than provided for in this Section 5.13, then the applicable provisions contained in such Related Agreement or other Contract shall control with respect thereto.
Section 5.14    Non-Competition.
(a)    Commencing on and for a period of three (3) years following the Closing Date, TDY shall not, and shall cause ATI and the Subsidiaries of ATI not to, develop, manufacture, market or sell the Products (the "Prohibited Activities").
(b)    Notwithstanding the foregoing, the parties agree that nothing herein shall prohibit TDY or ATI or any of their respective Subsidiaries from:

(i)    acquiring or investing in any Person, or the assets thereof, if less than ten percent (10%) of the gross revenues, assets and income of such Person or assets (based on such Person's latest annual audited consolidated financial statements) are generated directly from the Prohibited Activities;
(ii)    acquiring or investing in any Person, or the assets thereof, if ten percent (10%) or more than ten percent (10%), but not more than thirty percent (30%) of the gross revenues, assets and income of such Person or assets (based on such Person's latest annual audited consolidated financial statements) are generated directly from the Prohibited Activities; provided, that within one (1) year of such acquisition, TDY, ATI or any of their respective Subsidiaries enter into a definitive agreement to divest themselves of all or substantially all of the assets or operations so acquired that are engaged in any of the Prohibited Activities (and use commercially reasonable efforts to consummate such transaction within such one (1) year period);
(iii)    acquiring, solely as an investment, securities of any Person traded on any national securities exchange if TDY, ATI or their respective Subsidiary, as applicable, is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) of the outstanding voting power of such Person; or
(iv)    acquiring or investing in any equity interest in any Person through any employee benefit plan of TDY, ATI or any of their respective Subsidiaries.
(c)    The parties agree that, notwithstanding anything to the contrary in Section 5.13(a), the provisions of Section 5.13(a) shall not prohibit (i) TDY or any of its Subsidiaries or Affiliates from performing under any Contract or Shared Contract or owning or operating any other Asset that constitutes a Tungsten Materials Asset which is not transferred, conveyed or assigned to Buyer or one of its Subsidiaries as of the Closing Date or (ii) TDY or any of its Subsidiaries or Affiliates from performing its obligations under this Agreement or any Related Agreement.
(d)    The term "Products" shall mean the following: (i) carbide tool systems, specialty abrasives, carbide burrs and routers and thread cutting and thread rolling tools for use in metal cutting and metal finishing; (ii) rough mold, semi-finished and finished cemented tungsten heavy alloy components; and (iii) tungsten powder, tungsten carbide powder, coarse tungsten powder, crystalline tungsten powder, granulated tungsten powder, prepared tungsten powder, and tungsten heavy alloy blends.
Section 5.15    Mail and Other Communications; Accounts.
(a)    After the Closing Date, each of TDY and its Affiliates and Buyer and its Affiliates may receive mail, packages and other communications (including electronic communications) properly belonging to the other (or the other's Affiliates). Accordingly, at all times after the Closing Date, each of TDY and Buyer authorizes the other and their respective Affiliates to receive and open all mail, packages and other communications received by it and not unambiguously intended for the other party (or its Affiliates) or any of the other party's (or its Affiliates') officers or directors, and to retain the same to the extent that they relate to the Tungsten Materials Business (in the case of receipt by Buyer and its Affiliates) or the Excluded Businesses (in the case of receipt by TDY and its Affiliates), or to the extent that they do not relate to the Tungsten Materials Business (in the case of receipt by Buyer and its Affiliates) or the Excluded Businesses (in the case of receipt by TDY and its Affiliates), the receiving party shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications (or, in case the same relate to both the Tungsten Materials Business and the Excluded Businesses, copies thereof) to the other party. The provisions of this Section 5.15 are not intended to, and shall not be deemed to, constitute an authorization by either TDY or Buyer to permit the other to accept service of process on its behalf, and neither party is or shall be deemed to be the agent of the other for service of process purposes.
(b)    All payments and reimbursements received by TDY or its Affiliates in connection with or arising out of the Tungsten Materials Business, the Tungsten Materials Assets or the Assumed Liabilities after the Closing shall be held by such Person in trust for the benefit of Buyer and, immediately upon receipt by such Person of any such payment or reimbursement, such Person shall pay over to Buyer the amount of such payment or reimbursement, without right of set off.
(c)    All payments and reimbursements received by Buyer or its Affiliates in connection with or arising out of the Excluded Assets, Retained Liabilities or Excluded Businesses, after the Closing shall be held by such Person in trust for the benefit of TDY and, immediately upon receipt by such Person of any such payment or reimbursement such person shall pay over to TDY the amount of such payment or reimbursement without right of set off.
Section 5.16    Compliance with WARN Act and Similar Statutes. Buyer agrees that it shall, and shall cause its Subsidiaries to, comply with the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") and any applicable state, local and foreign plant closing and layoff law as it relates to any site of employment of the Tungsten Materials Business. Buyer agrees to, and shall cause its Subsidiaries to, indemnify, defend and hold harmless TDY and its Affiliates from and against any and all Losses which TDY and its Affiliates may incur in connection with any Action or claim of violation brought against TDY and any Affiliate under the WARN Act or any state, local and foreign plant closing and layoff law, which relate, in whole or in part, to actions taken by Buyer or any of its Subsidiaries following the Closing Date with regard to any site of employment of the Tungsten Materials Business. TDY shall take all actions required under the WARN Act in connection with the termination of the Transferred Employees by TDY or its Affiliates prior to, or in connection with, the Closing.
Section 5.17    Shared Contracts.
(a)    With respect to Shared Contractual Liabilities pursuant to, under or relating to a given Shared Contract, such Shared Contractual Liabilities shall, unless otherwise allocated pursuant to this Agreement or a Related Agreement, be allocated between TDY and Buyer as follows:
(i)    If a Liability is incurred exclusively in respect of the Tungsten Materials Business or the Excluded Businesses, such Liability shall be allocated to Buyer (in respect of the Tungsten Materials Business) or TDY (in respect of the Excluded Businesses);
(ii)    If a Liability cannot be so allocated under clause (i) above, such Liability shall be allocated to TDY or Buyer, as the case may be, based on the relative proportions of total benefit received (over the term of the Shared Contract remaining as of the Closing Date, measured as of the date of the allocation) by the Tungsten Materials Business or the Excluded Business under the relevant Shared Contract. Notwithstanding the foregoing, each of TDY and Buyer shall be responsible for any or all Liabilities arising from its (or its Subsidiary's) breach of the relevant Shared Contract to which this Section 5.17 otherwise pertains; provided, however, that each of TDY and Buyer shall be entitled to indemnification from the other for the portion of any Liabilities arising from any breach of the relevant Shared Contract by the other party (or its Subsidiary), which indemnification shall be separate from and not subject to the limitations set forth in Section 8.4.
(b)    If TDY or any Retained Subsidiary, on the one hand, or Buyer or any of its Subsidiaries, on the other hand, receives any benefit or payment which under any Shared Contract was intended for the other, TDY and Buyer will use their respective reasonable best efforts to, and to cause their respective Subsidiaries to, deliver such benefit or payment to the other party.
(c)    Notwithstanding anything to the contrary herein, the parties agree that the Shared Contracts listed on Section 5.17(c)(i) of the Seller's Disclosure Schedule shall not be deemed to be Tungsten Materials Assets hereunder (the "Excluded Shared Contracts"). Without limiting the foregoing, the parties have determined that it is advisable that certain Shared Contracts, which are identified on Section 5.17(c)(ii) of the Seller's Disclosure Schedule, be separated into separate Contracts between the appropriate third party and either the Excluded Businesses or the Tungsten Materials Business. The parties agree to cooperate and provide reasonable assistance prior to the Closing (with no obligation on the part of either party to pay any costs or fees with respect to such assistance) in effecting the separation of such Shared Contracts. If such Shared Contracts are not separated at Closing, the parties agree to continue to provide each other with reasonable cooperation and assistance in effecting the separation of such Shared Contracts and shall treat the same as Shared Contracts or take such reasonable steps as are necessary to provide each party the benefit of such Contracts.
Section 5.18    Obligations Regarding Non-Assignable Assets.
(a)    Notwithstanding anything else in this Agreement to the contrary, unless and until such license, consent, approval or amendment described below is no longer required or has been obtained, this Agreement and the Related Agreements shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer at the Closing any Tungsten Materials Assets or any claim or right or any benefit arising thereunder or resulting therefrom as to which consent or approval from any Person (including any and all licenses to be granted by, and any and all consents and approvals of, Governmental Authorities) to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof is required but has not been obtained as of the Closing Date (such Tungsten Materials Assets, a "Delayed Tungsten Materials Assets"); provided, however, to the extent not inconsistent with the terms of any Delayed Tungsten Materials Assets or applicable Law, the parties shall treat Buyer as the owner thereof for Tax purposes as of the Closing Date; provided, further, that, except as otherwise expressly provided herein, neither TDY or any of its Affiliates nor Buyer or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party. Without limiting the generality of Section 5.3 and Section 5.4, TDY and Buyer shall use, and cause each of their Subsidiaries to use, commercially reasonable efforts to obtain any such license, consent, approval or amendment, including after the Closing Date. Upon obtaining the requisite licenses, consents or approvals, unless otherwise provided in the Transition Services Agreement, such Delayed Tungsten Materials Assets shall be transferred and assigned to Buyer hereunder at no cost to Buyer without additional consideration therefor.
(b)    In the event and to the extent that, prior to the Closing, TDY or any Retained Subsidiary is unable to obtain a license, consent, approval or amendment required to assign, license, sublicense, lease, sublease, convey or transfer any Delayed Tungsten Materials Assets to Buyer, then following the Closing, TDY shall, and shall cause the Retained Subsidiaries to, use commercially reasonable efforts to, in each case, subject to the terms of the Transition Services Agreement, (i) continue to hold, and to the extent required by the terms applicable to such Delayed Tungsten Materials Assets, operate such Delayed Tungsten Materials Asset in all material respects in the ordinary course of business consistent with past practice and taking into account the transactions contemplated by this Agreement, (ii) cooperate in any arrangement, reasonable and lawful as to TDY and Buyer, designed to provide to Buyer or its Subsidiaries the benefits arising under such Delayed Tungsten Materials Assets, including accepting such reasonable direction as Buyer shall request of TDY or its Affiliates, and (iii) enforce at Buyer's request, or allow Buyer and its Affiliates to enforce in a commercially reasonable manner, any rights of TDY or its Affiliates, as applicable, under such Delayed Tungsten Materials Assets against the other party or parties thereto; provided, however, that the costs and expenses incurred by TDY or its Affiliates at Buyer's request shall be borne by Buyer. Subject to the terms of the Transition Services Agreement, TDY shall, and shall cause the Retained Subsidiaries to, without further consideration therefor, pay and remit to Buyer promptly all monies, rights and other consideration received in respect of such performance. Subject to the terms of the Transition Services Agreement, Buyer shall pay, perform and discharge fully, promptly when due, all of the obligations of TDY or the Retained Subsidiaries in respect of such performance, and Buyer shall be responsible for all Assumed Liabilities related thereto and indemnify TDY Indemnified Parties for all Losses arising out of any actions (or omissions to act) of TDY or any Retained Subsidiary arising out of such performance or taken at the direction of Buyer or any of its Subsidiaries.
(c)    Notwithstanding anything else set forth in this Section 5.18, neither TDY nor any other of its Affiliates shall be required to take any action that may, in the good faith judgment of TDY or such Affiliate, (i) result in a violation of any obligation which TDY or any such Affiliate has to any third party or (ii) violate applicable Law.
(d)    Buyer agrees that TDY and its Affiliates shall not have any liability whatsoever arising out of or relating to, the failure to obtain any consents, approvals or licenses that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under or acceleration or termination of any Contracts, Permits or Environmental Permits or other right or obligation, as a result thereof, other than as provided in Section 8.2. Buyer further agrees that no representation, warranty, covenant or other obligation of TDY contained herein shall be breached or deemed breached, and no condition to Buyer's obligations to consummate the transactions contemplated by this Agreement shall be deemed not satisfied, as a result of the failure to obtain any such consent, approval or license or as a result of any such default, acceleration or termination.
Section 5.19    Schedule Updates. If there occurs, after the date of this Agreement any fact or condition that renders any representation or warranty made by TDY in ARTICLE III untrue or if any fact or condition requires any change in the Seller's Disclosure Schedule delivered to Buyer at the time of execution of this Agreement, TDY will have the right, at its election, to deliver to Buyer at or before the Closing, and no later than seven (7) Business Days after learning of the occurrence of such fact or condition, a supplement to the Seller's Disclosure Schedule specifying any needed change. Any such supplement to Seller's Disclosure Schedule shall not be given effect for purposes of the conditions set forth in Section 7.3(a) or Section 7.3(d) herein; provided, however, that such supplement to Seller's Disclosure Schedule shall be given effect for purposes of determining whether there has been a breach of a representation and warranty for purposes of the indemnification provisions under Section 8.4(a) hereof; and

provided further, that Buyer expressly acknowledges that TDY shall be permitted to supplement the Seller's Disclosure Schedule to reflect the actions required by Section 5.9 (and any such supplement shall be given effect for purposes of Section 7.3(a), Section 7.3(d) and Section 8.4(a)).
Section 5.20    Related Agreements and Other Agreements. The parties hereto agree to enter into, and to cause each of their respective Subsidiaries to enter into, each of the Related Agreements to which it is contemplated to be a party at or prior to the Closing Date. To the extent there is a conflict between any of the provisions of this Agreement and any of the Related Agreements, the provisions of such Related Agreement shall control with respect to the subject matter thereof. Provided that it is not a condition to Closing, Buyer and TDY shall negotiate in good faith to enter into prior to the Closing Date in form and substance reasonably acceptable to the parties (i) a lease from Buyer to in favor of an Affiliate of TDY related to certain space currently leased by ATI Wah Chang in Madison, Alabama based on the material terms set forth in Schedule 3 of the Transition Services Agreement, (ii) a lease from Buyer in favor of an Affiliate of TDY related to certain space currently leased by ATI Wah Chang in Huntsville, Alabama based on the material terms set forth in Schedule 4 of the Transition Services Agreement, (iii) a Conversion Services Agreement related to conversion services to be performed by Buyer for an Affiliate of TDY based on the material terms set forth in Schedule 5 of the Transition Service Agreement and (iv) an arm’s length supply agreement pursuant to which the Tungsten Materials Business will supply powders to TDY and its Affiliates following Closing.
Section 5.21    Transfer of Permits and Environmental Permits. Buyer shall be responsible for preparing and submitting, on a timely basis, all filings required to effect the transfer of all Permits and Environmental Permits held in connection with the operation of the Tungsten Materials Assets to Buyer. A list of material Permits and material Environmental Permits to be transferred is set forth on Section 5.21(i) of the Seller's Disclosure Schedule. Schedule 5.21(ii) sets forth all Non-Transferable Permits that are material to the conduct of the Tungsten Materials Business. TDY shall cooperate with Buyer with respect to the preparation and filing of such transfer requests, including executing any necessary forms as required and providing information in TDY's possession to Buyer that is necessary or useful for any such transfer request. If any Permits or Environmental Permits cannot be transferred to Buyer prior to the Closing Date, TDY shall allow Buyer to operate under any such Permit or Environmental Permit until the same is obtained by Buyer, provided that Buyer uses good faith efforts to obtain any such Permits or Environmental Permits and indemnifies TDY for any fines, penalties or Environmental Claims to the extent resulting from Buyer’s operations under any TDY Permit or Environmental Permit.
Section 5.22    Financial Assurance. As required by applicable Law and as soon as practicable after Closing, but in any event no later than thirty (30) days after Closing unless otherwise allowed by applicable Law, Buyer shall submit to the appropriate regulatory agencies documentation satisfactory to such agencies that it has procured financial assurance, in compliance with applicable Laws, Permits and Environmental Permits, to replace the financial assurance provided by TDY or its Affiliates pursuant to such Laws, Permits and Environmental

Permits. A schedule of the financial assurance required to be obtained by Buyer is set forth on Section 5.22 of the Seller's Disclosure Schedule.
Section 5.23    Insurance. From and after the Closing Date, the Tungsten Materials Business, the Tungsten Materials Assets and Assumed Liabilities shall cease to be insured by TDY or its Affiliates' insurance policies or by any of their self-insured programs for Losses incurred after the Closing Date, and neither Buyer nor its Subsidiaries shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) on or after the Closing to cover any Losses incurred after the Closing Date related to the Tungsten Materials Assets or Assumed Liabilities or any Liability arising from the operation of the Tungsten Materials Business after the Closing Date. TDY or its Affiliates may, to be effective at the Closing, amend any insurance policies in the manner it deems appropriate to give effect to this Section 5.23. For Losses incurred prior to the Closing Date that are Assumed Liabilities related to Third Party Claims (whether arising prior to or following the Closing Date), and for which rights, if any, to insurance benefits and proceeds are being transferred in the Sale, TDY shall and shall cause its Affiliates to reasonably cooperate with Buyer to make available to Buyer the benefits, if any, that are being transferred in the Sale, under its third party insurance policies, including, if reasonably requested by Buyer, notifying the applicable insurers and seeking their acknowledgment or consent thereto; provided, however, that TDY and its Affiliates make no representations, warranties or covenants that any of their insurance policies provide coverage for any Assumed Liabilities or that the assignment of any insurance rights to Buyer in the Sale is or shall be valid, effective or enforceable. Buyer acknowledges that such policies, as well as other policies issued to TDY and/or its Affiliates, are or may be subject to various limitations, including self-insurance features, retrospectively-rated premiums, insurer insolvencies, impairment, erosion, exhaustion, and various settlements and/or releases that may impose defense, indemnification or other obligations on TDY or its Affiliates. Buyer further acknowledges that, if Buyer’s assertion of insurance rights transferred in the Sale gives rise to any material obligations, including any material obligations arising under any self-insurance features, such as deductibles, retentions or retrospectively-rated premiums, or to any defense or indemnification obligations related to insurance settlement(s), such material obligations shall be considered Assumed Liabilities.
ARTICLE VI
TAX MATTERS
Section 6.1    Procedures Related to Tax Audits. If any pending or threatened audit, adjustment, assessment, examination or proceeding (whether judicial or administrative) (a "Tax Audit") commenced or initiated against Buyer by any Tax Authority after the date hereof, would, if successful, require TDY to make an indemnity payment pursuant to Section 8.4, TDY shall control, defend, settle, compromise, or contest such Tax Audit relating to Tax periods ending on or prior to the Closing Date and Buyer shall control, defend, settle, compromise, or contest such Tax Audit relating to Tax periods ending after the Closing Date; provided, however, that, notwithstanding anything to the contrary set forth herein, (i) the party responsible for the control of any such Tax Audit shall keep the other party fully informed of any proceedings, events and developments related to or in connection with such Tax Audit; (ii) the party not responsible for the control of any such Tax Audit shall be entitled to receive copies of all correspondence and documents related to such Tax Audit; (iii) the party responsible for the control of any such Tax Audit shall consult with the other party and shall not enter into any settlement with respect to any such Tax Audit without the other party’s prior written consent, which will not be unreasonably withheld, delayed or conditioned; and (iv) at its own cost and expense, the party not responsible for the control of any such Tax Audit shall have the right to participate in (but not control) the defense of such Tax Audit. Except as provided in clause (iv) above, the costs and expenses (including the cost of counsel) incurred in contesting any such Tax Audit shall be borne by the party responsible for the control of such Tax Audit. Buyer shall give TDY prompt written notice of any Tax Audit (which in any event shall be within thirty (30) days of receiving notice of such Tax Audit) which may give rise to any indemnity obligation under Section 8.4.
Section 6.2    Transfer Taxes. Notwithstanding any other provision of this Agreement, Buyer shall pay to the appropriate Tax Authority (but TDY shall bear responsibility for, and will timely submit to Buyer payment of, 50% of) any and all excise, sales, use, value added, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar taxes arising directly or indirectly as a result of the transactions contemplated by this Agreement (including, for the avoidance of doubt, any transaction effected pursuant to an IP Assignment Agreement) ("Transfer Taxes"). Buyer shall, at its own expense, properly complete, sign, and timely file any and all Tax Returns and related documents required to be filed with respect to such Transfer Taxes and, if required by applicable Law, TDY will join in the execution of any such Tax Return.
Section 6.3    Mutual Cooperation. TDY and Buyer will cooperate with each other in paying any material Taxes, filing any material Tax Return, and conducting any Tax Audit contemplated by this Agreement and, except as set forth to the contrary in this Agreement, shall take such action as the other party may reasonably request including the following: (a) provide data and other reasonably requested Tax materials and information necessary for the preparation of any material Tax Return, including schedules, and make any elections that reasonably may be required by the other party; (b) file protests or otherwise contest any proposed or asserted material Tax deficiencies, including filing petitions for redetermination or prosecuting actions for refund in any court, and pursuing the appeal of any such actions; (c) execute material Tax Returns or other documents reasonably required by the other party; and (d) execute such powers of attorney as are reasonably requested and required by TDY or any of TDY's Affiliates or Buyer or any of Buyer's Affiliates on behalf of, as the case may be, Buyer or any of Buyer's Affiliates or TDY or any of TDY's Affiliates to enable the requesting party to represent the other party in a Tax Audit involving a Tax for which the requesting party is liable under applicable Law. TDY and Buyer hereby agree to reimburse each other for reasonable out-of-pocket expenses (excluding officers' or employees' salaries and general corporate overhead and other similar expenses) incurred by the other in connection with satisfying its obligations under this Section 6.3.
Section 6.4    Maintenance of Books and Records. Until the applicable statute of limitation (including periods of waiver) has expired for any Tax Return filed or required to be filed covering the periods up to and including the Closing Date, Buyer and its Affiliates shall retain all Tax work papers and related materials in its possession and under its control that were used in the preparation of any such Tax Return.
ARTICLE VII
CONDITIONS TO THE SALE
Section 7.1    Mutual Conditions. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:
(a)    No Injunction or Proceeding. No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or restricts the consummation of the Sale nor shall any proceeding by any Governmental Authority seeking the foregoing be pending; and
(b)    Required Antitrust Approvals. The Required Antitrust Approvals shall have been obtained, waived or made, as applicable, and the respective waiting periods required in connection with Required Antitrust Approvals shall have expired or been terminated. With respect to Buyer's obligation to effect the Sale and the other transactions contemplated hereby, the foregoing condition set forth in this Section 7.1(b) shall be deemed satisfied if the failure to satisfy such condition results from Buyer's failure to perform or comply with its obligations under Section 5.3(b)(iv).
Section 7.2    Conditions to the Obligations of TDY to Effect the Sale. The obligation of TDY to effect the Sale and the other transactions contemplated hereby shall be subject to the fulfillment, or written waiver by TDY, at or prior to the Closing of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Buyer contained in ARTICLE IV shall be true and correct (disregarding materiality, Material Adverse Effect or similar qualifications therein) as of the Closing Date as though made on the Closing Date (provided that representations and warranties made as of a specified date shall be true and correct only as of such specified date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(b)    Performance by Buyer. Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing, including the delivery requirements set forth in Section 2.2(c).

(c)    Closing Certificate. Buyer shall have furnished TDY with a certificate signed by its Chief Financial Officer to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) hereof have been satisfied.

Section 7.3    Conditions to the Obligations of Buyer to Effect the Sale. The obligation of Buyer to effect the Sale and the other transactions contemplated hereby shall be subject to the fulfillment, or written waiver by Buyer, at or prior to the Closing of each of the following conditions:
(a)    Representations and Warranties of TDY. The representations and warranties of TDY contained in ARTICLE III shall be true and correct (disregarding materiality, Material Adverse Effect or similar qualifications therein) as of the Closing Date as though made on the Closing Date (provided that representations and warranties made as of a specified date shall be true and correct only as of such specified date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Performance by TDY. TDY shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing, including the delivery requirements set forth in Section 2.2(b).
(c)    Closing Certificate. TDY shall have furnished Buyer with such certificate signed by its Chief Financial Officer to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) hereof have been satisfied.
(d)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect.
ARTICLE VIII
TERMINATION AND ABANDONMENT; INDEMNIFICATION
Section 8.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of TDY and Buyer;
(b)    by TDY or Buyer if the Closing shall not have occurred on or before December 15, 2013 (the "Outside Date"), provided, however, that the terminating party shall have fulfilled its obligations contained in Section 5.3 prior to exercising its right to termination hereunder; provided, further, that if on the Outside Date the conditions to the Closing set forth in Section 7.1(b) shall not have been satisfied but all other conditions to the Closing shall be satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date)), then either party shall have the right to extend the Outside Date an additional 90 days by notifying the other party in writing of such election before the Outside Date; provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)    by TDY or Buyer if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the transactions contemplated hereunder and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the terminating party shall have fulfilled its obligations contained in Section 5.3 prior to exercising its right to termination hereunder;
(d)    by Buyer upon written notice to TDY, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of TDY or the Share Sellers which has rendered the satisfaction of any conditions set forth in Section 7.3 incapable of fulfillment, such violation or breach has not been waived by Buyer, and the breach has not been cured within 30 days following Buyer's written notice of such breach and is not capable of being cured prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(d), if not exercised, shall terminate 60 days following delivery of such written notice; provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Buyer if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein;
(e)    by TDY upon written notice to Buyer, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Buyer which has rendered the satisfaction of any conditions set forth in Section 7.2 incapable of fulfillment, such violation or breach has not been waived by TDY, and the breach has not been cured within 30 days following TDY's written notice of such breach and is not capable of being cured prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(e), if not exercised, shall terminate 60 days following delivery of such written notice; provided, further, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to TDY if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein;
(f)    by TDY upon written notice to Buyer, three (3) Business Days following such written notice if the Closing has not occurred prior thereto, if Buyer fails to consummate the Closing within three (3) Business Days of the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Buyer of its representations, warranties, covenants or agreements contained in this Agreement); provided, further that Buyer shall not be entitled to terminate this Agreement during such three (3) Business Day period pursuant to this Section 8.1).
Notwithstanding the foregoing, each party agrees that it shall have no right to terminate this Agreement pursuant to Section 8.1(b) during the pendency of a legal proceeding by the other party for specific performance pursuant to Section 9.7.

Section 8.2    Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party, and, except as set forth in this Section 8.2, this Agreement shall terminate and be void and have no effect and the transactions contemplated hereby shall be abandoned; provided that if (x) such termination shall (I) result from the Intentional Breach of any representation, warranty, covenant or other agreement contained herein or (II) occur following an Intentional Breach or (y) the Intentional Breach of any representation, warranty, covenant or other agreement contained herein shall cause the Closing not to occur, then such breaching party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach; provided, further, that any failure by Buyer to consummate the Closing at any time at which TDY shall have the right to terminate this Agreement pursuant to Section 8.1(f) shall be deemed to be an Intentional Breach by Buyer. If this Agreement is terminated as provided herein:
(a)    each party hereto will redeliver, and will cause its agents (including attorneys and accountants) to redeliver, all documents, work papers and other material of each party hereto relating to the transactions contemplated hereby, whether obtained before or after the execution hereof;
(b)    all Information received by Buyer with respect to the business, operations, Assets or financial condition of ATI or its Subsidiaries shall remain subject to the Confidentiality Agreement; and
(c)    notwithstanding the termination hereof, the Confidentiality Agreement and the following Sections of this Agreement shall remain in full force and effect: (i) Section 3.16 and Section 4.4 relating to brokers, (ii) the penultimate sentence of Section 5.2 relating to confidentiality matters, (iii) Section 9.13 relating to certain expenses, (iv) Section 8.1 and this Section 8.2 and (v) ARTICLE IX.
Section 8.3    Survival of Representations, Warranties and Covenants. Except in the case of claims based on fraud or intentional misconduct, the representations and warranties contained herein shall survive the Closing and shall thereupon terminate on the eighteen month anniversary of the Closing Date, except for (i) the Fundamental Representations, which shall survive the Closing forever and (ii) the Special Representations, which shall survive for the Special Representations Period. All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms; provided that, for the avoidance of doubt, (x) the obligations of Buyer to assume, and to indemnify TDY Indemnified Parties for, the Assumed Liabilities and (y) the obligations of TDY to retain, and indemnify Buyer Indemnified Parties for, the Retained Liabilities shall in each case survive the Closing indefinitely.
Section 8.4    Indemnification.
(a)    From and after the Closing, and subject to Section 8.3 and this Section 8.4, TDY shall indemnify and hold harmless Buyer and its Subsidiaries and each of their

Affiliates and each of Buyer's, its Subsidiaries', and its Affiliates' respective officers, directors, employees, and agents (collectively, the "Buyer Indemnified Parties") from and against any Losses arising from or in connection with (i) the failure of TDY or the Share Sellers to duly perform or observe any covenant or agreement to be performed or observed by TDY or the Share Sellers pursuant to this Agreement (the remedy for which survives the Closing) or any Related Agreement, (ii) any of the Retained Liabilities, (iii) any breach of any representation of TDY set forth in ARTICLE III of this Agreement, or (iv) the Thoriated Powder Obligations.
(b)    From and after the Closing, and subject to Section 8.3 and this Section 8.4, Buyer shall indemnify and hold harmless TDY, ATI and each of their respective Subsidiaries and Affiliates and each of TDY's, ATI’s, their Subsidiaries' and their Affiliates' respective officers, directors, employees, and agents (collectively, the "TDY Indemnified Parties") from and against any Losses arising from or in connection with (i) the failure of Buyer or any Buyer Designee to duly perform or observe any covenant or agreement to be performed or observed by Buyer or any Buyer Designee pursuant to this Agreement (the remedy for which survives the Closing) or any Related Agreement, (ii) any of the Assumed Liabilities (regardless of whether such Assumed Liabilities were assumed by Buyer or any Buyer Designee pursuant to Section 1.3), or (iii) any breach of any representation of Buyer set forth in ARTICLE IV of this Agreement.
(c)    Any calculation of Losses for purposes of this Section 8.4 (including for purposes of determining the amount of Losses for purposes of sub-sections (h) and (i) below) shall be (i) net of any insurance or other third party recovery actually paid to the Indemnified Party (whether paid directly to such Indemnified Party or assigned by the Indemnifying Party to such Indemnified Party) and (ii) (x) increased to take into account any net Tax cost incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (grossed-up for such increase) and (y) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the deductibility of any such Losses or Taxes. Any indemnification payment hereunder shall initially be made without regard to clause (ii) of the immediately preceding sentence and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnified Party has actually realized such cost or benefit. The amount of any increase or reduction hereunder shall be adjusted as necessary to reflect any final resolution with respect to the Indemnified Party's liability for Taxes and, if necessary, TDY or Buyer, as the case may be, shall make payments to the other to reflect such adjustment. Except as otherwise required by applicable Law, any indemnity payment under this Agreement shall be treated as an adjustment to the Final Purchase Price, for Tax purposes. Each of the parties shall notify the other parties if it receives notice that any Tax Authority proposes to treat any indemnity payment under this Agreement as other than an adjustment to the Final Purchase Price for Tax purposes. A party (and its Affiliates) shall not be deemed to have suffered a "Loss" with respect to an item to the extent such party was actually compensated therefor by reason of an increase in the amount otherwise paid to it or a reduction in the amount otherwise paid by it pursuant to Section 2.3 hereof.

(d)    No Action or claim for Losses subject to indemnification under this Section 8.4 with respect to a breach of any representation, warranty, covenant or agreement contained in this Agreement shall be brought or made after the date on which such representation, warranty, covenant or agreement shall terminate pursuant to Section 8.3 hereof, regardless of when the facts underlying such claim are first discovered; provided, however, that any claim made after the Closing and prior to such termination date with reasonable specificity by the Indemnified Party to the Indemnifying Party shall survive (and be subject to indemnification) until it is finally and fully resolved.
(e)    Notwithstanding any provision herein to the contrary, no indemnity may be sought hereunder in respect of (i) any Losses to the extent such Liability was taken into account in determining the Final Net Working Capital, or (ii) any claim for breach of any representation or warranty of TDY if (A) such claim is based on a fact or an event occurring prior to Closing (whether or not also occurring prior to the date of this Agreement) and (B) such fact or event was disclosed to Buyer prior to the Closing. For purposes of this Section 8.4(e), the term "disclosed" shall be understood to include only (I) the disclosures contained in the Seller's Disclosure Schedule and (II) information made available to Buyer in the Data Room prior to 5pm (Eastern time) on September 12, 2013 in such a way as to make reasonably apparent its relevance or applicability as a qualification or exception to a specific representation of TDY.
(f)    (i)    Upon receipt by a Buyer Indemnified Party or TDY Indemnified Party (the "Indemnified Party") of notice from a third party of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party which might give rise to a claim for Losses under this Section 8.4, the Indemnified Party (or TDY or Buyer on behalf of an Indemnified Party) shall promptly give written notice thereof to the party from whom indemnification is sought (the "Indemnifying Party") setting forth, with reasonable specificity, the nature of and facts underlying each particular claim (including identification of all particular sections of this Agreement pursuant to which indemnification is being sought), a copy of any documentation received from the third party and an estimate of the Losses relating thereto; provided, however, that failure to give such notice shall not eliminate the right to indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. For the avoidance of doubt, notice by the Indemnified Party to the Indemnifying Party will not be made or include notification (formal or informal, written or oral) to any other Person or Governmental Authority, other than as specifically agreed in writing between the Parties or as may be required by applicable Law. Except as specifically provided in Section 8.4(k), the Indemnifying Party shall have the right, at its option, to assume the defense of, at its own expense and by its own counsel, any such matter as to which the Indemnified Party is seeking indemnification hereunder. If the Indemnifying Party shall, in accordance with the preceding sentence, undertake to compromise or defend any such asserted liability, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall agree to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability; provided, however, that the Indemnifying Party shall not settle any such asserted liability without the written consent of the Indemnified Party (not to be unreasonably withheld) unless such settlement releases the Indemnified Party in connection with such matter and provides relief consisting solely of money damages borne by the Indemnifying Party. Notwithstanding an election of the Indemnifying Party to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding. The Indemnifying Party shall bear the reasonable fees, costs and expenses of one such separate counsel pursuant to the preceding sentence in each jurisdiction (and shall pay such fees, costs and expenses at least quarterly), if, but only if, (i) the defendants in, or targets of, any such action or proceeding include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such proceeding (in which case the Indemnifying Party shall not have the right to direct the defense of such action or proceeding on behalf of the Indemnified Party) or (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party within a reasonable time after notice of the institution of such action or proceeding. In any event, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel and shall not assert any position in any proceeding inconsistent with that asserted by the Indemnifying Party.
(ii)    Except as specifically provided in Section 8.4(k), if the Indemnifying Party does not undertake to compromise or defend any Third Party Claim pursuant to Section 8.4(f)(i) above, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but in such case, the Indemnified Party shall control the investigation and defense of the asserted liability; provided, however, that the Indemnified Party shall not consent to any settlement of a Third Party Claim without the prior written consent of the Indemnifying Party; provided, further, that the Indemnifying Party may, at its option, elect at any time to assume and control the defense against such Third Party Claim. The Indemnifying Party's decision to allow the Indemnified Party to take the lead with respect to any indemnity obligation of the Indemnifying Party shall not limit, expand or otherwise affect the Indemnifying Party's obligation to indemnify the Indemnified Party with respect to any such indemnity obligation, and if an Indemnified Party settles a Third Party Claim it is defending pursuant to this Section 8.4(f)(ii) without obtaining the Indemnifying Party's written consent to such settlement in violation of the immediately preceding sentence, then the Indemnifying Party shall be relieved of its indemnification obligations hereunder with respect to such Third Party Claim.
(iii)    In the event any Indemnified Party has an indemnification claim against any Indemnifying Party under this Agreement that does not involve a claim by a third party, promptly after becoming aware of any facts or circumstances which the Indemnified Party believes have given or would reasonably be expected to give rise to a right of indemnification pursuant to this Agreement, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party in writing setting forth, with reasonable specificity, the nature of and facts underlying each particular claim (including identification of all particular sections of this Agreement pursuant to which indemnification is being sought) and an estimate of the Losses relating thereto. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that the Indemnifying Party has been materially prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in the appropriate court of competent jurisdiction.
(g)    The indemnification provisions of this Agreement (i) shall be the sole and exclusive remedy (other than (A) as set forth in Section 5.17(a)(ii) and (B) injunctive relief or specific performance as contemplated by Section 9.7) following the Closing with respect to the matters covered by this Agreement or related to the Sale, including any breach or non-fulfillment of any representation, warranty, agreement, covenant or any other obligation contained in this Agreement or any Related Agreement, (ii) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off, limitation or otherwise and (iii) are intended to be comprehensive and not to be limited by any requirements of Law concerning prominence of language or waiver of any legal right under any Law (including rights under any workers compensation statute or similar statute conferring immunity from suit). In furtherance of the foregoing, except for claims arising from fraud or intentional misconduct, each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against TDY or any of its Affiliates or Buyer or any of its Affiliates, as the case may be, arising under or based upon any Law (including any such Law relating to environmental matters (including Environmental Laws) or arising under or based upon any securities Law, common Law or otherwise). The obligations of the parties set forth in this Section 8.4 shall be conditioned upon the Closing having occurred. Without limiting the generality of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement and the Related Agreements. Without limiting the foregoing, but subject to the terms of this Agreement, Buyer, for itself and its Affiliates and on behalf of their respective successors and assigns, does hereby irrevocably release, hold harmless and forever discharge TDY and its Affiliates and their respective Representatives from any and all Environmental Claims resulting from or arising out of or in connection with the Tungsten Materials Assets or the Tungsten Materials Business other than claims arising from (i) a breach of the representations or warranties set forth in Section 3.12, (ii) the Retained Liabilities or (iii) fraud or intentional misconduct. In furtherance of, but subject to, the foregoing, Buyer, for itself and on behalf of its Affiliates, successors and assigns, hereby irrevocably waives any and all rights and benefits with respect to such Environmental Claims (other than claims arising from fraud or intentional misconduct) that it now has, or in the future may have conferred upon it by virtue of any Law or common law principle, in each case, which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party's settlement with the obligor. In this connection, Buyer hereby acknowledges that it is aware that factual matters now unknown to it and TDY or any of their respective Affiliates with respect to environmental conditions at, on, in or underneath any Real Property may have given, or hereafter may give, rise to Environmental Claims that have not been made prior to the date of this Agreement or will not be made prior to the Closing Date, and Buyer further agrees that the release set forth in this Section 8.4 has been negotiated and agreed upon in light of that awareness, and Buyer, for itself and its Affiliates and on behalf of their respective successors and assigns, nevertheless hereby intends irrevocably to release, hold harmless and forever discharge TDY and its Affiliates and their respective Representatives from all such Environmental Claims (other than claims arising from fraud or intentional misconduct).
(h)    Notwithstanding anything to the contrary set forth herein, neither TDY nor Buyer shall be required to provide indemnification for Losses (other than with respect to claims for Losses based on breach of Fundamental Representations or fraud or intentional misconduct) under Sections 8.4(a)(iii) and 8.4(b)(iii) to the Buyer Indemnified Parties or TDY Indemnified Parties, respectively, (i) for any individual item or series of related items where the Loss relating thereto is less than Twenty-Five Thousand U.S. Dollars ($25,000) (the "De Minimis Claim Threshold") or (ii) in respect of each individual item where the Loss relating thereto is equal to or greater than the De Minimis Claim Threshold, unless the aggregate amount of all such Losses incurred by the Buyer Indemnified Parties or TDY Indemnified Parties, as applicable, with respect to such breaches (in the aggregate), exceeds $7,562,500 (the "Basket"), in which case the obligation to provide indemnification under Sections 8.4(a)(iii) and 8.4(b)(iii) to the Buyer Indemnified Parties or TDY Indemnified Parties, as the case may be, shall only apply with respect to such amounts that are in excess of the Basket.
(i)    Notwithstanding anything to the contrary set forth herein, the maximum aggregate amount of indemnifiable Losses that may be recovered from TDY or Buyer, respectively, arising out of or resulting from the causes enumerated in Sections 8.4(a)(iii) and 8.4(b)(iii), as applicable, shall not exceed $60,500,000 in the aggregate (other than with respect to claims for Losses based on breach of Fundamental Representations or fraud or intentional misconduct, which shall be limited to the Final Purchase Price).
(j)    Notwithstanding anything to the contrary set forth herein, for purposes of this Section 8.4 only, the representations and warranties of TDY shall not be deemed qualified by any reference to materiality, Material Adverse Effect, or similar qualification.
(k)    (i)    Notwithstanding anything to the contrary set forth herein, TDY's indemnity obligation pursuant to Section 8.4(a)(iii) with respect to any breach of TDY's representations and warranties set forth in Section 3.12 shall be subject to the following limitations:
(A)    if the cost of Cleanup or for correcting a non-compliance with the Environmental Law subject to indemnity by TDY is increased after the Closing due to an act by any Person other than TDY or its Affiliates or any of their respective employees, agents, consultants or representatives, TDY shall not be responsible for any such increase in costs incurred;
(B)    TDY shall not be responsible for any capital improvements and repairs and modifications to capital improvements associated with any property;
(C)    TDY shall not be responsible for any costs, including costs of Cleanup and for corrective actions, to the extent such costs are incurred due to (A) any change in Environmental Laws occurring after the Closing Date; (B) any change resulting or arising from the closure, sale, modification, excavation or construction of, or at, the Real Property, except for any modification, excavation or construction undertaken by Buyer in the ordinary course of business; (C) any change in use of the facilities from manufacturing to any other use; or (D) implementation of any Cleanup or corrective action that is not conducted to achieve the least stringent applicable Remediation Standards in the most effective and commercially reasonable manner; and
(D)    TDY shall not be responsible for costs of Cleanup, corrective action or other Losses arising out of or related to any investigation, compliance or risk audit, assessment, study or other remedial or corrective action that any Buyer Indemnified Party voluntarily initiates, performs or causes to be performed by any Person or Governmental Authority (i.e., any investigation, compliance or risk audit, assessment, study or other remedial or corrective action that any Buyer Indemnified Party initiates, performs or causes to be performed which is not required by any Environmental Law or first initiated and required by a Governmental Authority).
(ii)    With respect to any indemnity obligation of TDY pursuant to Section 8.4(a)(iii) for any breach of TDY's representations and warranties set forth in Section 3.12, to the extent such indemnity obligation (1) relates to a Third Party Claim, TDY shall have the right to defend, compromise and settle any and all such Third Party Claims, and (2) relates to (i) the investigation or Cleanup of any exposure to or Release of Hazardous Substances or (ii) the investigation of or corrective action for any potential or actual non-compliance with Environmental Laws, TDY shall have the right to take the lead and implement any such investigation, corrective action or Cleanup, which right shall include, without limitation, access to the Real Property if necessary to undertake such work. Buyer may, at its own expense, remain involved in the performance of any action respecting clauses (1) and (2) of the preceding sentence (except to the extent that such involvement would unreasonably interfere with the performance of the work), and TDY shall promptly provide copies to Buyer of all notices, correspondence, draft reports and final reports related to such matter. However, for the avoidance of doubt, Buyer's involvement as provided in this paragraph shall not include communications or contact of any nature whatsoever with any Person or Governmental Authority except as specifically pre-approved in writing by TDY. No Cleanup by TDY shall include the use of any remediation technique or method which imposes any unreasonable restrictions on Buyer’s use of the Real Property for the Tungsten Materials Business unless Buyer pre-approves such restriction in writing (such pre-approval not to be unreasonably withheld or delayed). For purposes of the foregoing sentence, “unreasonable restrictions” shall not include (A) restrictions on the use or extraction of groundwater, (B) the placement or maintenance of engineered barriers where floors, foundations or other manmade surfaces exist as of the Closing, or (C) deed restrictions limiting the use of the Real Property to commercial or industrial purposes. TDY shall undertake any such work required herein in a manner designed to minimize any disruption, to the extent reasonably practicable, with the conduct of operations at the Real Property. Buyer shall agree to allow access to conduct any of the work contemplated herein and shall fully cooperate with TDY in the performance of the work.
(iii)    If TDY declines to exercise its right to defend, compromise and settle any Third Party Claim or to take the lead and implement any investigation, corrective action or Cleanup under this Section 8.4(k), Buyer may (1) defend, compromise and settle any such Third Party Claim, and (2) take the lead and implement any such investigation, corrective action or Cleanup, and Buyer shall allow TDY, at TDY's sole expense, to remain involved in the performance of any action respecting clauses (1) and (2) above; provided, however, that Buyer shall not consent to any settlement of any such Third Party Claim without the prior written consent of TDY (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that TDY may, at its option, elect at any time to assume and control the defense against such Third Party Claim. TDY's decision to allow Buyer to take the lead with respect to any indemnity obligation of TDY shall not limit, expand or otherwise affect TDY's obligation to indemnify Buyer with respect to any such indemnity obligation of TDY. Buyer shall promptly provide copies to TDY of all notices, correspondence, draft reports and final reports related to such matter.
(iv)    If Buyer or its Affiliates (1) settles any Third Party Claim, or (2) initiates contact with any Governmental Authority (except in response to any inquiry initiated by any Governmental Authority), in relation to any matter that is or could be an indemnity obligation of TDY pursuant to Section 8.4(a)(iii) for any breach of TDY's representations and warranties set forth in Section 3.12 without obtaining TDY's prior written consent (which consent shall not be denied if the reporting is required by applicable Environmental Law), then TDY shall be relieved of its indemnification obligations hereunder with respect to such matter, and Buyer shall indemnify TDY for any Losses resulting from such settlement or contract.
(l)    Notwithstanding anything to the contrary set forth herein, TDY shall not be required to provide indemnification for Losses under Section 8.4(a)(iv) to the Buyer Indemnified Parties unless the aggregate amount of all such Losses incurred by the Buyer Indemnified Parties with respect to Section 8.4(a)(iv) (in the aggregate) exceeds $250,000, in which case the obligation to provide indemnification under Section 8.4(a)(iv) to the Buyer Indemnified Parties shall only apply with respect to such amounts that are in excess of $250,000. Notwithstanding anything to the contrary set forth herein, (A) the maximum aggregate amount of Losses that may be recovered from TDY arising out of or resulting from the causes enumerated in Section 8.4(a)(iv) shall not exceed $13,000,000 in the aggregate, (B) TDY shall not be responsible for any Losses or any other obligations incurred by the Buyer Indemnified Parties for any Losses arising out of, or otherwise related to, the Thoriated Powder Obligations and/or TDY’s operation of the thoriated tungsten powder product line at the Huntsville, Alabama facility on or after the fifth anniversary of the Closing Date; provided, however, that any claim made prior to such fifth anniversary shall survive (and be subject to indemnification) until it is fully and finally resolved, and (C) Section 8.4(a)(iv) shall be the sole and exclusive remedy of the Buyer Indemnified Parties for any Losses arising out of, or otherwise related to, the Thoriated Powder Obligations and/or TDY’s operation of the thoriated tungsten powder product line at the Huntsville, Alabama facility (and the Buyer Indemnified Parties shall not be entitled to any other claims for Losses under Section 8.4 or otherwise, including for a breach or alleged breach of the representation in Section 3.12, related to the Thoriated Powder Obligations and/or TDY’s operation of the thoriated tungsten powder product line at the Huntsville, Alabama facility).
(m)    In the event the Buyer has an indemnification claim against TDY under Section 8.4(a)(iv), promptly after becoming aware of any facts or circumstances which the Buyer believes have given or would reasonably be expected to give rise to a right of indemnification pursuant to Section 8.4(a)(iv), the Buyer shall deliver reasonably prompt notice of such claim to TDY in writing setting forth, with reasonable specificity, the nature of and facts underlying each particular claim and an estimate of the Losses relating thereto. With respect to any indemnity obligation of TDY pursuant to Section 8.4(a)(iv), TDY shall have the right, upon notice to Buyer within 30 days of receipt of notice of a claim from Buyer, to take the lead and implement any such investigation, corrective action or Cleanup in accordance with applicable Environmental Laws and Environmental Permits, which right shall include, without limitation, reasonable access to the Real Property located at Huntsville, Alabama if necessary to undertake such work. TDY shall comply with, and shall cause any third parties performing the work to comply with, Buyer’s reasonable standard policies and procedures related to its facilities and third party service providers. Buyer may, at its own expense, remain involved in the performance of any action related to the preceding sentence (except to the extent that such involvement would unreasonably interfere with the performance of the work), and TDY shall promptly provide copies to Buyer of all notices, correspondence, draft reports and final reports related to such matter. TDY shall provide a monthly accounting of any work undertaken pursuant to any indemnification claim under Section 8.4(a)(ii) during any period such work is ongoing. TDY shall undertake any such work required herein in a manner designed to minimize any disruption, to the extent reasonably practicable, with the conduct of operations at the Real Property and shall not undertake the work in a manner that adversely effects Buyer’s use of the Real Property (other than as relates to the investigation, corrective action or Cleanup of the Thoriated Powder Obligations and/or Buyer’s operation of the thoriated tungsten powder product line at the Huntsville, Alabama facility). Subject to Section 8.4(l), TDY’s obligation hereunder shall be considered satisfied with respect to any indemnification claim hereunder when TDY receives and provides to Buyer a no further action letter or its equivalent from the applicable Governmental Authority. Buyer shall reasonably cooperate with TDY in the performance of the work, but shall be reimbursed by TDY for any expenditures incurred as a result of such cooperation. If TDY declines to take the lead and implement any investigation, corrective action or Cleanup under this Section 8.4(m), Buyer may take the lead and implement any such investigation, corrective action or Cleanup, and Buyer shall allow TDY, at TDY's sole expense, to remain involved in the performance of any action; provided, however, that Buyer shall not consent to any settlement, if applicable, without the prior written consent of TDY (which consent shall not be unreasonably withheld, conditioned or delayed);. TDY's decision to allow Buyer to take the lead with respect to any indemnity obligation of TDY shall not limit, expand or otherwise affect TDY's obligation to indemnify Buyer with respect to any such indemnity obligation of TDY. Buyer shall promptly provide copies to TDY of all notices, correspondence, draft reports and final reports related to such matter.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Amendment and Modifications. This Agreement may be amended, modified or supplemented at any time by the parties hereto, but only by an instrument in writing signed on behalf of the parties.
Section 9.2    Extension; Waiver. At any time prior to the Closing, the parties hereto entitled to the benefits of the respective term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party not entitled to the benefits of such extension or waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of such right preclude other or further exercise thereof or any other right.

Section 9.3    Entire Agreement; Assignment. This Agreement (a) constitutes, together with the Related Agreements, the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than the Confidentiality Agreement) and (b) shall not be assigned by operation of law or otherwise; provided, however, that Buyer may assign its rights and obligations to any Wholly Owned Subsidiary of such party (unless to do so would restrict or delay the consummation of the transactions contemplated by this Agreement), but no such assignment shall relieve Buyer of its obligations hereunder.
Section 9.4    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.
Section 9.5    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied or email (which is confirmed) or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:
If to Buyer, to:
Kennametal Inc.
1600 Technology Way
P.O. Box 231
Latrobe, Pennsylvania 15650-0231
Attn: Kevin G. Nowe
With a copy to:
Reed Smith LLP
Reed Smith Centre
225 Fifth Avenue
Pittsburgh, PA 15222
Attn:    Ronald L. Francis
If to TDY, to:
TDY Industries, LLC
1000 Six PPG Place
Pittsburgh, PA 15222-5479
Attn:     Elliot S. Davis
With a copy to:
K&L Gates LLP
K&L Gates Center
210 Sixth Avenue

Pittsburgh, PA 15222
Attn:     Ronald D. West
    William J. Axtman
or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).
Section 9.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Section 9.7    Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage may occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at law or in equity. The parties further agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
Section 9.8    Publicity. Each of the parties to this Agreement hereby agrees with the other party hereto that no press release or similar public announcement or communication shall, if prior to, or after, the Closing, be made or be caused to be made (including by such parties' respective Affiliates) concerning the execution or performance of this Agreement unless the parties shall have agreed in advance with respect thereto; provided, however, that this Section 9.8 shall terminate and the parties shall have no further obligations with respect to the subject matter hereunder upon the earlier of (a) one (1) month after the date of the termination of this Agreement pursuant to Section 8.1 or (b) such earlier date that TDY or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation relating to the subject matter of this Agreement. Notwithstanding the foregoing (i) either party may make or cause to be made any press release or similar public announcement or communication as may be required to comply with the requirements of any applicable Laws (including the Exchange Act) or the rules and regulations of each stock exchange upon which the securities of one of the parties is listed and (ii) either party may disclose any information concerning the transactions contemplated hereby which it deems appropriate in its reasonable judgment, in light of such party’s status as a publicly owned company, including to securities analysts and institutional investors and in press interviews; provided, that in the case of clauses (i) and (ii) above to the extent in the good faith judgment of such party it is reasonably practicable to do so, such party (x) provides the other party with a reasonable opportunity in light of the circumstances to review such party's intended communication and (y) consider in good faith modifications to the intended communication that are requested by the other party. Subject to the other terms of this Agreement, the Parties shall cooperate to develop a mutually agreeable post-signing communications plan regarding customers, suppliers, employees and regulators of the Tungsten Materials Business.
Section 9.9    Jurisdiction; Forum, Etc.
(a)    The parties hereto agree that the appropriate, exclusive and convenient forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court sitting in the City of Pittsburgh, Pennsylvania. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit (i) TDY's or any of its Affiliates' ability or right to join, implead or otherwise bring any third-party claim against Buyer or any of its Subsidiaries in an action brought against TDY or any of its Affiliates by a third party in a jurisdiction outside of the Commonwealth of Pennsylvania and Buyer agrees that, pursuant to Section 9.9(b), it (and its Subsidiaries, as applicable) will submit to such jurisdiction or (ii) Buyer's or any of its Subsidiaries' ability or right to join, implead or otherwise bring any third-party claim against TDY or any of its Affiliates in an action brought against Buyer or any of its Subsidiaries by a third party in a jurisdiction outside of the Commonwealth of Pennsylvania and TDY agrees that, pursuant to Section 9.9(b), it (and its Subsidiaries, as applicable) will submit to such jurisdiction. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.
(b)    To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 9.9(a).
(c)    THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION HEREUNDER.
Section 9.10    Conflicts; Privileges. It is acknowledged by each of the parties that TDY and ATI and certain of its Subsidiaries have retained K&L Gates LLP to act as its counsel in connection with the transactions contemplated hereby and that K&L Gates LLP has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other Party or Person has the status of a client of K&L Gates LLP for conflict of interest or any other purposes as a result thereof. Buyer hereby agrees that, in the event that a dispute arises between Buyer or any of its Affiliates and ATI or any of its Affiliates, K&L Gates LLP may represent ATI or any such Affiliate in such dispute even though the interests of ATI or such Affiliate may be directly adverse to Buyer or any of its Affiliates (including any Transferred Subsidiary) and even though K&L Gates LLP may have represented the Tungsten Materials Business or a Transferred Subsidiary in a matter substantially related to such dispute, and Buyer hereby waives, on behalf of themselves and each of its Affiliates, any conflict of interest in connection with such representation by K&L Gates LLP. Buyer further agrees that, as to all communications, whether written or electronic, among K&L Gates, ATI, TDY and the Transferred Subsidiaries, and all files, attorney notes, drafts or other documents, that relate in any way to the transactions contemplated by this Agreement and that predate the Closing, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to ATI (or TDY, as appropriate) and may be controlled by ATI (or TDY, as appropriate) and shall not pass to or be claimed by Buyer or the Tungsten Materials Business or any of Transferred Subsidiaries following the Closing. Buyer agrees to take, and to cause its respective Affiliates to take, all steps necessary to implement the intent of this Section 9.10.
Section 9.11    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
Section 9.12    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.
Section 9.13    Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal fees, accounting fees, investment banking fees and filing fees) incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
Section 9.14    Construction. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.
Section 9.15    Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than

TDY and Buyer (and their respective Subsidiaries), or permitted assigns, any rights or remedies under or by reason of this Agreement, it being understood that the foregoing shall not limit the right of a TDY Indemnified Party or a Buyer Indemnified Party to bring claims for indemnification under Section 8.4 in respect of Losses.
Section 9.16    Share Sellers. The Share Sellers are parties hereto solely for the purposes of Section 1.2 and Section 2.2(b) with respect to the deliveries described therein related to the Shares. Buyer shall not have any right to seek recovery for Losses from the Share Sellers, other than the remedy of specific performance as provided in Section 9.7 with respect to the delivery of the Shares, subject to the terms and conditions of this Agreement. Buyer may seek recovery for Losses from TDY in accordance with the terms and conditions of this Agreement in respect of any breach or violation by the Share Sellers of Section 1.2 and Section 2.2(b).
Section 9.17    Interpretation. An item arising with respect to a specific representation or warranty shall be deemed to be "reflected on," "set forth in" or "given effect in numbers on" a balance sheet or financial statement, to the extent any such phrase appears in such representation or warranty, to the extent that (a) there is a reserve, accrual or other similar item underlying a number on the face of such balance sheet or financial statement that specifically relates to the subject matter of such representation or (b) such item is otherwise set forth with specificity on the face of such balance sheet or financial statement or in the notes thereto.
When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to "dollar" or "$" contained herein are to United States Dollars (unless otherwise specified). The words "hereof," "herein," "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, any payment obligation of Buyer hereunder shall be a joint and several obligation of Buyer and its Subsidiaries.
Section 9.18    Schedules. The disclosure of any matter in any the Seller’s Disclosure Schedule shall expressly not be deemed to constitute an admission by TDY or Buyer, or to otherwise imply, that any such matter is material for the purpose of this Agreement. Any information, item or other disclosure set forth in any Section of the Seller’s Disclosure Schedule shall be deemed to have been set forth in any other Section of the Seller’s Disclosure Schedule, if the relevance of such disclosure to such other portion is reasonably apparent from the facts specified in such disclosure.

[REMAINDER OF PAGE INTENTIONALLY BLANK]
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
TDY INDUSTRIES, LLC

By:    /s/ Eliot S. Davis Name: Eliot S. Davis
Title: Sr. Vice President

KENNAMETAL INC.

By:    /s/ Frank P. Simpkins     Name: Frank P. Simpkins
Title: Vice President and Chief Financial Officer
Solely for purposes of Sections 1.2 and 2.2(b):
CUTTECH LIMITED

By:    /s/ Eliot S. Davis Name: Eliot S. Davis
Title: Director
ATI HOLDINGS SAS

By:    /s/ Eliot S. Davis Name: Eliot S. Davis
Title: Sr. Vice President

ANNEX A
DEFINITIONS
For purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Annex A.
"Accounting Firm" shall be an accounting firm selected in the manner set forth in Section 2.3(b)(ii).
"Accounting Period Start Date" shall have the meaning set forth in Section 2.2(a).
"Action" shall mean any action, claim, suit, arbitration, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any Governmental Authority or arbitration tribunal.
"Affiliate" shall mean, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by Contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For the sake of clarity, the term “Affiliate” when used with respect to TDY shall include ATI and each of its Subsidiaries, whether or not expressly identified.
"Agreement" shall have the meaning set forth in the preamble.
"Asset" shall mean, with respect to any Person, any and all of such Person's right, title and ownership interest in and to all of the properties, assets, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever located, including the following: (i) all Cash Equivalents, notes and accounts receivable (whether current or non-current); (ii) all real properties, including plants, buildings and other structures and improvements (including construction in progress) located thereon, fixtures contained therein and appurtenances thereto; (iii) all leases and subleases and all machinery, Equipment (including all transportation and office equipment), fixtures, trade fixtures and furniture; (iv) all office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind; (v) all raw materials, work-in-process, finished goods, consigned goods and other inventories; (vi) all Intellectual Property; (vii) all IT Assets; (viii) all rights existing under all Contracts; (ix) all prepayments, deposits, performance bonds or prepaid expenses; (x) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind; (xi) all customer lists and records pertaining to customers and accounts, personnel records, all lists and records pertaining to suppliers and agents, and all books, ledgers, files and business records of every kind; (xii) all advertising materials and all other printed or written materials, including purchase orders, forms, labels, shipping materials, catalogues, sales brochures, operating manuals and instructional documents; (xiii) all permits, licenses, approvals and authorizations, to the extent transferable, of Governmental Authorities or third parties relating to the ownership, possession or operation of the Assets; (xiv) all goodwill as a going concern and all other general intangible properties; (xv) all employee contracts, including the right thereunder to restrict an employee from competing in certain respects; and (xvi) all trucks, automobiles and other vehicles.
"Assumed Collective Bargaining Agreement" means that certain Agreement, dated as of July 13, 2010, between Landis Threading Systems and Local Lodge No. 2530, District No. 98, of the International Association of Machinists and Aerospace Workers.
"Assumed Environmental Liabilities" means any and all Liabilities (other than Retained Environmental Liabilities), whether arising before, on or after the Closing Date, of TDY, ATI or any of their predecessor companies or businesses, or any of their Affiliates, Subsidiaries or divisions (including the Transferred Subsidiaries), to the extent relating to, resulting from or arising out of the present, past or future operation, conduct or actions of the Tungsten Materials Business or the present, past or future ownership or use of Tungsten Materials Assets, relating to, resulting from or arising out of any of the following: (i) actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits; (ii) obligations arising under or pursuant to any applicable Environmental Law or Environmental Permit; (iii) the presence of Hazardous Substances or introduction of Hazardous Substances to the environment at, in, on, under or migrating from or to any of the Real Property, including liabilities relating to, resulting from or arising out of the Cleanup of such Hazardous Substances; (iv) natural resource damages, property damages, personal or bodily injury or wrongful death relating to the presence of or exposure to Hazardous Substances (including asbestos-containing materials), at, in, on, under or migrating from or to any Real Property; and (v) Off-Site Locations as a result of the transport, disposal, recycling, reclamation, treatment or storage of Hazardous Substances, or the arrangement for same, to said locations, on or after the Closing Date.
"Assumed Liabilities" shall mean, except in each case as otherwise expressly provided in this Agreement, any and all Liabilities (other than any Retained Liabilities), whether arising before, on or after the Closing Date, of TDY, ATI or any of their predecessor companies or businesses, or any of their Affiliates, Subsidiaries or divisions (including the Transferred Subsidiaries), to the extent relating to, resulting from or arising out of the present, past or future operation, conduct or actions of the Tungsten Materials Business, or the present, past or future ownership or use of Tungsten Materials Assets, including the following:
(i)    all Liabilities assumed by, retained by or agreed to be performed by Buyer or any of its Subsidiaries (including the Transferred Subsidiaries) pursuant to the terms of this Agreement or any Related Agreement (including the use of any Excluded Assets by Buyer or its Affiliates under this Agreement or the Related Agreements);
(ii)    all Liabilities related to the employment, retention or termination of employment with or by ATI and its Affiliates and any of their Subsidiaries

(including TDY and the Transferred Subsidiaries) of any Transferred Employee to the extent provided in Section 5.8;
(iii)    Buyer's or any Subsidiary of Buyer's (including any Transferred Subsidiary’s) portion of Shared Contractual Liabilities pursuant to Section 5.17;
(iv)    all Liabilities for Taxes for which Buyer is liable pursuant to applicable Law;
(v)    all accounts payable of TDY or its Subsidiaries arising out of the sale or other disposition of goods or services, in each case, primarily related to the Tungsten Materials Business;
(vi)    all Assumed Environmental Liabilities; and
(vii)    all Liabilities set forth on Section A(1) of the Seller's Disclosure Schedule.
"ATI" shall have the meaning set forth in the preamble.
"ATI 401(k) Plan" shall have the meaning set forth in Section 5.8(g).
"ATI Books and Records" shall mean the books and records, including all computerized books and records, of or owned by ATI and its Subsidiaries, other than the Transferred Tungsten Materials Books and Records.
"ATI Holdings SAS" shall have the meaning set forth in the recitals.
"Basket" shall have the meaning set forth in Section 8.4(h)
"Benefit Plans" shall have the meaning set forth in Section 3.10(a).
"Business Day" shall mean any day other than a Saturday, a Sunday or a day on which United States banks are closed generally.
"Business Employee" shall mean each individual primarily employed in the Tungsten Materials Business immediately before the Closing (including the employees set forth on Section 5.8(a) of the Seller’s Disclosure Schedule employed by Affiliates of TDY in connection with the operation of the Tungsten Materials Business).
"Buyer" shall have the meaning set forth in the preamble.
"Buyer Designee" shall have the meaning set forth in Section 1.1.
"Buyer Indemnified Parties" shall have the meaning set forth in Section 8.4(a).
"Buyer Material Adverse Effect" shall mean any actual change, event or effect that, individually or in the aggregate with all other actual changes, events and effects, impairs,

hinders or adversely affects in any material respect the ability of Buyer and its Subsidiaries to consummate the Sale or the other material transactions contemplated hereby.
"Buyer's Disclosure Schedule" shall mean the disclosure schedule that Buyer has delivered to TDY as of the date of this Agreement.
"Cash Equivalents" shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority (excluding cash which is the subject of Section 5.8(n).
"Cleanup" shall mean all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to requests of any Governmental Authority for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.
"Closing" shall have the meaning set forth in Section 2.2(a).
"Closing Adjustment Amount" shall have the meaning set forth in Section 2.3(b)(i)(A).
"Closing Date" shall have the meaning set forth in Section 2.2(a).
"Closing Net Working Capital Principles" shall mean (i) to the extent specified on Exhibit B, the accounting principles, procedures, policies, practices and methods that were employed in preparing the Reference Net Working Capital Statement and (ii) to the extent not so specified on Exhibit B, the accounting principles, procedures, policies, practices and methods applied in preparation of the Scheduled Financial Matters as of June 30, 2013, with any inconsistency between the principles of presentation in the Scheduled Financial Matters as of June 30, 2013 and the principles, procedures, policies, practices and methods described on Exhibit B to be resolved in favor of Exhibit B.
"COBRA" shall have the meaning set forth in Section 5.8(j).
"Code" shall mean the United States Internal Revenue Code of 1986, as amended.
"Confidential Information" shall have the meaning set forth in Section 5.13(a).
"Confidentiality Agreement" shall have the meaning set forth in Section 5.2.
"Contract" shall mean any contract, agreement, lease, license (other than Permits), instrument or other commitment that is binding on any Person or entity or any part of its property under applicable Law, whether written or oral.

"Controlled Group Plan" has the meaning set forth in Section 3.10(a).
"Cuttech" shall have the meaning set forth in the preamble.
"Data Room" shall mean the data room made available to Buyer for the purposes of reviewing information relating to, among other things, the Tungsten Materials Business.
"Delayed Antitrust Approval" shall have the meaning set forth in Section 5.3(c).
"Delayed Tungsten Materials Asset" shall have the meaning set forth in Section 5.18(a).
"De Minimis Claim Threshold" shall have the meaning set forth in Section 8.4(h).
"Dispute Notice" shall have the meaning set forth in Section 2.3(b)(ii).
"DOJ" shall have the meaning set forth in Section 3.3.
"EC Merger Regulations" shall mean European Union Council Regulation (EC) No. 139/2004 of January 20, 2004.
"Effective Time" shall have the meaning set forth in Section 2.2(a).
"Encumbrance" shall mean any lien, encumbrance, security interest, charge, mortgage, deed of trust, deed to secure debt, option, pledge or restriction on transfer of title or voting of any nature whatsoever; provided that “Encumbrance” shall not be deemed to include in the case of securities and any other equity ownership interests, the restrictions imposed by federal, state and foreign securities laws and any security interest incurred pursuant to financings by ATI or any Subsidiary thereof that will be released prior to Closing at no cost to Buyer.
"Environmental Claim" shall mean any Action alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, medical monitoring or penalties) arising out of, based on or resulting from: (i) the presence, Release or threatened Release of any Hazardous Substance generated or used by the Tungsten Materials Business at any location; (ii) exposure to any Hazardous Substance generated or used by the Tungsten Materials Business; or (iii) circumstances forming the basis of any violation of any Environmental Laws or Environmental Permits.
"Environmental Laws" shall mean all Laws relating to pollution or protection of human health or safety or the environment, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

"Environmental Permit" shall mean any permit, license, approval, registration or other authorization under any applicable Law or of any Governmental Authority relating to Environmental Laws or Hazardous Substances.
"Equipment" shall mean all equipment, fixtures, physical facilities, machinery, inventory, spare parts, supplies, tools and other tangible personal property but excluding any IT Assets.
"ERISA" shall have the meaning set forth in Section 3.10(a).
"ERISA Affiliate" shall have the meaning set forth in Section 3.10(a).
"Estimated Closing Cash Amount" shall have the meaning set forth in Section 2.3(a).
"Estimated Net Working Capital" shall have the meaning set forth in Section 2.3(a).
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Excluded Assets" shall mean
(i)    all Assets constituting ownership interests in, or that are used or held for use in, the Excluded Businesses but are not Assets primarily used or primarily held for use in the Tungsten Materials Business;
(ii)    all Cash Equivalents (except to the extent that any Cash Equivalents are held by any of the Transferred Subsidiaries as of the Effective Time, in which case such Cash Equivalents shall remain with the Transferred Subsidiaries and be taken into account in the determination of the Preliminary Purchase Price and the Final Purchase Price as provided in Section 2.3);
(iii)    all intercompany receivables and payables between ATI and any of its Retained Subsidiaries;
(iv)    with respect to TDY and any Tungsten Materials Affiliates, all Tax losses and Tax loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, including interest thereon, whether or not the foregoing are derived from the Tungsten Materials Business;
(v)    with respect to TDY and any Tungsten Materials Affiliates, any deposit or similar advance payment with respect to Taxes;
(vi)    all current and prior insurance policies of TDY or any of its Affiliates and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(vii)    all legal and beneficial interest in the share capital or equity interests of Retained Subsidiaries;
(viii)    all rights of TDY and its Affiliates under this Agreement and any documents delivered or received in connection herewith;
(ix)    the Retained Names and all Intellectual Property and IP Contracts of ATI and its Subsidiaries that are not Tungsten Materials IP or a Tungsten Materials IP Contract, respectively;
(x)    all Assets under or in any way attributable to Benefit Plans;
(xi)    all files (including all emails) relating to the Sale Process or any Action included in the Retained Liabilities;
(xii)    all email accounts relating to the Tungsten Materials Business;
(xiii)    all emails relating to the Tungsten Materials Business (A) that are dated between the date that is one month prior to the date of this Agreement and the Closing Date and that relate to, or could relate to, any matter that is or could be the subject of a litigation or dispute between ATI or any of its Subsidiaries, on the one hand, and Buyer or any its Subsidiaries, on the other hand, or (B) that are dated earlier than the date that is one month prior to the date of this Agreement; and
(xiv)    the Assets identified on Section A(4) of the Seller's Disclosure Schedule.
"Excluded Businesses" shall mean all of the former, present or future businesses of ATI and its Subsidiaries, other than the Tungsten Materials Business.
"Excluded Shared Contracts" shall have the meaning set forth in Section 5.17(c).
"Export Control and Import Laws" means, collectively, United States export control and import laws and United States Laws governing embargoes, sanctions and boycotts, including the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq. ), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the Export Administration Regulations (15 C.F.R. § 730 et. seq.), and all rules, regulations and executive orders relating to any of the foregoing, and the Laws administered by the Office of Foreign Assets Controls of the United States Department of the Treasury, and the Laws administered by the United States Customs and Border Protection.
"Final Closing Adjustment" shall have the meaning set forth in Section 2.3(c)(i).
"Final Closing Cash Amount" shall have the meaning set forth in Section 2.3(b)(ii).
"Final Net Working Capital" shall have the meaning set forth in Section 2.3(b)(ii).

"Final Purchase Price" shall have the meaning set forth in Section 2.1.
“Foreign Benefit Plan” shall have the meaning set forth in Section 3.10(j).
"FTC" shall have the meaning set forth in Section 3.3.
"Fundamental Representations" shall mean the representations set forth in Sections 3.1 (Organization; Capitalization), 3.2 (Authority Relative to this Agreement), 3.13(a) (Title to Real Property), 3.15(a) (Title to Assets), 3.16 (Brokers and Finders), 4.1 (Corporate Organization and Standing), 4.2 (Authority Relative to this Agreement, Etc.) and 4.4 (Brokers and Finders).
"GAAP" shall mean United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied (it being understood that all concepts of materiality shall be measured by reference to the Tungsten Materials Business and not to TDY and its Affiliates).
"Governmental Authority" shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.
"Governmental Filings" shall have the meaning set forth in Section 3.3.
"Hazardous Substance" shall mean (a) any substances defined, listed, classified or regulated as "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "pollutants," "wastes," "radioactive materials," "petroleum," "oils", “asbestos” or designations of similar import under any Environmental Law, or (b) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.
"HSR Act" shall mean the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
"Indebtedness" of any Person shall mean, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or Assets purchased by such Person, (d) all Indebtedness of others secured by any mortgage, lien, pledge, or other Encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (e) all guarantees by such Person of Indebtedness of others, and (f) all lease obligations of such Person which are required to be capitalized in accordance with GAAP.
"Indemnified Party" shall have the meaning set forth in Section 8.4(f)(i).

"Indemnifying Party" shall have the meaning set forth in Section 8.4(f)(i).
"Information" shall have the meaning set forth in Section 5.10.
"Intellectual Property" shall mean all (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof ("Patents"), (ii) registered and unregistered trademarks, service marks, names, corporate names, trade names, domain names, URLs and URL registrations, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing ("Trademarks"), (iii) copyrights and copyrightable subject matter ("Copyrights"), (iv) trade secrets and all other confidential or proprietary information, Know-How, inventions, processes, formulae, models, and methodologies and (v) all applications and registrations for the foregoing, in each case to the extent not including any IT Assets.
"Intentional Breach" shall mean, with respect to any representation, warranty, agreement or covenant, an action or omission (including a failure to cure circumstances) taken or omitted to be taken after the date hereof that the breaching Person intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.
"Intercompany Agreements" shall have the meaning set forth in Section 5.5(a).
"IP Assignment Agreements" means the Intellectual Property assignment agreements, substantially in the form attached hereto as Exhibit C.
"IP Contracts" means Contracts that primarily relate to (i) the receiving or granting or limiting of rights in or to any Intellectual Property or (ii) confidentiality of any Intellectual Property.
"IRS" shall mean the United States Internal Revenue Service or any successor agency.
"IT Assets" means all software, computer systems, personal computers, laptops, notebook computers, mobile phones and other personal computing devices, telecommunications equipment, databases, Internet Protocol addresses, data rights and documentation, reference and resource materials relating thereto, and associated contracts and contract rights (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits and telecommunications agreements).
"Key Customer" shall mean the five (5) most significant customers of each of (i) the powders segment of the ATI Firth Sterling division, (ii) the components segment of the ATI Firth Sterling division and (iii) the ATI Stellram division, of the Tungsten Materials Business, based on dollar sales volumes of the Tungsten Materials Business during the twelve (12) month period ended December 31, 2012, each of which is set forth in Section A(5) of the Seller's Disclosure Schedule.
"Key Supplier" shall mean the five (5) most significant suppliers of each of (i) the powders segment of the ATI Firth Sterling division, (ii) the components segment of the ATI Firth Sterling division and (iii) the ATI Stellram division, of the Tungsten Materials Business, based on amounts invoiced during the twelve (12) month period ended December 31, 2012, each of which is set forth in Section A(6) of the Seller's Disclosure Schedule.
"Know-How" shall mean all technical information, including without limitation, data, trade secrets, processes, procedures, methods, techniques, compositions, formulas, ingredients, product specifications, mold specifications, drawings, sketches, designs, structural shaping, manufacturing techniques, material specifications, process specifications and engineering specifications necessary for an entity’s business operations.
"Knowledge" shall mean, with respect to TDY or the Transferred Subsidiaries, the actual knowledge of the persons listed on Section A(7) of the Seller's Disclosure Schedule, including any knowledge that should reasonably be obtained by such persons in the normal course of their respective duties as officers of TDY or directors of a Transferred Subsidiary, but without any further investigation or inquiry by any of them.
"Law" shall mean any law, statute (including the Code), ordinance, rule, regulation, order, writ, judgment, injunction, treaty or decree of any Governmental Authority applicable in any jurisdiction.
"Leased Real Property" shall mean the real property leased or subleased (i) by TDY or its Affiliates (in respect of the Tungsten Materials Business) or (ii) by any of the Transferred Subsidiaries, in either case, pursuant to a Lease set forth on Section A(8) of the Seller's Disclosure Schedule, together with, to the extent also leased by TDY or its Affiliates (in respect of the Tungsten Materials Business) or by any of the Transferred Subsidiaries, all improvements located thereon.
"Leases" shall mean all leases and subleases, pursuant to which TDY (in respect of the Tungsten Materials Business) or any Transferred Subsidiary has a leasehold interest in Assets.
"Liabilities" shall mean any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, but not limited to, those arising under any Law or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.
"Losses" shall mean any and all damages, losses, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the reasonable costs and expenses of attorneys incurred in the defense thereof), but excluding consequential damages, special damages, incidental damages, loss of profits, diminution in value, damages based on multiple of earnings, loss of business reputation, punitive and exemplary damages (other than such damages awarded to any third party against an Indemnified Party).
"Material Adverse Effect" shall mean any change, event, development or effect that (a) has had a material adverse effect on the business, results of operations or financial condition of the Tungsten Materials Business, taken as a whole, or (b) materially impairs or materially delays the ability of TDY to consummate the transactions contemplated by this Agreement, other than, in each case, any change, event, development or effect that results from, arises out of or is related to (i) general economic conditions (including changes in (A) financial or market conditions, (B) currency exchange rates, (C) prevailing interest rates or credit markets or (D) the price of commodities or raw materials used in the Tungsten Materials Business), (ii) local, regional, national or international conditions in any of the industries or markets in which the Tungsten Materials Business is conducted (except to the extent the Tungsten Materials Business is materially disproportionately affected by such condition relative to other participants in industries in which the Tungsten Materials Business operates (in respect of the business conducted by them in such industries)), (iii) any labor strike, slow down, lockage or stoppage, pending or threatened, affecting the Tungsten Materials Business or any Business Employee, (iv) changes in Law, GAAP or other applicable accounting standards or the interpretations thereof, (v) the Excluded Assets or Retained Liabilities, (vi) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (vii) any actions taken, or failures to take action, or such other changes or events, in each case, to which Buyer has consented or the failure to take actions specified in Section 5.1 due to Buyer’s unreasonable failure to consent thereto following the request of TDY, (viii) any action taken by TDY or Buyer pursuant to Section 5.3, (ix) any failure to transfer or take any other action with respect to a Delayed Tungsten Materials Asset pursuant to Section 5.18, (x) any changes in credit ratings (it being understood that the underlying causes of the failure to meet such projections shall be taken into account in determining whether a Material Adverse Effect has occurred, unless such causes are otherwise excepted under this paragraph), or (xi) the announcement or pendency of, or the taking of any action contemplated by, this Agreement and the other agreements contemplated hereby, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to the Tungsten Materials Business and including the impact of any of the foregoing on relationships with customers, suppliers, lenders, officers, employees or regulators and any suit, action or proceeding arising therefrom or in connection therewith.
"Material Contracts" shall have the meaning set forth in Section 3.17.
"Multiemployer Plan" shall have the meaning set forth in Section 5.8(k).
"Net Working Capital of the Tungsten Materials Business" shall mean, as outlined and described on Exhibit B, (i) the current assets that are Tungsten Materials Assets (including the combined current assets of the Transferred Subsidiaries), other than (A) Cash Equivalents,

(B) Excluded Assets, (C) assets in respect of Taxes (including deferred income taxes and income tax receivables), (D) intercompany receivables owed by ATI or a Retained Subsidiary and (E) LIFO inventory reserves, minus (ii) the current liabilities that are Assumed Liabilities (including the combined current liabilities of the Transferred Subsidiaries) other than (A) Indebtedness, (B) the Retained Liabilities, (C) liabilities in respect of Taxes (including deferred income taxes and accrued income taxes payable), (D) intercompany payables owed to ATI or a Retained Subsidiary that are terminated at or prior to the Closing and (E) accrued annual incentive plan bonus, in each case as calculated in the manner set forth on Exhibit B.
"Non-Material Antitrust Approval" shall mean (i) the filings, consents and approvals set forth in Section A(9) of the Seller's Disclosure Schedule and (ii) any other filing, consent and approval under Regulatory Laws the failure of which to make such filing or obtain such approval or consent would not reasonably be expected to (x) expose ATI or any of its Subsidiaries (or any of their respective officers, directors or employees), on the one hand, or Buyer or any of its Subsidiaries (or any of their respective officers, directors or employees), on the other hand, to criminal charges or material civil fines or penalties, (y) constitute a permanent global bar on consummating the transactions contemplated hereby pursuant to the applicable Regulatory Laws of such jurisdiction, or (z) materially hinder or increase the cost of the conduct of the ongoing business of ATI or any of its Subsidiaries or Buyer or any of its Subsidiaries in any jurisdiction.
"Non-Transferable Permits" means the Permits or Environmental Permits which, by their terms or by applicable Law may not be transferred to third parties, including Buyer or any of its Subsidiaries.
"Off-Site Location" means any real property other than: (a) the Real Property; (b) real properties that were formerly owned or operated by TDY or an Affiliate or predecessor thereof for the Tungsten Materials Business but are not owned or operated by TDY or an Affiliate thereof as of Closing Date; (c) real properties that are owned or operated by TDY or an Affiliate of TDY but are not part of the Real Property; and (d) real properties adjacent to or in the vicinity of the real properties described in clauses (a), (b) or (c) of this definition that have been impacted by Hazardous Materials that have been Released, disposed, discharged or emitted at the real properties described in clauses (a), (b) or (c) of this definition.
"Organizational Documents" means (i) with respect to a corporation, the certificate or articles of incorporation, memorandum and articles of association, by-laws and similar constituent documents; (ii) with respect to any other entity, each charter, certificate of formation, partnership agreement, joint venture agreement, operating agreement and similar document, as applicable, adopted or filed in connection with the creation, formation or organization of such entity; and (iii) any amendment to any of the foregoing.
"Outside Date" shall have the meaning set forth in Section 8.1(b).
"Owned Real Property" shall mean the real property owned by TDY (in respect of the Tungsten Materials Business) and the Transferred Subsidiaries set forth on Section A(10) of the Seller's Disclosure Schedule, together with all improvements located thereon, and together with any rights and appurtenances pertaining thereto, including without limitation any and all rights of TDY and the Transferred Subsidiaries, respectively, in and to any and all oil, gas and mineral rights and profits, rights and appurtenances pertaining to any such real property; "Owned Real Property" shall also include all buildings and other improvements owned by TDY or its Affiliates on any of the Leased Real Property.
“Patents” shall have the meaning set forth in the definition of Intellectual Property.
"Permits" shall have the meaning set forth in Section 3.6.
"Permitted Encumbrances" shall mean:
(a)    Encumbrances identified on Section A(11) of the Seller's Disclosure Schedule or specifically identified on the Scheduled Financial Matters (including in the notes thereto);
(b)    all Encumbrances approved in writing by Buyer;
(c)    easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights; conditions, covenants or other restrictions; and easements for streets, alleys, highways, telephone lines, power lines and railways, over or in respect of any Real Property, which individually or in the aggregate do not materially and adversely impair the value of, or the continued use or occupancy of such Real Property to which they relate in connection with the Tungsten Materials Business as presently conducted;
(d)    Encumbrances for Taxes, assessments, or other governmental charges not yet due or payable or that may be subsequently paid without penalty or that are being contested in good faith by appropriate proceedings;
(e)    any materialman's, mechanics', repairman's, employees', contractors', operators', landlord's or other similar liens arising in the ordinary course of business if the underlying obligations are not delinquent or if such items are being contested in good faith;
(f)    Encumbrances arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business;
(g)    licenses of or other grants of rights to use or obligation with respect to Intellectual Property, which individually or in the aggregate do not materially and adversely impair the continued use of such Intellectual Property to which they relate by the Tungsten Materials Business as presently conducted;
(h)    all Encumbrances, Contracts, agreements, instruments, obligations, defects and irregularities affecting or encumbering the Assets that individually are not such as to materially and adversely interfere with the operation or use of any material Asset in the Tungsten Materials Business as currently conducted;

(i)    Encumbrances that have been placed by any developer, landlord or other third party on property over which TDY or its Affiliates has easement rights or on any Leased Real Property and subordination or similar agreements relating thereto;
(j)    all matters that an accurate survey of the Real Property would disclose;
(k)    deed restrictions limiting the use of Real Property to commercial, industrial non-residential uses;
(l)    any restrictions imposed on the use of the Real Property imposed by Governmental Authorities as part of environmental Cleanup;
(m)    Encumbrances that will be released and, as appropriate, removed of record, at or prior to the Closing Date;
(n)    in the case of securities, the restrictions imposed by federal, state and foreign securities laws; and
(o)    in the case of the buildings and other improvements owned by TDY or its Affiliates on any of the Leased Real Property, the applicable Leases.
"Person" shall mean any individual, corporation, limited liability company, partnership, trust or other entity.
"Powders Litigation" shall mean that certain lawsuit filed by Levi S. Sherry, in the Allegheny County Court of Common Pleas, against, among other parties, TDY, case number G.D. 12-018586.
"Preliminary Adjustment Statement" shall have the meaning set forth in Section 2.3(b)(i).
"Preliminary Closing Net Working Capital Statement" shall mean a statement setting forth a reasonably detailed calculation by Buyer of the Scheduled Financial Matters, in each case as of the Effective Time and unaudited.
"Preliminary Purchase Price" shall equal $605,000,000 (i) plus, if the Estimated Net Working Capital exceeds the Reference Net Working Capital, an amount equal to such excess, and (ii) minus, if the Reference Net Working Capital exceeds the Estimated Net Working Capital, an amount equal to such excess, and (iii) plus, the Estimated Closing Cash Amount, if any.
"Privilege" shall mean all privileges that may be asserted under applicable Law including privileges arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges).
"Products" shall have the meaning set forth in Section 5.13(d).

"Prohibited Activities" shall have the meaning set forth in Section 5.14(a).
"Purchase Price Allocation" shall have the meaning set forth in Section 2.4.
"Real Property" shall mean, collectively, the Leased Real Property and the Owned Real Property.
"Reference Net Working Capital" shall mean $101,456,000.
"Reference Net Working Capital Statement" shall mean the statement of Net Working Capital attached hereto as Exhibit B.
"Regulatory Law" shall mean the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the EC Merger Regulations and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.
"Related Agreements" shall mean the Transition Services Agreement, the IP Assignment Agreement and the Exhibits and Schedules thereto.
"Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.
"Relevant Person" shall have the meaning set forth in Section 3.11(c)(i).
"Remediation Standard" shall mean (i) a numerical standard that defines the concentrations of Hazardous Substances that may be permitted pursuant to Environmental Law to remain in any environmental media following a Cleanup; or (ii) an approach (engineering, operational or otherwise) used to correct a non-compliant condition pursuant to Environmental Law.
"Representative" shall mean, with respect to any Person, each of such Person's directors, officers, employees, representatives, attorneys, accountants, advisors and agents.
"Required Antitrust Approvals" shall mean (i) any required filings, consents and approvals pursuant to the HSR Act and the EC Merger Regulations and (ii) any other filings, consents or approvals under Regulatory Laws the failure of which to make such filing or obtain such approval or consent would reasonably be expected to have the effect set forth in clause (x), (y) or (z) of the definition of "Non-Material Antitrust Approval."

"Retained Environmental Liabilities" shall mean (a) Liabilities for Cleanup costs, natural resource damages, property damage, personal injury or bodily injury at or associated with Off-Site Locations relating to the transport, disposal, recycling, reclamation, treatment or storage of Hazardous Substances, or the arrangements for same, to said locations, before the Closing Date, in connection with the ownership or operation of the Tungsten Materials Business; and (b) with respect to (i) any other property owned or operated by the Tungsten Materials Business as of the Closing that is not within the definition of Real Property or (ii) any property formerly owned or operated by TDY or an Affiliate or predecessor thereof in connection with the Tungsten Materials Business (that is not within the definition of Real Property), Liabilities for any Environmental Claim associated with said properties arising out of, based on, or resulting from any pre-Closing actions attributable to the Tungsten Materials Business.
"Retained Liabilities" shall mean, except in each case as otherwise expressly provided in this Agreement, any and all Liabilities, whether arising before, on or after the Closing Date, of ATI, its Subsidiaries or any of their respective predecessor companies or businesses, or any of their Affiliates, Subsidiaries or divisions, to the extent the same results from or arises out of the present, past or future operations or conduct of the Excluded Businesses or the use or ownership by ATI or its Subsidiaries of the Excluded Assets, except where such operations or conduct of the Excluded Businesses or use or ownership of the Excluded Assets relate to the Tungsten Materials Business. "Retained Liabilities" shall include the following: (i) all Liabilities retained by TDY under Section 5.8(g)-(j), (ii) all Liabilities for Taxes for which TDY or ATI is liable pursuant to applicable Law, (iii) all Liabilities for Indebtedness, (iv) all Liabilities assumed by, retained by or agreed to be performed by TDY pursuant to any of the Related Agreements, (v) all Retained Environmental Liabilities; (vi) the Powders Litigation; (vii) costs and expenses incurred by TDY, the Transferred Subsidiaries and any of their respective Affiliates in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby; and (viii) the Liabilities set forth on Section A(12) of the Seller's Disclosure Schedule.
"Retained Names" shall mean all Trademarks of TDY and its Affiliates other than those set forth in Section 5.7 of the Seller's Disclosure Schedule, and any Trademarks related thereto or containing or comprising the foregoing, including any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing.
"Retained Subsidiary" shall mean any Subsidiary of ATI other than the Transferred Subsidiaries.
"Review Period" shall have the meaning set forth in Section 2.3(b)(ii).
"Sale" shall have the meaning set forth in Section 2.1 hereof.
"Sale Process" means all matters, whether occurring before or after the date of this Agreement, relating to the sale of the Tungsten Materials Business and all activities in connection therewith, including matters relating to (i) the solicitation of proposals from third parties in connection with the sale of the Tungsten Materials Business or (ii) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the Related Agreements, or the determination of the allocation of any Assets or Liabilities pursuant to the foregoing agreements or the transactions contemplated thereby.
"Scheduled Financial Matters" shall have the meaning set forth in Section 3.4.
"Securities Act" shall mean the Securities Act of 1933, as amended.
"Seller's Disclosure Schedule" shall mean the disclosure schedule that TDY has delivered to Buyer as of the date of this Agreement, as may be amended or supplemented in accordance with Section 5.19.
"Share Sellers" shall have the meaning set forth in the preamble.
"Shared Contracts" shall mean any Contract, sales order, purchase order, instrument or other commitment, obligation or arrangement entered into prior to the Closing which are between ATI or any of its Subsidiaries (or, after the Closing, ATI or Buyer or any of their respective Subsidiaries), on the one hand, and one or more third parties, on the other hand (regardless of whether such Contracts constitute Tungsten Materials Assets), that directly benefit both (x) the Excluded Businesses and (y) the Tungsten Materials Business.
"Shared Contractual Liabilities" shall mean Liabilities in respect of Shared Contracts.
"Shares" means (i) the Cuttech Shares and (ii) the Stellram France Shares.
"Solvent" shall mean, with respect to any Person, that (i) the fair saleable value of the property of such Person and its Subsidiaries is, on the date of determination, greater than the total amount of Liabilities of such Person and its Subsidiaries as of such date, (ii) such Person and its Subsidiaries are able to pay all Liabilities of such Person and its Subsidiaries as such Liabilities mature and (iii) such Person and its Subsidiaries do not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such Person and its Subsidiaries. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.
"Special Representations" shall mean the representations set forth in Sections 3.9 (Taxes), 3.10 (Employee Benefit Plans; ERISA) and 3.12 (Environmental).
"Special Representations Period" shall mean, (i) with respect to the representations set forth in Section 3.9 (Taxes), the statute of limitations applicable thereto, (ii) with respect to the representations set forth in Section 3.10 (Employee Benefit Plans; ERISA), three (3) years, and (iii) with respect to the representations set forth in Section 3.12 (Environmental), three (3) years.

"Stellram France" shall mean ATI Stellram SAS, a Société par Actions simplifiée incorporated in France.
"Stellram France Shares" shall mean the shares of Stellram France.
"Stellram UK Shares" shall mean all of the issued shares of Stellram UK.
"Stellram UK" shall mean ATI Stellram Limited, a company incorporated in England and Wales under number 01506705.
"Subdivision" shall mean the legal division of the real property owned by TDY and located in Huntsville, Alabama into two separate parcels, which shall be subject to Buyer’s reasonable approval.
"Subsidiary" of a Person shall mean a corporation, partnership, joint venture, association, limited liability company or other entity of which such Person owns, directly or indirectly, more than 50% of the outstanding voting stock or other ownership interests. For the sake of clarity, the term “Subsidiary” when used with respect to ATI shall include TDY and each of the Transferred Subsidiaries so long as any such entity constitutes a “Subsidiary” of ATI under this definition at the time of the applicable determination.
"Tax Audit" shall have the meaning set forth in Section 6.1 hereof.
"Tax Authority" shall mean a Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.
"Tax Item" shall mean any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.
"Tax Return" shall mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.
"Taxes" shall mean any charges, fees, levies, imposts, duties, or other assessments of a similar nature, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, wage withholding, employment, workers compensation, business occupation, occupation, premiums, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, real estate, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax Authority including any interest, additions to tax, or penalties applicable or related thereto and any Taxes of any other Person for which the Tungsten Materials Business or any of the Transferred Subsidiaries may be liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law).
"TDY" shall have the meaning set forth in the preamble.
"TDY Indemnified Parties" shall have the meaning set forth in Section 8.4(b).
"Third Party Claim" shall mean any Action brought, asserted or commenced by any Person, other than by a TDY Indemnified Party or a Buyer Indemnified Party, against any TDY Indemnified Party or Buyer Indemnified Party.
"Thoriated Powder Obligations" shall mean any decommissioning Cleanup costs required under that certain Huntsville Radioactive Materials License (STB-332) or the Alabama regulations related thereto to the extent resulting from TDY’s operation of the thoriated tungsten powder product line at the Huntsville, Alabama facility prior to the Closing Date, specifically including any costs arising as a result of Buyer’s determination to discontinue operation of the thoriated powder product line at the Huntsville, Alabama facility at any time, which determination may be made in Buyer’s sole discretion at any time and for any reason.
"Trademarks" shall have the meaning set forth in the definition of Intellectual Property.
"Transfer Taxes" shall have the meaning set forth in Section 6.2.
"Transferred Assets" shall have the meaning set forth in the recitals.
"Transferred Employee" shall have the meaning set forth in Section 5.8(a).
"Transferred Subsidiaries" shall mean the companies listed in Annex B.
"Transferred Tungsten Materials Books and Records" shall mean the books and records exclusively used or exclusively held for use in the Tungsten Materials Business, including (i) all such books and records to the extent exclusively relating to Transferred Employees, the purchase of materials, Taxes, supplies and services, the development, marketing, manufacture and sale of products by the Tungsten Materials Business or dealings with suppliers and customers of the Tungsten Materials Business, (ii) the statutory books of the Transferred Subsidiaries (to the extent applicable), (iii) all accounting records exclusively related to the Tungsten Materials Business, (iv) all files relating to any Action included in the Assumed Liabilities, (v) copies of bank statements of each of the Transferred Subsidiaries showing balances for the day immediately prior to the Closing, (vi) check books in use with respect to all Transferred Subsidiary accounts, and (vii) all emails exclusively relating to the Tungsten Materials Business and dated no earlier than the date that is one month prior to the date of this Agreement. Notwithstanding the foregoing, "Transferred Tungsten Materials Books and Records" shall not include information, documents or materials (x) that have not been properly classified as exclusively relating to the Tungsten Materials Business in accordance with ATI's Corporate Records Information Management policies, (y) to the extent relating to or constituting any Excluded Assets or Retained Liabilities or (z) to the extent that transferring any books and records is not permitted by applicable Law.
"Transition Services Agreement" shall mean the Transition Services Agreement substantially in the form attached hereto as Exhibit E.
"Treasury Regulations" shall mean the final, temporary and proposed regulations promulgated by the United States Treasury Department under the Code.
"Tungsten Materials Affiliates" shall mean TDY and its Affiliates (excluding the Transferred Subsidiaries) that hold, lease or license any Tungsten Materials Assets or conduct any part of the Tungsten Materials Business.
"Tungsten Materials Assets" shall mean all right, title and interest, as of immediately prior to Closing, of TDY, ATI, and the Transferred Subsidiaries, in all Assets primarily used or primarily held for use in the Tungsten Materials Business (excluding the Excluded Assets, any IT Assets, any Intellectual Property, any IP Contract and any real property and any interests therein, except to the extent specifically included pursuant to one or more of the clauses below in this definition), including:
(i)    the Owned Real Property;
(ii)    the leasehold interests in the Leased Real Property;
(iii)    all Equipment (and leases thereof) primarily used or primarily held for use in connection with the Tungsten Materials Business;
(iv)    all accounts receivable of TDY arising out of the sale or other disposition of goods or services, in each case, primarily related to the Tungsten Materials Business;
(v)    the Tungsten Materials Inventories;
(vi)    all Intellectual Property that is used or held for use in the Tungsten Materials Business, including, but not limited to, the patents and patent applications listed in Section 3.14(a)(i) of the Seller’s Disclosure Schedule and the trademarks and trademark applications listed in Section 3.14(a)(ii) of the Seller’s Disclosure Schedule (the "Tungsten Materials IP");
(vii)    all IP Contracts that are used or held for use in the Tungsten Materials Business ("Tungsten Materials IP Contracts");
(viii)    all other intangible property owned by TDY on the Closing Date exclusively used in the Tungsten Materials Business;

(ix)    all Contracts (other than leases with respect to the Leased Real Property and Equipment, any IP Contract, any Contract that constitutes an IT Asset, and any Contract relating to the Excluded Assets) to which ATI or any of its Subsidiaries is a party or to which any of the Assets is subject, in each case that is primarily used or primarily held for use in connection with the Tungsten Materials Business;
(x)    all Permits (other than Non-Transferable Permits) owned, utilized or licensed by TDY, ATI or any of their Subsidiaries and primarily used or primarily held for use in, and required in the operation of, the Tungsten Materials Business (including application for issuance or renewal thereof);
(xi)    all Transferred Tungsten Materials Books and Records;
(xii)    any rights and claims of TDY or ATI under any confidentiality agreement, to the extent related to the Tungsten Materials Business, entered into by TDY or ATI with third Persons regarding the Sale Process;
(xiii)    all claims and rights of TDY under warranties, representations, Contracts, and guarantees made by suppliers, manufacturers and contractors, in each case, in connection with the Tungsten Materials Business;
(xiv)    the Tungsten Materials IT Assets;
(xv)    any other Assets of TDY owned, leased or licensed and exclusively used or exclusively held for use in the Tungsten Materials Business, if and to the extent that such Assets are not referred to in the preceding paragraphs of this definition;
(xvi)    to the extent permitted by the policies and applicable Law, all rights, if any, to any insurance benefits and proceeds (subject to any self-insurance features or obligations, including any deductibles or retrospectively-rated premiums due) payable under third party insurance policies of TDY or its Affiliates to cover any Assumed Liabilities prior to the Closing Date related to any Third Party Claim whether made prior to or following the Closing Date; provided that no insurance policies held by TDY or its Affiliates are being transferred in the Sale; and provided further, that no rights under any policies shall be transferred to the extent that the assertion of such rights by Buyer would give rise to any material obligation of TDY or its Affiliates under any self-insurance features or obligations, including any deductibles or retrospectively-rated premium obligations, or to any defense or indemnification obligations related to any insurance settlement (unless such obligation is assumed by Buyer);
(xvii)    all warranty and condemnation net proceeds received or payable after the date of this Agreement with respect to damage, non-conformance of or Loss to the Tungsten Materials Assets;
(xviii)    the Assets set forth on Section A(2) of the Seller's Disclosure Schedule; and

(xix)    any and all rights, claims, credits, causes of action or rights of set-off against third Persons relating to the foregoing;
but in the case of each of the foregoing, excluding the Excluded Assets.
"Tungsten Materials Business" shall mean, as comprised on or prior to the Closing Date, the manufacture, marketing, sales and service of the Products carried on by TDY and by the Transferred Subsidiaries and the ownership and operation of the Tungsten Materials Assets.
"Tungsten Materials Inventories" shall mean all inventory of raw materials, supplies and consumables, packaging material, work-in-progress or finished goods primarily used or primarily held for use in the operation and conduct of the Tungsten Materials Business and owned by ATI or any of its Subsidiaries (including TDY and the Transferred Subsidiaries).
"Tungsten Materials IT Assets" means all right, title and interest of TDY and its Affiliates (including the Transferred Subsidiaries) in (i) the IT Assets exclusively used or exclusively held for use in the Tungsten Materials Business at the Closing and (ii) the IT Assets set forth on Section A(3) of the Seller's Disclosure Schedules, in each case of (i) and (ii), excluding any IT Assets that are Excluded Assets.
"WARN Act" shall have the meaning set forth in Section 5.16.
"Wholly Owned Subsidiary" shall mean, with respect to any Person, any Subsidiary of such Person if all of the common stock or other similar equity ownership interests in such Subsidiary (other than any director's qualifying shares or investments by foreign nationals mandated by applicable Law) is owned directly or indirectly by such Person.

ANNEX B

TRANSFERRED SUBSIDIARIES

ATI Stellram Ltd.

ATI Stellram GA Ltd

ATI Stellram S.r.L.

ATI Stellram GmbH

ATI Stellram Sarl

ATI Stellram S.A.S.

ATI Stellram Iberica S.A.

B-1

ANNEX C

PURCHASE PRICE ADJUSTMENT ILLUSTRATION

Preliminary Purchase Price Determination
		(000) Omitted	Formula	Defined
a	Cash free, debt free consideration	$605,000		Dollar amount defined in preliminary purchase price definition

	Estimated Net Working Capital > Reference Net Working Capital
b	Reference Net Working Capital	101,400		Defined per Annex A, per method in exhibit B
c	Estimated Net Working Capital	100,000		Defined per 2.3(a)
d		—	if c > b, d = c - b, else 0

	Reference Net Working Capital > Estimated Net Working Capital
e	Estimated Net Working Capital	100,000
f	Reference Net Working Capital	101,400
g		(1,400)	if f > e, g = e - f, else 0

h	Estimated Closing Cash Amount	2,500		Defined per 2.3(a)

i	Preliminary Purchase Price	$606,100	i = a + d + g + h	Defined per Annex A

Final Purchase Price Determination
		(000) Omitted	Formula	Defined
i	Preliminary Purchase Price	$606,100

	Final Net Working Capital > Estimated Net Working Capital
e	Estimated Net Working Capital	100,000
j	Final Net Working Capital	95,000		Defined per 2.3(b)(ii)
w		—	if j > e, w = j - e, else 0

	Estimated Net Working Capital > Final Net Working Capital
j	Final Net Working Capital	95,000
e	Estimated Net Working Capital	100,000
x		(5,000)	if e > j, x = e - j, else 0

	Final Closing Cash > Estimated Closing Cash
h	Estimated Closing Cash Amount	2,500
k	Final Closing Cash Amount	2,500		Defined per 2.3(b)(ii)
y		—	if k > h, y = k - h, else 0

	Estimated Closing Cash > Estimated Closing Cash
k	Final Closing Cash Amount	2,500
h	Estimated Closing Cash Amount	2,500
z		—	if h > k, z = h - k, else 0

n	Final Purchase Price	$601,100	n = i + w + x + y + z	Defined per 2.1

o	Final Closing Adjustment	$(5,000)	o = n - i	Defined per 2.3(c)(i)

C-1